As filed with the Securities and Exchange Commission on October 15 , 2013

Registration No. 333-190719

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETWORK-1 TECHNOLOGIES , INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	6794	11-3027591
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, Suite 1020
New York, New York 10022
(212) 829-5770

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Corey M. Horowitz
Chairman and Chief Executive Officer
445 Park Avenue, Suite 1020
New York, New York 10022
(212) 829-5770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Copies to:
Sam Schwartz, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
(212) 752-1000

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT RELATES TO SHARES OF COMMON STOCK OF THE REGISTRANT NOT PREVIOUSLY REGISTERED AND TO SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM SB-2 (NO. 333-143710) AND REGISTRATION STATEMENT ON FORM S-2 (NO. 333-126013) AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH REGISTRATION STATEMENTS.  THIS POST EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

ii

_____________________________________

Explanatory Note:

The purpose of this Registration Statement on Form S-1 is (i) register 2,500,000 shares of common stock underlying warrants issued to two holders in connection with the Registrant’s acquisition of the patent portfolio and other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) and an additional 500,000 shares of common stock issued to two shareholders in connection with the exercise of warrants issued with respect to the above referenced acquisition of assets and (ii) to file a post-effective amendment with respect to the registration of 3,324,661 shares of common stock previously registered pursuant to Registrant’s Registration Statement on Form SB-2 (File No. 333-143710 ), as amended, which was filed on July 13, 2007 and Registrant’s Registration Statement on Form S-2 (File No. 333-126013), as amended, which was filed on June 21, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

iii

SUBJECT TO COMPLETION, DATED OCTOBER 15 , 2013
PROSPECTUS
NETWORK-1 TECHNOLOGIES , INC.
6,324,661 shares of Common Stock

This Prospectus covers the resale by the selling stockholders listed on pages 32 to 33 of this Prospectus of up to 6,324,661 shares of our common stock, $.01 par value, which include:

●
2,500,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of common stock (issued as a result of exercise of a warrant) issued to four holders in connection with our acquisition of the patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013; and

●	3,074,661 shares of common stock and 250,000 shares of our common stock issuable upon exercise of warrants owned by our Chairman and Chief Executive Officer and related parties.

We will not receive any proceeds from the sale of these shares of common stock.  We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.  This offering is not being underwritten.  The selling stockholders may sell the shares of common stock on the Over-the-Counter (OTC) Bulletin Board with the methods and on the terms described in the section of this Prospectus entitled “Plan of Distribution” on pages 34 to 35.

Our common stock is traded on the OTC Bulletin Board under the symbol “NSSI”.  Our common stock is not traded on any national securities exchange.  On October 10 , 2013, the closing price of our common stock, as reported on the OTC Bulletin Board, was $1.65  per share.

The securities offered in this Prospectus involve a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” beginning on page 7 of this Prospectus.

The information in this Prospectus is not complete and may be changed.  The selling stockholders named in this Prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and neither we nor the selling stockholders named in this Prospectus are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2013

TABLE OF CONTENTS

 PAGE

PROSPECTUS SUMMARY	2
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
PRICE RANGE OF OUR COMMON STOCK	18
DIVIDEND POLICY	18
EQUITY COMPENSATION PLAN INFORMATION	19
BUSINESS	20
LEGAL PROCEEDINGS	29
USE OF PROCEEDS	31
SELLING STOCKHOLDERS	32
PLAN OF DISTRIBUTION	34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	36
MANAGEMENT	46
EXECUTIVE COMPENSATION	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	57
DESCRIPTION OF SECURITIES	57
LEGAL MATTERS	59
EXPERTS	59
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	60
WHERE YOU CAN FIND MORE INFORMATION	60
FINANCIAL INFORMATION	F-1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire Prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes.

Unless the context otherwise requires, all references to “we,” “us,” “our,” or the “Company” in this Prospectus refer to Network-1 Technologies , Inc. (formerly Network-1 Security Solutions, Inc.) , a Delaware corporation.   On October 9, 2013, we filed an amendment to our Certificate of Incorporation to change our name to Network-1 Technologies, Inc.

The Company

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own nineteen (19) patents issued by the U.S. Patent and Trademark Office that relate to various technologies including patents covering (i) the delivery of power over Ethernet (“PoE”) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras, over Ethernet networks; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.  Our strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property.

To date, our licensing efforts have largely focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  As of August 15, 2013, we had entered into a total of sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco-Linksys, LLC, Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc., Allied Telesis, Inc. and NEC Corporation, Inc. and several other major data networking equipment manufacturers.  We have a pending patent infringement litigation against 11 data network equipment manufacturers for infringement of our Remote Power Patent (See Note J[1] to our audited financial statements for the years ended December 31, 2012 and 2011 included as part of this Prospectus).

Our strategy includes seeking to acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  As part of that acquisition strategy, in February 2013 we completed the acquisition of four (4) patents and one (1) pending patent application pertaining to the identification of media content on the Internet and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services (See “Business” at page 20).  In addition, on May 21, 2013, we acquired, through our newly formed subsidiary, Mirror Worlds Technologies, LLC, nine (9) patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (See “Business” at page 20).  We work with inventors and patent owners to assist in the development and monetization of their patented technologies.  We may enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may vary depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture for the purpose of monetizing such third party’s intellectual property assets.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights, to consummate license agreements with respect to our intellectual property as well as our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.  The complexity of patent and common law and the inherent uncertainty of litigation creates risk that our efforts to protect our intellectual property rights, or those of our strategic partners, may not be successful.  We cannot be assured that such intellectual property will be upheld or that third parties will not invalidate such intellectual property rights.  In addition, we may not be able to (i) acquire additional intellectual property assets or successfully license such assets or (ii) successfully enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

We were incorporated under the laws of the State of Delaware in July 1990.  Our principal offices are located at 445 Park Avenue, Suite 1020, New York, New York 10022 and our telephone number is (212) 829-5770.  Our web site can be found at http://www.network-1.com.

Acquisition of Mirror Worlds Patents and Commencement of Litigation

On May 21, 2013, through our newly formed subsidiary, Mirror Worlds Technologies, LLC (“MWT”), we acquired from Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “MW Patent Portfolio”).  The inventions described in the MW Patent Portfolio resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s.  Certain aspects of these inventions were commercialized in their company’s product offering called “Scopeware”.  Scopeware received extensive media accolades when introduced to the public in 2001, and technologies embodied in Scopeware are now common in various computer and web-based operating systems.  Both Professor Gelernter and Dr. Freeman entered into consulting agreements with us as part of our acquisition of the MW Patent Portfolio.  Professor Gelernter and Dr. Freeman are currently associated with Lifestreams Technologies Corporation (“Lifestreams”), a company that develops next generation applications and methodologies aimed at organizing and displaying digital data.  Lifestreams is a licensee of the MW Patent Portfolio.  In connection with the acquisition of the MW Patent Portfolio, we also acquired an equity interest in Lifestreams.  In addition, in July 2013 we made an additional equity investment in Lifestreams and, as part of an amended license agreement with Lifestreams, we received a warrant to purchase 7.5% of the outstanding common stock of Lifestreams on a fully diluted basis.

On May 22, 2013, MWT commenced patent litigation against several major vendors of document system software and computer systems in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (the “‘227 Patent”).  Named as defendants in the lawsuit are Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C.

The Company seeks among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell and use these products.

Acquisition of Patents Related to Identification of Media Content on the Internet

On February 28, 2013, we acquired from Dr. Ingemar Cox four (4) U.S. patents (as well as a pending patent application) pertaining to enabling technology for identifying media content on the Internet and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services.  Dr. Cox entered into a consulting agreement with us in connection with the acquisition.  The patents relate to enabling technology for identifying media content on the Internet, such as audio and video, and taking further action to be performed based on such identification, including among others, the insertion of advertising and the facilitation of the purchase of goods and services. The patents (U.S. Patent No. 7,058,223, No. 8,010,988, No. 8,020,187 and No. 8,205,237) are based on a patent application filed in 2000 and have patent terms extending into 2023.  Since acquisition of the Cox patent portfolio, we have filed seven (7) additional related patent applications with the United States Patent and Trademark Office seeking patent protection based upon the original patent application filed in 2000 and we anticipate further issuances of additional claims for this portfolio.  In July 2013, we received a Notice of Allowance from the U.S. Patent and Trademark Office for the patent application, entitled “Method of Using Extracted Features from an Electronic Work”.  This granted patent application will issue a patent within the next few months.

Dr. Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  He is a Fellow of the IEEE, the IET (formerly IEE), and the British Computer Society and is a member of the UK Computing Research Committee. He was founding co-editor in chief of the IEE Proc. On Information Security and was an associate editor of the IEEE Trans. on Information Forensics and Security.  He is co-author of a book entitled "Digital Watermarking and Steganography" and its second edition "Digital Watermarking and Steganography".   He is an inventor on 35 United States Patents, and an author of many highly cited papers.

Pending Litigation Against Major Data Networking Equipment Manufacturers

In September 2011, we initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, Inter Partes review proceedings for infringement of our Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  In March 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola") and Transition Networks, Inc. ("Transition Networks").  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).   As part of the settlements, Motorola, Transition Networks, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly royalties based on their sales of PoE products.  On January 25, 2013, certain defendants filed a motion to stay the litigation pending completion of termination of certain Inter Partes Review proceedings pending at the United States Patent and Trademark Office (See “Legal Proceedings” at pages 29-31 hereof).  On March 5, 2013, the Court granted such defendants’ motion and stayed the litigation pending the disposition of the Inter Partes review proceeding.

Settlement of Litigation Against Major Data Networking Equipment Manufacturers including license agreements for our Remote Power Patent

In July 2010, we settled our litigation with Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc. pending in the United States District Court for the Eastern District of Texas, Tyler Division.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with us and entered into non-exclusive licenses for the Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid us aggregate upfront payments of approximately $32 million and also agreed to license the Remote Power Patent for its full term, which expires in March 2020.  In accordance with our Settlement and License Agreement, dated May 25, 2011, which expanded upon the July 2010 agreement, Cisco is obliged to pay us royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above, as was the case in 2011.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  This would have a material adverse effect on our business, financial condition and results of operations.  For more details about the July 2010 settlement, please see our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 20, 2010 and June 1, 2011.

Shares Being Offered

This Prospectus relates to the resale by the selling stockholders of up to 6,324,661 shares of our common stock, consisting of (i) 2,500,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of our common stock (issued as a result of exercise of a warrant) issued to four holders in connection with our acquisition of the patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013, and (ii) 3,074,661 shares of common stock and 250,000  shares of common stock issuable upon exercise of warrants owned by our Chairman and Chief Executive Officer and related parties.

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this Prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this Prospectus.

	Year Ended December 31,		Six Months Ended June 30,
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:	2012	2011	2013	2012
Royalty Revenue	$8,698,000	$7,398,000	$5,971,000	$6,391,000
Operating expenses(1)	$2,763,000	$3,759,000	$1,701,000	$1,201,000
Net income (2)	$2,626,000	$8,493,000	$2,174,000	$2,660,000

Net income (loss) per share
Basic	$0.10	$0.33	$0.09	$0.10
Diluted	$0.09	$0.27	$0.08	$0.09

Weighted-average common shares outstanding
Basic	25,744,330	25,813,038	25,098,074	25,595,913
Diluted	28,472,753	30,930,483	27,396,414	28,729,256

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$21,983,000	$20,661,000	$18,103,000	$21,279,000
Working capital	$22,702,000	$20,402,000	$19,924,000	$23,263,000
Total assets	$29,805,000	$29,129,000	$32,307,000	$30,392,000
Total shareholders’ equity	$28,980,000	$27,398,000	$31,496,000	$29,686,000

_____________________

(1)  Includes non-cash compensation expense of $256,000, $165,000, $316,000 and $303,000 for the six months ended June 30, 2013, June 30, 2012 and the years ended December 31, 2012 and 2011, respectively.

(2)  Net Income for 2011 included $6,903,000 or $0.29 per share (basic) and $0.22 per share (diluted) from the recording of a one-time, non-cash deferred income tax benefit (See Note F to our audited financial statements for the year ended December 31, 2012 and 2011 included in this Prospectus).

We had royalty revenue of $5,971,000 for the six months ended June 30, 2013 as compared to $6,391,000 for the six months ended June 30, 2012, and $8,698,000 for the year ended December 31, 2012 (“2012”) as compared to royalty revenue of $7,398,000 for the year ended December 31, 2011 (“2011”).  We had net income of $2,174,000 for the six months ended June 30, 2013 as compared to $2,660,000 for the six months ended June 30, 2012, and net income of $2,626,000 for 2012 as compared to $8,493,000 for 2011.  Our ability to achieve revenue and income is currently dependent upon receipt of royalty revenue from licensing agreements with respect to our Remote Power Patent.  We have financed our operations primarily by royalty revenue from licensing our Remote Power Patent.  As of June 30, 2013 our principal sources of liquidity consisted of working capital of approximately $19,924,000 which includes cash and cash equivalents of $18,103,000.  We believe, based on current cash position and projected licensing revenue, that we will have sufficient cash to satisfy our operational and capital requirements for the foreseeable future.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this Prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 17.

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations.  The following highlights some of the factors that have affected, and in the future could affect, our operations.

We have only been profitable in recent years.

We achieved net income of $2,174,000 for the six months ended June 30, 2013, $2,626,000 for the year ended December 31, 2012 and $8,493,000 for the year ended December 31, 2011 which includes income of $6,903,000 recorded as a one-time, non-cash income tax benefit (See Note F to our audited financial statements for the year ended December 31, 2012 and 2011 included in this Prospectus).  In addition, we achieved net income of $19,236,000 for the year ended December 31, 2010 primarily due to our receipt of $31,145,000 from our patent infringement litigation settlement achieved in July 2010 (See Note J[2] to our audited financial statements for the year ended December 31, 2012 and 2011 included in this Prospectus).  Prior to the year ended December 31, 2010 we incurred substantial operating losses since inception (July 1990) and as of June 30, 2013 we had an accumulated deficit of $28,460,000.  We had revenue of $5,971,000 for the six months ended June 30, 2013, and revenue of $8,698,000 and $7,398,000 for the years ended December 31, 2012 and December 31, 2011, respectively.  Our ability to achieve revenue, net income and generate positive cash flow from operations is currently dependent upon receipt of royalty revenue from licensing agreements with respect to our Remote Power Patent.  As of August 15, 2013, we have entered into sixteen (16) license agreements with respect to our Remote Power Patent, which among others, includes license agreements with Cisco Systems, Inc. and Cisco-Linksys, Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Extreme Networks, Inc., Netgear, Inc., and several other major data equipment manufacturers.  While we believe, based on our current cash position and projected licensing revenue from our existing licensing agreements, we will have sufficient cash to fund our operations for the foreseeable future, this may not be the case.

Our success is dependent upon our ability to protect our patents.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights.  We currently own nineteen (19) patents issued by the U.S. Patent and Trademark Office that relate to various technologies including (i) our Remote Power Patent covering the delivery of power to certain devices over PoE networks, (ii) patents relative to foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system, (iii) patents relating to identification of media content and (iv) patents covering the transmission of audio, voice and data over computer and telephony networks.  Our focus to date has primarily been on licensing our Remote Power Patent and the acquisition of additional patents, such as our February 2013 acquisition of four patents from Dr. Ingemar Cox, and our May 2013 acquisition of nine patents from Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC).  We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property rights.  The complexity of patent and common law and the uncertainty of the outcome of litigation create risk that our efforts to protect our proprietary technologies may not be successful.  We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent rights.  If our intellectual property rights are not upheld, particularly our Remote Power Patent, such an event would have a material adverse effect on our business, financial condition and results of operations.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

In the future, it may be necessary for us to commence patent litigation against third parties whom we believe require a license to our patents, as was the case with respect to our pending litigation against eleven (11) data equipment manufacturers commenced in September 2011 relating to our Remote Power Patent (See Note J[1]to our audited financial statements for the year ended December 31, 2012 and December 31, 2011 included in this Prospectus) and our pending litigation against nine (9) major computer systems manufacturers commenced in May 2013 (See “Legal Proceedings” at pages 29-31 hereof).  We generally incur significant expenses and commit significant management time with respect to such legal proceedings which may adversely affect our financial condition and results of operations.  Moreover, there can be no assurance that we will be successful in any additional legal proceedings and the outcome of such litigation could be harmful to us.  In addition, we may be subject to claims seeking to invalidate our patents, as typically asserted by defendants in patent litigation.  If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies.  Furthermore, then existing licensees of our patents may no longer be obligated to pay royalties to us.  Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe would have a material adverse effect on us.

Our revenue and profit is currently dependent upon the continued validity of our Remote Power Patent.

We currently have 12 license agreements pursuant to which licensees have an obligation to pay us royalties on an ongoing basis.  Such royalty bearing licenses include, among others, agreements with Cisco Systems, Inc. and Cisco-Linksys, LLC, Microsemi Corporation, Netgear, Inc., and Motorola Solutions, Inc. and NEC Corporation.  The obligation of licensees of our Remote Power Patent to continue to make royalty payments to us is contingent upon the continued validity of our Remote Power Patent.  The validity and infringement of our Remote Power Patent are currently at issue in our pending litigation in Tyler, Texas (See Note J[1] to our audited financial statements for the year ended December 31, 2012 and December 31, 2011 included in this Prospectus).  In addition, the validity of the Remote Power Patent is also at issue in the reexamination and Inter Partes Review proceedings filed at the United States Patent and Trademark Office (See “Legal Proceedings” at pages 29-31 hereof).  In the event our Remote Power Patent is determined to be invalid, licensees of our Remote Power Patent would have no further obligation to make royalty payments to us which would have a material adverse effect on our business, financial condition and results of operations.

An Adverse Ruling by the USPTO (which is not subsequently overturned) with respect to the ex parte reexamination or the Inter Partes Review Proceeding Relating to our Remote Power Patent would have a material adverse effect on us.

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of our Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The request for reexamination was stayed by the USPTO on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings described below.  The initial grant of the reexamination by USPTO is not unusual as the majority of such applications are initially granted.  Management believes that the reexamination proceeding will further validate and strengthen our Remote Power Patent, although there is no certainty of a favorable outcome.

In addition to the reexamination proceeding referenced above, as of August 1, 2013, there are currently two pending Inter Partes Review petitions filed in the USPTO pertaining to our Remote Power Patent.  (See “Legal Proceedings” at pages 29-31 hereof).  Petitioners in each Inter Partes Review seek to cancel certain claims of the Remote Power Patent as unpatentable.  In the event that the USPTO reaches a final determination in the Inter Partes Review proceedings or the ex parte reexamination that certain of our claims related to the Remote Power Patent are unpatentable such a determination (unless subsequently overturned) would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is currently dependent upon the continued validity of our Remote Power Patent.

We may not be able to capitalize on our strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

As a result of our patent litigation settlement in July 2010, the success we have achieved to date from licensing our Remote Power Patent and the acquisition of an aggregate of thirteen (13) additional patents in 2013, we believe we have the expertise and sufficient capital to compete in the intellectual property acquisition market and to enter strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  However, we may not be able to acquire additional intellectual property or, if acquired, we may not achieve material revenue or profit from such intellectual property.  Furthermore, we may not be able to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property and, even if we consummate such strategic relationships, we may not achieve material revenue or profit from such relationships.  Acquisitions of patent assets are competitive, time consuming, complex and costly to consummate.  In addition, such acquisitions present material risks.  Even if we successfully acquire additional patent assets, such as the patents acquired from Dr. Cox in February 2013 and Looking Glass LLC (formerly Mirror Worlds, LLC) in May 2013 we may not be able to generate sufficient revenue related to such patent assets to offset the acquisition costs and the legal fees and expenses which may be incurred to enforce, license or otherwise monetize such patents.

We are currently largely dependent upon our license agreement with Cisco for a significant portion of our royalty revenue.  The loss of Cisco as a licensee would seriously hurt our business.

Cisco Systems, Inc. and Cisco Linksys, LLC (collectively, “Cisco”) accounted for 84% and 81% of our revenue for the three month periods ending June 30, 2013 and June 30, 2012, respectively, and 77% and 87% of our revenue for the years ended December 31, 2012 and December 31, 2011, respectively.  In accordance with our Settlement and License Agreement, dated

May 25, 2011, with Cisco (the “Agreement”), which expanded upon the short form settlement agreement entered into in July 2010, Cisco is obligated to pay us royalties on a quarterly basis (which began in the first quarter of 2011) based on its sale of PoE products in the United States up to the maximum royalties per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent and the actual royalty payments may be less than the caps stated above, as was the case for 2012 and 2011.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, annual royalties from Cisco are anticipated to be highest in the first quarter and decline for each of the remaining quarters of the year.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  This would have a material adverse effect on our business, financial condition and results of operations.

Our current licenses for our Remote Power Patent may not continue to result in significant royalties and do not necessarily mean we will achieve additional license agreements.

For the six month periods ended June 30, 2013 and June 30, 2012, we earned aggregate royalty revenue of $5,971,000 and $6,391,000 respectively.  For the years ended December 31, 2012 and December 31, 2011, we earned aggregate royalty payments of $8,698,000 and $7,398,000, respectively, with respect to our license agreements for our Remote Power Patent.  We currently have license agreements for our Remote Power Patent with sixteen (16) licensees including, among others, Cisco Systems, Inc. and Cisco Linksys, LLC, (collectively, “Cisco”) Netgear, Inc., Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc. and NEC Corporation pursuant to which such parties are obligated to pay us on-going royalties on a monthly or quarterly basis.  Notwithstanding such royalty bearing license agreements, we may not continue to achieve significant royalty revenue from such license agreements.  In addition, we may not be able to achieve additional material license agreements with third parties relating to our Remote Power Patent.  Our failure to continue to achieve significant royalty revenue from our existing license agreements would have a material adverse effect on our business, financial condition and results of operations.  In addition, we may not be able to consummate additional licensing agreements resulting in material revenue with respect to our Remote Power Patent.

Our current licensing revenue depends upon the continued viability of the PoE market.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet (“PoE”) cables rather than by separate power cords.  As a result a wide variety of network devices, including IP telephones, wireless LAN access points, web-based network security cameras, data collection terminals and other network devices are able to receive power over existing data cables.  The failure of the PoE market to remain viable would have a material adverse effect on licensing revenue for our Remote Power Patent which is currently our sole patent generating licensing revenue.

A limited number of our licensees account for a significant portion of our total revenues.

One of our licensees, Cisco Systems, Inc. and Cisco-Linksys, LLC (collectively, “Cisco”), accounted for 84% and 81% of our revenue for the three month periods ending June 30, 2013 and June 30, 2012, respectively, and 77% of our revenue for the year ended December 31, 2012 and 87% of our revenue for the year ended December 31, 2011.  It is anticipated that a few licensees will continue to constitute a significant portion of our revenue for the foreseeable future.  To the extent such sales of PoE products by our significant licensees are adversely affected our revenues will be significantly impacted.

Our pending patent infringement litigations and proceedings (at the USPTO) involving our Remote Power Patent and the Mirror Worlds Patents may be time consuming and costly and we can provide no assurance that we will be successful.

In September 2011, we initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inx., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transitions Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  During 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola"), Transition Networks, Inc. ("Transition Networks") and GarretCom, Inc (“GarretCom”).  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  In March 2013, the Court granted a motion for certain defendants and stayed the litigation pending the disposition of certain Inter Partes Review proceedings pending at the United States Patent and Trademark Office. See “Legal Proceedings” at pages 29-31 of this prospectus.

On May 22, 2013, through our subsidiary Mirror Worlds Technologies, LLC, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent, which was one of the nine (9) patents acquired from Looking Glass LLC (formerly Mirror Worlds LLC) in May 2013.

As of August 1, 2013, we also face proceedings at the USPTO including an ex parte reexamination and Inter Partes Review proceedings seeking to invalidate our Remote Power Patent (See “Legal Proceedings” at pages 29-31 of this Prospectus).

Patent litigation and proceedings before the USPTO are inherently risky and the outcome is uncertain.  The defendants in our two (2) pending litigations and the Petitioners before the USPTO are all large, well-financed companies with substantially greater resources than us.  We cannot assure you that our patent infringement litigations and proceedings before the USPTO will result in outcomes that are favorable to us.

We anticipate that the above referenced two litigations in the United States District Court for the Eastern District of Texas, could continue for a number of years and while we have a contingent legal fee arrangement with our patent litigation counsel, we are responsible for a portion of the expenses which are anticipated to be material.  In addition, the time and effort required of our management to effectively pursue this litigation is likely to be significant and it may adversely affect other business opportunities.

We face intense competition to acquire intellectual property and enter into strategic relationships.

With respect to our ability to acquire additional intellectual property or enter into strategic relationships with third parties to monetize their intellectual property, we face considerable competition from other companies, many of which have significantly greater financial and other resources than we have.  The patent licensing and enforcement industry has grown over the past several years and there has been an increase in the number of companies seeking to acquire intellectual property rights from third parties.  Entities including, among others, Acacia Research Corporation, Vringo, Inc., Intellectual Ventures and RPX Corporation also seek to acquire or partner with third parties to license or enforce intellectual property rights.  It is expected that others will enter this market as well.  Many of these competitors have significantly more financial and human resources than us.

We may also compete with strategic corporate buyers, litigation funding firms such as Burford Capital Limited, Juridica Capital Management Ltd. and Bentham Capital LLC, venture capital firms and hedge funds for intellectual property acquisitions and licensing opportunities.  Many of these competitors have more financial resources and human resources than us.

New legislation, regulations, court rulings or actions by the U.S. Patents and Trademark Office related to enforcing patents could adversely affect our business and operating results.

If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our business, financial condition and results of operations. Recently, United States patent laws were amended by the Leahy-Smith America Invents Act, or the America Invents Act, which became effective on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law.   In general, it attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities.  It also includes changes that transition the United States from a “first-to-invent” system to a “first to file” system and alter the processes for challenging issued patents.   At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period.  Our revenue and net income was $5,971,000 and $2,174,000 for the six months ended June 30, 2013 as compared to revenue of $6,391,000 and net income of $2,660,000 for the six months ended June 30, 2012.  Our revenue and net income were $8,698,000 and $2,626,000, respectively, for the year ended December 31, 2012.  Our revenue was $7,398,000 with net income of $8,493,000 (including net income of $6,903,000 related to the recording of a deferred tax benefit) for the year ended December 31, 2011 as compared to revenue of $33,037,000 and net income of $19,236,000 for the year ended December 31, 2010 (which 2010 revenue and net income were primarily due to achieving a large settlement of a patent litigation in

July 2010).  Accordingly, our revenue, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, our ability and timing in consummating future license agreements for our intellectual property, the timing and extent of royalty payments received by us from licensees of our Remote Power Patent, the timing and our ability to achieve successful outcomes from current and future patent litigation, and the timing and our ability to achieve revenue from future strategic relationships.

We may need additional financing to implement our strategy and expand our business.

We may need additional equity or debt financing beyond our existing cash to pursue our strategy including the acquisition of additional intellectual property or to enter into strategic relationships with third parties to license or monetize their intellectual property.  Any additional financing that we need may not be available and, if available, may not be available on terms that are acceptable to us.  Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from pursuing our intellectual property acquisition strategy or from responding to changing business or economic conditions and could cause us to experience difficulty in withstanding adverse operating results.

We do not intend to pay regular future dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

Although we paid a special cash dividend of $0.10 per share to holders of our common stock with a record date of December 13, 2010, we did not pay any dividends since and we do not have any plans to pay dividends in the foreseeable future.  Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.  Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment.  This appreciation may not occur.

Because ownership of our common stock is concentrated, investors may have limited influence on stockholder decisions.

As of August 1, 2013, our executive officers and directors beneficially owned 29.4% of our outstanding common stock.  As a result, these stockholders may be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.  This concentration of ownership will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.  For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, see “Security Ownership of Certain Beneficial Owners and Management” on page 54 of this Prospectus.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The markets covered by our intellectual property are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards.  The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable.

In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our intellectual property.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard pertaining to PoE.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us may be limited.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman and Chief Executive Officer and Chairman of our Board of Directors.  On November 1, 2012, we entered into an employment agreement with Mr. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for a one year period (which shall automatically be extended for two successive one year periods unless terminated by us).  The loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects.  We do not maintain key-man life insurance on the life of Mr. Horowitz.

The burdens of being a public company may adversely affect our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as our other business initiatives.  In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to future litigation opponents.  We may, from time to time, be required to disclose information that may have a material adverse affect on our litigation strategies.  This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

Because our common stock trades on the Over-the-Counter Bulletin Board, you may not be able to buy and sell our common stock at optimum prices and you face liquidity issues.

The Over-the-Counter Bulletin Board ("OTCBB") is a regulated quotation service that displays quotes, last sales prices and volume in over-the-counter securities.  The trading of our stock on the OTCBB imposes, among others, the following risks:

●
Availability of quotes and order information – Because OTCBB trades and quotations involve a manual process (over the telephone) rather than automated or electronically linked execution systems, the market information for our common stock cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations could result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

●
Liquidity Risks – Liquidity refers to the ability to freely buy and sell securities at given prices and volumes.  In general, the more activity in a given security, and the more market makers participating in a security, the greater the liquidity in the security.  Because the OTC Bulletin Board generally has fewer market makers participating in a Bulletin Board security, the liquidity in our common stock may be significantly less than what might be experienced in the NASDAQ or listed markets.  As such, you may only receive a partial execution or your order may not be executed at all.  Additionally, the price received on a market order may be significantly different from the price quoted at the time of order entry.  Additionally, when fewer shares of our common stock are being traded, larger spreads between bid and ask prices and volatile swings in price may result.

●
Dealer's Spread – The dealer's spread (the difference between the bid and ask prices) of our security may be large and may result in substantial losses to the seller of our common stock on the OTCBB if the common stock must be sold immediately.  Further, purchasers of our common stock may incur an immediate "paper" loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, there may be decreased demand for our common stock traded through the OTCBB.

The significant number of options and warrants outstanding may adversely affect the market price for our common stock.

As of August 1, 2013, there are outstanding options and warrants to purchase an aggregate of 7,337,500 shares of our common stock at exercise prices ranging from $0.21 to $2.10.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We may seek to raise additional funds, finance intellectual property acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

Prior to the significant royalty revenue achieved in July 2010 as a result of settlement of our patent litigation agreement with major data networking equipment manufacturers, we had largely financed our operations by issuing equity securities, which, if conducted in the future, would materially reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue could have rights superior to the rights of our common stockholders.

Future sales of shares of our common stock may cause the prevailing market price of our shares to decline and could harm our ability to raise additional capital.

We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of Securities Act of 1933, and may become freely tradable.  We have also registered a substantial number of shares including shares that are issuable upon the exercise of options and warrants.  In addition, if holders of options and warrants choose to exercise their purchase rights and sell shares of common stock in the public market or if holders of currently restricted common stock or registered common stock sell such shares in the public market, or attempt to publicly sell such shares in a short time period, the prevailing market price for our common stock may decline.  Such decline in the price of our common stock may also adversely affect our ability to raise additional capital.

Provisions in our corporate charter and in Delaware law could make it more difficult for a third party to acquire us, could discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions, any of which could adversely affect holders of our common stock.  Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to third parties.

We are also subject to the “anti-takeover” provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price.  These provisions may also limit the ability of stockholders to delay, deter or prevent a change of control, or approve transactions that they may deem to be in their best interests.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to successfully enforce and/or defend our Remote Power Patent and other patents;

●	our ability to continue to receive material revenue from licensees of our Remote Power Patent;

●	our ability to enter into favorable license agreements with third parties with respect to our Remote Power Patent;

●	our ability to license and monetize our patents besides the Remote Power Patent;

●	our ability to acquire additional intellectual property;

●	our ability to achieve material revenue and profits;

●	our ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property;

●	our ability to raise capital when needed;

●	sales of our common stock;

●	our ability to execute our business plan;

●	technology changes;

●	legislative, regulatory and competitive developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also have a material and adverse effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by, and information available to, our management. Statements containing terms such as “believes,” “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions it considers reasonable, has compiled these forward-looking statements.  Such statements reflect our current views with respect to future events.  These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this Prospectus, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  Such statements speak only as of the date of this Prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

PRICE RANGE OF OUR COMMON STOCK

Our common stock currently trades on the OTC Bulletin Board under the symbol NSSI.  The following table sets forth, for the periods indicated, the range of the high and low bid prices for our common stock as reported by OTCBB.com.  Such prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

YEAR ENDING DECEMBER 31, 2013	HIGH	LOW

Second Quarter	$1.90	$1.23
First Quarter	$1.50	$1.12

YEAR ENDED DECEMBER 31, 2012	HIGH	LOW

Fourth Quarter	$1.28	$1.10
Third Quarter	$1.32	$1.16
Second Quarter	$1.37	$1.18
First Quarter	$1.35	$1.13

YEAR ENDED DECEMBER 31, 2011	HIGH	LOW

Fourth Quarter	$1.30	$1.01
Third Quarter	$1.45	$0.01
Second Quarter	$0.65	$0.00
First Quarter	$1.65	$0.01

On August 14, 2013, the closing price for the common stock as reported on the OTC Bulletin Board was $1.77 per share. The number of record holders of our common stock was 69 as of August 15, 2013.  As of August 1, 2013, the Company had in excess of 625 beneficial owners of its common stock.

DIVIDEND POLICY

In December 2010, for the first time in our history, we paid a special dividend of $0.10 per share on our outstanding shares of common stock.  We have not paid any dividends since December 2010 and we do not have any plans to pay dividends in the foreseeable future.  The declaration and payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a variety of factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (a) (c)
Equity compensation plans approved by security holders (1)	1,400,000	$0.66	0(1)
Equity compensation plans not approved by security holders(2)	4,432,500	$0.81	—
Total	5,832,500	$0.78	0(1)

__________

     (1)  Our 1996 Amended and Restated Stock Option Plan (“Stock Option Plan”) provided for the issuance of options to purchase up to 4,000,000 shares of our common stock.  As of March 2006, no additional options could be issued under the plan in accordance with its terms.  The outstanding options contain customary anti-dilution provisions.

     (2)  Represents aggregate individual option grants (including warrants) outside the Stock Option Plan referred to in the above table which includes individual option grants issued to our officers, directors, employees and consultants in consideration for certain services rendered to us.  The option agreements pertaining to such individual option grants contain customary anti-dilution provisions.

BUSINESS
Overview

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own nineteen (19) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet (“PoE”) for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras, over Ethernet networks, (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system, (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks in order to achieve high quality of service (QoS).  In addition, we continually review opportunities to acquire, develop and license additional intellectual property assets.  Our strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.

To date, our licensing efforts have primarily focused on our remote power patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  As of August 1, 2013 we had entered into sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco-Linksys, Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc., Allied Telesis, Inc. and NEC Corporation and several other major data networking equipment manufacturers.  We have a pending litigation against eleven (11) data network equipment manufacturers for infringement of our Remote Power Patent (See “Legal Proceedings” at pages 29-31 of this Prospectus).

Our strategy includes seeking to acquire additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  We also may enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may vary depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture for the purpose of monetizing such third party’s intellectual property assets. We also work with inventors and patent owners to assist in the development and monetization of their patented technologies.

In February 2013, as part of our acquisition strategy, we completed the acquisition of 4 patents (as well as one pending patent application), pertaining to the identification of media content on the Internet (See Note L[3] to our audited financial statements for the year ended December 31, 2012 and December 31, 2011 included in this Prospectus).

In addition, in May 2013 we acquired from Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) through our newly formed subsidiary, Mirror Worlds Technologies, LLC, nine (9) patents and five (5) pending patent applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (See Note B [2] to our unaudited financial statements for the three and six months ended June 30, 2013 included in this Prospectus).

Our Patents

Our intellectual property currently consists of the following nineteen (19) patents:

Remote Power Patent

● U.S. Patent No. 6,218,930 Remote Power Patent:  Apparatus and method for remotely powering access equipment over a 10/100 switched Ethernet network;

Patents covering foundational technologies that enable unified search and indexing displaying and archiving of documents in a computer system.

● U.S. Patent No. 6,006,227: Document stream operating system;

● U.S. Patent No. 6,638,313: Document stream operating system;

● U.S. Patent No. 6,725,427: Document stream operating system with document organizing and display facilities

● U.S. Patent No. 6,496,857:  Delivering targeted, enhanced advertisements across electronic networks;

● U.S. Patent No. 6,768,999:  Enterprise, stream-based, information management system;

● U.S. Patent No. 7,865,538:  Desktop, stream-based, information management system;

● U.S. Patent No. 7,849,105:  Desktop, stream-based, information management system;

● U.S. Patent No. 8,255,439:  Desktop, stream-based, information management system;

● U.S. Patent No. 8,280,931:  Desktop, stream-based, information management system.

We also have five pending patent applications (recently acquired from Mirror Worlds, LLC) covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.

Identification of Media Content on the Internet

● U.S. Patent No. 7,058,223:  Identifying works for initiating a work-based action, such as an action on the Internet;

● U.S. Patent No. 8,010,998: Using features extracted from an audio and/or video work to obtain information about the work;

● U.S. Patent No. 8,020,187: Identifying works, using a sub linear time search or a non exhaustive search, for initiating a work-based action, such as an action on the Internet;

● U.S. Patent No. 8,205,237: Identifying works, using a sub-linear time search, such as an approximate nearest neighbor search, for initiating a work-based action, such as an action on the Internet;

We also have filed seven pending patent applications with the United States Patent and Trademark Office relating to the identification of media content on the Internet.  In July 2013, we received a Notice of Allowance from the United States Patent and Trademark Office for a patent entitled “Method of Using Extracted Features From an Electronic Work”.  The granted patent application will issue a Patent in the next few months.

QoS Family of Patents

● U.S. Patent No. 6,574,242:  Method for the transmission and control of audio, video, and computer data over a single network fabric;

● U.S. Patent No. 6,570,890:  Method for the transmission and control of audio, video, and computer data over a single network fabric using Ethernet packets;

● U.S. Patent No. 6,539,011:  Method for initializing and allocating bandwidth in a permanent virtual connection for the transmission and control of audio, video, and computer data over a single network fabric; and

● U.S. Patent No. 6,215,789: Local area network for the transmission and control of audio, video, and computer data.

In August 2008, we were issued European Patent No. 1086556 titled “Integrated Voice and Data Communications over a Local Area Network” which covers the same technology as covered by our U.S. QoS family of patents.  The Patent has issued in France, Germany, Spain, United Kingdom, Ireland and Canada.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights, to consummate license agreements with respect to our intellectual property as well as our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.  The complexity of patent and common law and the inherent uncertainty of litigation creates risks that our efforts to protect our intellectual property rights, or those of our strategic partners, may not be successful.  We cannot be assured that such intellectual property will be upheld, or that third parties will not invalidate such intellectual property rights.  In addition, we may not be able to (i) acquire additional intellectual property assets or successfully license such assets or (ii) successfully enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

We were incorporated under the laws of the State of Delaware in July 1990.  Our principal offices are located at 445 Park Avenue, Suite 1020, New York, New York 10022 and our telephone number is (212) 829-5770.  Our website can be found at http://www.network-1.com.

Remote Power Patent – Market Overview

Our Remote Power Patent (U.S. Patent No. 6,218,930) relates to several technologies which describe a methodology for controlling the delivery of power to certain devices over an Ethernet network.  As of August 1, 2013, we had entered into sixteen (16) license agreements with respect to our Remote Power Patent.

The provisional patent application for our Remote Power Patent was filed on March 11, 1999 and the patent was granted by the U.S. Office of Patent and Trademark on April 21, 2001.  The patent expires on March 11, 2020.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 415,000 individual members in approximately 160 countries. The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries.  In 2000, at the urging of several industry vendors, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices.  On June 13, 2003, the IEEE Standards Association approved the 802.3af Power over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet networks.  The Standard provides for the Power Sourcing Equipment (PSE) to be deployed in switches or as standalone midspan hubs to provide power to remote devices such as wireless access points, IP phones and network-based cameras. The technology is commonly referred to as Power over Ethernet (“PoE”).  We believe that our Remote Power Patent covers several of the key technologies covered by the Standard.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of PoE cables rather than by separate power cords.  As a result, a variety of network devices, including IP telephones, wireless LAN Access Points, web-based network security cameras, data collection terminals and other network devices, are able to receive power over existing data cables without the need to modify the existing infrastructure to facilitate the provision of power for such devices through traditional AC outlets.  Advantages such as lower installation costs, remote management capabilities, lower maintenance costs, centralized power backup, and flexibility of device location as well as the advent of worldwide power compatibility, create the possibility of PoE becoming widely adopted in networks throughout the world.

PoE provides numerous benefits including quantifiable returns on investment.  The cost of hiring electricians to pull power cables to remote locations used for access points or security cameras can rival or exceed the cost of the devices.  Another key benefit is the need for Voice over IP power reliability in the face of power failures.  Using PoE enables data center power supply systems to ensure ongoing power – a function that would be difficult and expensive to implement if each phone required AC outlets.

These and other advantages such as remote management capabilities, lower maintenance costs, and flexibility of device location have led to forecasts that PoE will be widely adopted in networks throughout the world.  The benefits of PoE are compelling as evidenced by the introduction of products by such leading vendors such as Cisco Systems, Foundry Networks, Extreme Networks, 3Com, Siemens, Nortel Networks and Avaya, as well as many others.

Patents Covering Document Stream Operating Systems

On May 21, 2013, our newly formed subsidiary, Mirror Worlds Technologies, LLC, acquired all of the patents previously owned by Looking Glass LLC (formerly Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “MW Patents”).  As consideration for the patent acquisition, we paid Mirror Worlds LLC $3,000,000 in cash, and issued 5-year Warrants to purchase an aggregate of 1,750,000 shares of our common stock (875,000 shares of our common stock at an exercise price of $1.40 per share and 875,000 shares of our common stock at an exercise price of $2.10 per share).

The inventions relating to document stream operating systems covered by the patents in the portfolio acquired from Mirror Worlds resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s. Certain aspects of the technologies developed by David Gelernter were commercialized in their company’s product offering called “Scopeware.”  Technologies embodied in Scopeware are now common in various computer and web-based operating systems.  Professor Gelernter and Dr. Freeman each entered into consulting agreements with us as part of the Company’s acquisition of the Mirror Worlds patents.  Professor Gelernter and Dr. Freeman are currently associated with Lifestreams Technologies Corporation (“Lifestreams”), a company that develop next generation applications and methodologies aimed at organizing and displaying digital data.  Lifestreams is a licensee of the MW Patent Portfolio.  In connection with the acquisition of the MW Patents, we also acquired an equity interest in Lifestreams.  In addition, in July 2013 we made an additional equity investment in Lifestreams and, as part of an amended license agreement with Lifestreams, we received a warrant to purchase 7.5% of the outstanding common stock of Lifestreams on a fully diluted basis.

As part of the Mirror Worlds patent acquisition, we also entered into an agreement with Recognition Interface, LLC (“Recognition”), a New York based investment partnership that financed the commercialization of the Mirror Worlds Patents prior to their sale to Mirror Worlds, LLC and also retained an interest in the licensing proceeds of the patent portfolio held by Mirror Worlds, LLC.  Pursuant to the terms of the agreement with the Company, Recognition received (i) 5-year warrants to purchase 250,000 shares of our common stock at $1.40 per share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share. Recognition also has the right to designate one member of the Board of Directors of our newly formed subsidiary, Mirror World Technologies, LLC, that consists of three members. Recognition’s initial Board designee was Frank Weil, the Chairman of Abacus and Associates, Inc., a private investment firm in New York, New York.  Mr. Weil headed the International Trade Administration of the United States Department of Commerce from 1977-1979. He was Chairman of the Finance Committee and Chief Financial Officer of the investment firm of Paine Webber Inc. from 1972-1977. Mr. Weil first met Professor Gelernter in the mid 1990’s and assisted in the early development and financing of Mirror Worlds and its Scopeware product offering.

Recognition also received from us an interest in the net proceeds realized from the monetization of the MW Patents as follows: (i) 10% of the first $125 million of net proceeds, (ii) 15% of the next $125 million of net proceeds, (iii) and 20% of any portion of the net proceeds in excess of $250 million.

In addition, in connection with our agreement with Recognition, Abacus and Associates, Inc., an investment entity affiliated with Recognition, received a 60-day warrant to purchase 500,000 shares of our common stock at $2.05 per share (the “60 Day Warrant”).  In accordance with the Recognition Agreement, as a result of the exercise of the 60 Day Warrant on July 22, 2013, we issued to Recognition additional 5-year warrants to purchase 250,000 shares of our common stock consisting of (i) warrants to purchase 125,000 shares of common stock at an exercise price of $1.40 per share and (ii) warrants to purchase 125,000 shares of common stock at an exercise price of $2.10 per share.

Patents Related to Identification of Media Content on the Internet

On February 28, 2013, we acquired from Dr. Ingemar Cox four (4) patents (as well as a pending patent application) pertaining to enabling technology for identifying media content on the Internet for a purchase price of $1,000,000 in cash and 403,226 shares of our common stock.  In addition, we are obligated to pay Dr. Cox 12.5% of the net proceeds generated by us from licensing, sale or enforcement of the patents.

The patents relate to enabling technology for identifying media content on the Internet, such as audio and video, and taking further action to be performed based on such identification, including among others, the insertion of advertising and the facilitation of the purchase of goods and services. The patents (U.S. Patent No. 7,058,223, No. 8,010,988, No. 8,020,187 and No. 8,205,237) are based on a patent application filed in 2000 and have patent terms extending into 2023.  The portfolio also includes a pending United States patent application.  We anticipate continuing to prosecute the pending patent application and plan on filing several new patent applications with the United States Patent and Trademark Office based on the inventions contemplated by Dr. Cox’s original patent filings.  In March 2013, we filed seven (7) additional related patent applications with the United States Patent and Trademark Office seeking patent protection based upon the original patent application filed in 2000.  In July 2013, we received a Notice of Allowance from the U.S. Patent and Trademark Office for the patent application, entitled “Method of Using Extracted Features from an Electronic Work”.  The claims in the granted patent application are generally directed towards methods for using extracted features from electronic works to identify actions to be performed involving, among others, inserting an advertisement or a link to a World Wide Web site for a variety of purposes.  The granted patent application will issue as a patent within the next few months.

The acquisition of this patent portfolio is part of our continuing strategy to acquire intellectual property.  There has been significant growth in the uploading of media content to the Internet over the past decade.  The ability to identify content being uploaded to protect against copyright infringement, combined with the ability to facilitate e-commerce transactions based on the identification and tagging of such content is at the core of the patents.  We plan on further developing the technology with Dr. Cox and pursuing licensing opportunities for these technologies.

Dr. Cox is currently Professor and Director of Research at University College London and Head of its Future Media Group.  In connection with the acquisition of the portfolio, Dr. Cox has agreed to provide consulting services to us with respect to the acquired patents and the related pending and future patent applications and will assist in our efforts to develop and monetize the patent portfolio.

Dr. Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  He is a Fellow of the IEEE, the IET (formerly IEE), and the British Computer Society and is a member of the UK Computing Research Committee. He was founding co-editor in chief of the IEE Proc. On Information Security and was an associate editor of the IEEE Trans. on Information Forensics and Security.  He is co-author of a book entitled "Digital Watermarking" and its second edition "DigitalWatermarking and Steganography".   Dr. Cox is an inventor on 35 United States Patents, and an author of many highly cited papers.

QoS Family of Patents

We also own five (5) patents covering various methodologies that provide for allocating bandwidth and establishing QoS for delay sensitive data, such as voice, on packet data networks.  QoS issues become important when data networks carry packets that contain audio and video which may require priority over data packets traveling over the same network.  Covered within these patents are also technologies that establish bi-directional communications control channels between network-connected devices in order to support advanced applications on traditional data networks.  We believe that potential licensees of the technologies contained in these patents would be vendors deploying applications that require the low latency transport of delay sensitive data such as video over data networks.

Potential Patent Acquisitions or Strategic Relationships

We may acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  We continually review opportunities to acquire or license additional intellectual property from individual inventors and technology companies for the purpose of pursuing licensing opportunities related to our existing intellectual property portfolio or otherwise.  In addition, we may enter into strategic relationships with such parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may vary depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture for the purpose of monetizing such third party’s intellectual property assets.

Network-1 Strategy

Our strategy is to capitalize on our intellectual property by entering into licensing arrangements with third parties including manufacturers and users that utilize our intellectual property’s proprietary technologies as well as any additional proprietary technologies covered by patents which may be acquired by us in the future.  In addition, we may enter into third party strategic relationships with other inventors and patent owners to license or otherwise monetize such third party patents.  We will also seek to enter into licensing arrangements with users of the proprietary technologies, including corporate, educational and governmental entities.

In connection with our activities relating to the protection of our intellectual property, or the intellectual property of third parties with whom we have strategic relationships in the future, it may be necessary to assert patent infringement claims against third parties that we believe are infringing our patents or those of our strategic partners.  We are currently involved in litigation to protect our intellectual property (See “Legal Proceedings” on pages 29-31 of this prospectus).

Licensing – Remote Power Patent

To date we have entered into sixteen (16) license agreements with respect to our Remote Power Patent.  Licensees of our Remote Power Patent include major data network equipment manufacturers and others as follows:

● Cisco Systems, Inc. and Cisco Linksys	● Motorola Solutions, Inc.
● Microsemi Corporation	● NEC Corporation
● Extreme Networks, Inc.	● Adtran, Inc.
● Netgear, Inc.	● Allied Telesis, Inc.
● Transition Networks, Inc.	● Enterasys Networks, Inc.
● GarretCom, Inc.	● Foundry Networks, Inc.
● D-Link Corporation and D-Link Systems, Inc.	● SEH Technology, Inc.
● BRG Precision Products, Inc.	● Buffalo Technology (USA), Inc.

We believe that additional potential licensees for our Remote Power Patent include, among others, Wireless Local Area Networking (WLAN) equipment manufacturers, Local Area Networking (LAN) equipment manufacturers, Voice Over IP Telephony (VOIP) equipment manufacturers, and network camera manufacturers.  In addition, we believe that additional potential licensees include users of the equipment embodying the PoE technology covered by our Remote Power Patent, including corporate, educational and federal, state and local government users, as we believe that they are significant beneficiaries of the technologies covered by our Remote Power Patent.

Cisco License Agreement and July 2010 Settlement

In July 2010, we settled our patent litigation pending in the United States District Court for the Eastern District of Texas, Tyler Division, against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with us and entered into non-exclusive licenses for our Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid us aggregate upfront payments of approximately $32 million and also agreed to license our Remote Power Patent for its full term, which expires in March 2020.  In accordance with our Settlement and License Agreement, dated May 25, 2011 (the “Agreement”), which expanded upon the July 2010 agreement, Cisco is obligated to pay us royalties (which began for the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above as was the case in 2012 and 2011.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  This would have a material adverse effect on our business, financial condition and results of operations.  For more details about the settlement, please see our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 20, 2010 and June 1, 2011, respectively.

Significant Licensees

For the year ended December 31, 2012, Cisco Systems, Inc. and Cisco-Linksys, LLC (collectively, “Cisco”) accounted for 77% of our revenue.  Cisco also accounted for 84% of our revenue for the six months ended June 30, 2013.   It is anticipated that a few of our licensees will continue to constitute a significant portion of our revenue for the foreseeable future.

Legal Representation

Dovel & Luner, LLP provides legal services to us with respect to our patent litigation commenced in May 2013 against Apple, Inc., Microsoft, Inc. and other major vendors of document system software and computer systems in the United States District Court of Texas, Tyler Division for infringement of U.S. Patent No. 6,006,227.  The terms of our agreement with Dovel & Luner LLP provide for legal fees on a contingency basis ranging from 25% to 40% of the net recovery (after deduction of expenses) depending upon the stage of proceeding in which a result (settlement or judgment) is achieved, subject to certain agreed upon contingency fee caps depending upon the amount of the net recovery.  We are responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP also provides legal services to us with respect to our pending patent litigation filed in September 2011 against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler (See Note D[1] to our unaudited financial statements for the three and six months ended June 30, 2013 included in this Prospectus).  The terms of our agreement with Dovel & Luner LLP essentially provide for legal fees on a full contingency basis ranging from 12.5% to 35% of the net recovery (after deduction for expenses) depending on the stage of the preceding in which a result (settlement or judgment) is achieved.  We are responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provided legal services to us with respect to our litigation settled in July 2010 against Cisco and several other major data networking equipment manufacturers (See Note B[2] to our unaudited financial statements for the three and six months ended June 30, 2013 included in this Prospectus).  The terms of our agreement with Dovel & Luner, LLP provided for us to pay legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% (based on the settlement being achieved at the trial stage).  Accordingly, we have a continuing obligation to pay Dovel & Luner LLP (including local counsel) a contingency fee of 24% with respect to the ongoing royalties we receive from Cisco.  During the year ended December 31, 2012 we incurred total contingency fees of approximately $1,726,000 to Dovel & Luner, LLP (which included legal fees of local counsel).

Competition

The industries and markets covered by our intellectual property are characterized by intense competition and rapidly changing business conditions, customer requirements and technologies.  Other companies may develop competing technologies that offer better or less expensive alternatives to PoE or the other technologies covered by our patents.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard for PoE.  In the event any of those companies assert claims relating to our Remote Power Patent, the licensing royalties available to us may be adversely impacted.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent and our other patents obsolete, less marketable or unenforceable.

Furthermore, with respect to our ability to acquire additional intellectual property or enter into strategic relationships with third parties to monetize their intellectual property, we face considerable competition from other companies, many of which have significantly greater financial and other resources than we have.  The patent licensing and enforcement industry has grown over the past several years and there has been an increase in the number of companies seeking to acquire intellectual property rights from third parties or to provide financing to third parties seeking to monetize their intellectual property.  Entities including, among others, Acacia Research Corporation, Vringo, Inc., Intellectual Ventures and RPX Corporation as well as a number of funds also seek to acquire or partner with third parties to license or enforce intellectual property rights.  It is expected that others will enter this market as well.  These competitors have significantly more financial and human resources than us.

We may also compete with strategic corporate buyers, litigation funding firms such as Burford Capital Limited, Juridica Capital Management Ltd. and Betham Capital LLC, venture capital firms and hedge funds for intellectual property acquisitions and licensing opportunities.  Many of these competitors have more financial resources and human resources than us.

Employees and Consultants

As of August 1, 2013, we had two full-time employees, no part-time employees and two consultants providing monthly services to us.

Description of property

We currently lease office space in New York City at a base rent of $3,500 per month under a lease which expires in November 2013.  On June 16, 2011, we entered into a four-year lease commencing July 18, 2011 to rent office space, consisting of approximately 2,400 square feet, for offices in New Canaan, Connecticut.  In accordance with the lease, we are obligated to pay a base rent of $6,400 per month for the first two years, $6,800 per month for the third year and $7,000 per month for the fourth year.  The base rent is subject to annual adjustments to reflect increases in real estate taxes and operating expenses.  We also sublet (up until July 2012) at a base rent of $3,700 per month approximately 50% of the space.

LEGAL PROCEEDINGS

On May 23, 2013, through our subsidiary Mirror Worlds Technologies, LLC, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent (one of the patents we acquired as part of the Mirror Worlds patent portfolio - See Note B[2] to our unaudited financial statements for the three and six months ended June 30, 2013 included in this prospectus).  We seek, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the Defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.

Several patents in the portfolio of patents that we acquired from Mirror Worlds, LLC (now Looking Glass LLC) on May 21, 2013 were the subject of prior litigation in Mirror Worlds, LLC v. Apple, Inc. (“Apple”) (No. 6:08-cv-00088).  On October 1, 2010, a jury returned a verdict in that action in favor of Mirror Worlds upholding the validity of the three patents tried in the case (U.S. Patent Nos. 6,006,227, 6,638,313, and 6,725,427), and finding that Apple had willfully infringed each of these patents.  Further, the jury awarded Mirror Worlds $208.5 million in damages for each of these patents.  After the trial, the district court vacated the jury verdict on infringement, and concluded that Mirror Worlds failed to present sufficient evidence of direct or indirect infringement.  While the infringement, willfulness and damages verdicts were vacated at the trial level, the jury’s validity verdicts were not overturned. The validity of the ‘227 Patent has also been reaffirmed by the U.S. Patent and Trademark Office since the trial in reexamination proceedings initiated by Apple resulting in two re-examination certificates which further validates that patent.  On appeal, a divided panel of the Federal Circuit Court of Appeals upheld the district court ruling overturning the jury verdict on direct and indirect infringement.

On March 23, 2013 Mirror Worlds, LLC filed a Petition for Certiorari to the Supreme Court of the United States appealing the decisions of the district court and Federal Circuit Court of Appeals.  Following our acquisition of the Mirror Worlds patents in May 2013, on June 3, 2013, we filed a petition to intervene as the new owner of the Mirror Worlds patents, in the petition for a writ of certiorari previously filed by Mirror Worlds, LLC.  On June 24, 2013 the petition for a writ of certiorari was denied by the Supreme Court of United States.

In September 2011, we initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  In March 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola") and Transition Networks, Inc. ("Transition Networks").  In October 2012, we reached a settlement with defendant GarretCom, Inc (“GarretCom”).  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On June 27, 2012, defendant Axis Communications made a motion to dismiss, or alternatively to sever, on the grounds of misjoinder.  Several defendants joined in the motion.  On July 16, 2012 we filed our opposition to the motion.  On January 17, 2013, the Court granted in part defendants’ motion by granting severance and consolidating all the actions for pre-trial issues, except venue.

On January 25, 2013, certain defendants filed a motion to stay the litigation pending completion or termination of the Inter Partes review proceedings at the United States Patent and Trademark Office (see below and Note D(4) to our unaudited financial statements for the three and six months ended June 30, 2013 included in this Prospectus).  On March 5, 2013, the Court granted certain defendants’ motion and stayed the litigation pending the disposition of the Inter Partes review proceedings described below.

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of our Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The request for reexamination was stayed by the USPTO on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings described below.  The initial grant of the reexamination by USPTO is not unusual as the majority of such applications are initially granted.  While management believes that the reexamination proceeding will further validate and strengthen our Remote Power Patent, should the USPTO reach a final determination that the Remote Power Patent is invalid (unless overturned by the Board of Patent Appeals and Interference or the United States Court of Appeals for the Federal Circuit), such a determination would have a material adverse effect on us as our entire current revenue stream is dependent upon the continued validity of our Remote Power Patent.

In addition to the reexamination proceeding referenced above, there have been five Inter Partes Review petitions filed in the USPTO pertaining to our Remote Power Patent.  On December 5, 2012, Avaya Inc. filed a petition to institute an Inter Partes Review of the Remote Power Patent.  On December 19, 2012, Sony Corporation of America (“Sony”), Axis Communications AB, and Axis Communications, Inc. filed a separate petition to also institute an Inter Partes Review of the Remote Power Patent.  On May 24, 2013, the Patent Trial and Appeal Board (“Patent Board”) determined to institute an Inter Partes Review of the ‘930 Patent on two of the five grounds requested in the proceeding initiated by Avaya, Inc. (IPR 2013-0071).  Also on May 24, 2013, the Patent Board determined not to institute an Inter Partes Review of the ‘930 Patent in the Inter Partes Review proceeding initiated by Sony and Axis Communications, Inc. (IPR 2013-0092). On July 2, 2013, the Board denied Sony and Axis’s Request for Rehearing. On June 24, 2013, Dell, Inc. filed a Petition for Inter Partes Review of the ‘930 Patent (IPR 2013-00385). On July 12, 2013, we filed a Preliminary Response to Dell’s Petition. On July 29, 2013, the Patent Board determined to institute this Inter Partes Review proceeding (based on the same grounds as the Avaya proceeding) and joined it with the Avaya proceeding (IPR 2013-0071).  On June 24, 2013, Sony, Axis and Hewlett-Packard Co. (“HP”)filed a Petition for Inter Partes Review of the ‘930 Patent (IPR 2013-000386) and on July 29, 2013 the Patent Board determined not to institute an Inter Partes Review of the ‘930 Patent in this proceeding.  On August 7, 2013, Sony and HP filed another Petition for Inter Partes Review of the ‘930 Patent (IPR 2013-00495).  The grounds in this Petition are the same as the grounds in the Avaya IPR (IPR 2013-00071) and Sony and HP moved to join this potential Inter Partes Review with the Avaya IPR.  On August 13, 2013, we filed our opposition to joinder with respect to the additional filing by Sony and HP.  On September 16, 2013, the Patent Board granted the motion of Sony and HP to join their Inter Partes Review with the Avaya IPR.  Petitioners in each Inter Partes Review seek to cancel certain claims of the Remote Power Patent as unpatentable.

In addition to the reexamination proceeding referenced above, there have been five Inter Partes Review petitions filed in the USPTO pertaining to our Remote Power Patent.  On December 5, 2012, Avaya Inc. filed a petition to institute an Inter Partes Review of the Remote Power Patent.  On December 19, 2012, Sony Corporation of America, Axis Communications AB, and Axis Communications, Inc. filed a separate petition to also institute an Inter Partes Review of the Remote Power Patent.  On May 24, 2013, the Patent Trial and Appeal Board (“Patent Board”) determined to institute an Inter Partes Review of the ‘930 Patent on two of the five grounds requested in the proceeding initiated by Avaya, Inc. (IPR2013-0071).  Also on May 24, 2013, the Patent Board determined not to institute an Inter Partes Review of the ‘930 Patent in the Inter Partes Review proceeding initiated by Sony Corporation and Axis Communications, Inc. (IPR2013-0092). On July 2, 2013, the Board denied Sony and Axis’s Request for Rehearing. On June 24, 2013, Dell, Inc. filed a Petition for Inter Partes Review of the ‘930 Patent (IPR2013-00385). On July 12, 2013, we filed a Preliminary Response to Dell’s Petition. On July 29, 2013, the Patent Board determined to institute this Inter Partes Review proceeding (based on the same grounds as the Avaya proceeding) and joined it with the Avaya proceeding (IPR 2013-0071).  On June 24, 2013, Sony, Axis and Hewlett-Packard filed a Petition for Inter Partes Review of the ‘930 Patent (IPR 2013-000386) and on July 29, 2013 the Patent Board determined not to institute an Inter Partes Review of the ‘930 Patent in this proceeding.  On August 7, 2013, Sony and Hewlett-Packard filed another Petition for Inter Partes Review of the ‘930 Patent (Case IPR to be assigned).  The grounds in this Petition are the same as the grounds in the Avaya IPR (IPR 2013-0071) and Sony and HP moved to join this potential Inter Partes Review with the Avaya IPR.  On August 13, 2013, we filed our opposition to joinder with respect to the additional filing by Sony and HP.  Petitioners in each Inter Partes Review seek to cancel certain claims of the Remote Power Patent as unpatentable.

In the event that the USPTO reaches a final determination in any of the Inter Partes Review proceedings or the ex parte reexamination that certain of our claims related to the Remote Power Patent are unpatentable, such a determination (unless overturned) would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of our Remote Power Patent.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  All proceeds from the sale of such shares will be for the accounts of the selling stockholders.  We will receive proceeds from the exercise of the warrants held by the selling stockholders for the 2,750,000 shares included in this Prospectus that underlie those warrants.  If the warrants to purchase all those shares are exercised, we would receive proceeds of approximately $4,545,000.  Cash proceeds that we may receive upon exercise of the warrants will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this Prospectus from time to time.  The selling stockholders are not obligated to sell any of the shares offered by this Prospectus.  The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

We are registering 6,324,661 shares of our common stock for resale by the selling stockholders.  We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, of which this Prospectus is a part, with respect to the resale of:

●
2,500,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of common stock (issued as a result of exercise of a warrant) issued to four entities in connection with our acquisition of the patent portfolio of Looking Glass LLC (formerly Mirror Worlds, LLC) completed on May 21, 2013;

●	3,074,661 shares of common stock and 250,000 shares of common stock issuable upon exercise of warrants owned by our Chairman and Chief Executive Officer and related parties;

The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions.  Pursuant to Rule 416 under the Securities Act, however, such shares are included in the Registration Statement of which this Prospectus is a part.

The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales.  Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.  None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except (i) that Corey M. Horowitz is our Chairman, Chief Executive Officer and Chairman of our Board of Directors and (ii) Frank Weil, the President of Recognition Interface, LLC, serves as a director of Mirror Worlds Technologies LLC, our wholly owned subsidiary formed in May 2013.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)
Looking Glass LLC	1,750,000(3)	1,750,000(3)	0	0%
Recognition Interface, LLC	750,000(4)	750,000(4)	0	0%
Sucaba LLC	440,000(5)	440,000(5)	0	0%
Sucaba CRUT, LLC	60,000(6)	60,000(6)	0	0%
Corey M. Horowitz	7,987,818(7)	761,027(8)	4,663,157	16.4%
CMH Capital Management Corp.	2,171,372(9)	2,171,372(9)	0	0%
Donna Slavitt	67,471	67,471	0	0%
Logan Zev Horowitz 1999 Trust	107,500(10)	107,500(10)	0	0%
Dylan Max Horowitz 1999 Trust	107,500(10)	107,500(10)	0	0%
Corey M. Horowitz Custodian for Zachary Jordon Horowitz	107,500(10)	107,500(10)	0	0%
Horowitz Partners	2,291(11)	2,291(11)	0	0%
__________________
*  Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Technologies , Inc., 445 Park Avenue, Suite 1020, New York, New York 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 26,047,683 shares of common stock outstanding as of August 1, 2013.

(3)
Includes 1,750,000 shares of common stock subject to currently exercisable warrants held by Looking Glass LLC (formerly Mirror Worlds, LLC).  Plainfield Special Situations Master Fund Limited, is the sole member of Looking Glass LLC and therefore may be deemed to have beneficial ownership of, and the power to vote and dispose of, the shares of common stock beneficially owned by Looking Glass LLC.  Max Holmes, by virtue of his position as the manager of Plainfield Special Situations Master Fund Limited, may also be deemed to beneficially own and have the power to vote and dispose of such shares of common stock.  The aforementioned information is based upon Amendment No. 1 to Schedule 13D jointly filed by Looking Glass LLC, Plainfield Special Situations Master Fund Limited and Max Holmes with the Securities and Exchange Commission on July 31, 2013.  The address of Looking Glass LLC is 60 Arch Street, 2nd floor, Greenwich, Connecticut 06830.

(4)
Includes 750,000 shares of common stock subject to currently exercisable warrants.  Each of Robert M. Raich and Frank A. Weil, by virtue of being a managing member of Recognition Interface, LLC, has shared power to vote and dispose of the shares of common stock underlying the warrants owned by Recognition Interface, LLC.  The address of Recognition Interface, LLC is 147 East 48th Street, New York, NY  10017.

(5)
Includes 440,000 shares of common stock.  Each of Frank A. Weil, Robert Raich, Honor Lassalle and William Weil, by virtue of being co-managing members of Beehive Abacus Managers, LLC, the manager of Sucaba LLC, has shared power to vote and dispose of the shares of common stock owned by Sucaba LLC.  The address of Sucaba LLC is 147 East 48th Street, New York, NY  10017.

(6)
Includes 60,000 shares of common stock.  Each of Frank A. Weil, Robert Raich, Honor Lassalle and William Weil, by virtue of being co-managing members of Beehive Abacus Managers, LLC, the manager of Sucaba CRUT, LLC, has shared power to vote and dispose of the shares owned by Sucaba CRUT, LLC. The address of Sucaba CRUT, LLC is 147 East 48th Street, New York, NY  10017.

(7)
Includes (i) 2,735,016 shares of common stock held by Mr. Horowitz, (ii) 2,439,168 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,171,372 shares of common stock held by CMH Capital Management Corp. (“CMH”), an entity in which Mr. Horowitz is the sole shareholder, officer and director; (iv) 250,000 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz, (v) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vi) an aggregate of 322,500 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.

(8)	Includes (i) 511,027 shares of common stock held by Mr. Horowitz and 250,000 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz.

(9)	Includes 2,171,372 shares of common stock. Corey M. Horowitz, by virtue of being the sole officer and shareholder of CMH, has sole power to vote and dispose of the shares of common stock owned by CMH.

(10)
Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts.  Corey M. Horowitz, by virtue of being custodian for Zachary Jordon Horowitz, has the sole power to vote and dispose of such shares.

(11)
Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this Prospectus.  The selling stockholders will bear all expenses associated with the sale of their common stock including commissions and brokerage fees.

The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

●	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of common stock at any of the following prices:

●	fixed prices that may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; and

●	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Any shares of common stock offered under this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this Prospectus.

The selling stockholders with respect to any purchase or sale of shares of common stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION HEREIN ENTITLED "RISK FACTORS" OF THIS PROSPECTUS AS WELL AS THOSE RISKS DISCUSSED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own nineteen (19) patents issued by the U.S. Patent and Trademark Office that relate to various technologies including patents covering (i) the delivery of power over Ethernet (“PoE”) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras, over Ethernet networks; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.  Our strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.

To date our efforts with respect to our intellectual property have primarily focused on licensing our patent (U.S. Patent No. 6,218,930) covering delivery of power over Ethernet cables (the “Remote Power Patent”).  As of June 30, 2013, we had entered into sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco Linksys, Extreme Networks, Inc., Netgear, Inc., Microsemi Corporation, Motorola Solutions, Inc. and NEC Corporation and several other major data networking equipment manufacturers (See Note D to our unaudited financial statements for the quarterly period ended June 30, 2013 included in this Prospectus (the “June 30, 2013 Quarterly Financial Statements (unaudited)”).  Our current strategy includes continuing to pursue licensing opportunities for our Remote Power Patent from vendors of PoE equipment in order to resolve possible infringement of the Remote Power Patent by such vendors.  In addition, we are seeking to acquire additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  We may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party for the purpose of monetizing their intellectual property assets.

On February 28, 2013, as part of our acquisition strategy, we acquired from Dr. Ingemar Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, four patents (as well as a pending patent application) for a purchase price of $1,000,000 in cash and 403,226 shares of our common stock.  In addition, we are obligated to pay Dr. Cox 12.5% of the net proceeds generated by us from licensing, sale or enforcement of the patents (See Note B[2] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  Since the acquisition, we filed seven (7) patent applications with the United States Patent and Trademark Office seeking patent protection based upon the original patent application filed in 2000 and we anticipate further issuances of additional claims for this portfolio. In July 2013, we received a Notice of Allowance from the U.S. Patent and Trademark Office for the patent application entitled “Method of Using Extracted Features from an Electronic Work”.  This granted patent application will issue a patent within the next few months.

On May 21, 2013, our newly formed subsidiary, Mirror Worlds Technologies, LLC, acquired all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) including nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “MW Patent Portfolio”).  The consideration we paid Mirror Worlds, LLC for the MW Patent Portfolio consisted of (i) $3,000,000 in cash, (ii) 5-year warrants to purchase 875,000 shares of our common stock at $1.40 per share, and (iii) 5-year warrants to purchase 875,000 shares of our common stock at $2.10 per share. (See Note B[2] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  As part of the acquisition of the MW Patent Portfolio, we also entered into an agreement with Recognition Interface, LLC (“Recognition”), an entity that financed the commercialization of the MW Patent Portfolio prior to its sale to Mirror Worlds, LLC and also retained an interest in  the licensing proceeds of the patent portfolio held by Mirror Worlds, LLC.  Pursuant to the terms of our agreement with Recognition, Recognition received (i) 5-year warrants to purchase 250,000 shares of our common  stock  at $1.40 per share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share.  Recognition also received from us an interest in the net proceeds realized from the monetization of the MW Patent Portfolio as follows: (i) 10% of the first $125 million of net proceeds, (ii) 15% of the next $125 million of net proceeds, (iii) and 20% of any portion of the net proceeds in excess of $250 million.  In addition, Abacus and Associates, Inc., an entity affiliated with Recognition,  received  a  60-day  warrant  to  purchase  500,000  shares  of  our common stock at $2.05 per share which it exercised in full on July 22, 2013.  As a result of such warrant exercise and in accordance with our agreement with Recognition, we issued additional warrants to Recognition to purchase an aggregate of 250,000 shares of our common stock (See Note F[1] to our June 30, 2013 Quarterly Financial Statements (unaudited) in this Prospectus).

The inventions described in the MW Patent Portfolio resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s.  Both Professor Gelernter and Dr. Freeman entered into consulting agreements with us as part of our acquisition of the MW Patent Portfolio.  Professor Gelernter and Dr. Freeman are currently associated with Lifestreams Technologies Corporation (“Lifestreams”), a company that develops next generation applications and methodologies aimed at organizing and displaying digital data.  Lifestreams is a licensee of the MW Patent Portfolio.  In connection with the acquisition of the MW Patent Portfolio, we also acquired an equity interest in Lifestreams.  In addition, in July 2013 we made an additional equity investment in Lifestreams and, as part of an amended license agreement with Lifestreams related to the MW Patent Portfolio, we received a warrant to purchase 7.5% of the outstanding common stock of Lifestreams on a fully diluted basis.

On May 22, 2013, through our newly formed subsidiary, Mirror Worlds Technologies, LLC, we initiated patent litigation against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (part of the MW Patent Portfolio we acquired).

In September 2011, we initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Named as defendants in the lawsuit (excluding related parties) were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  During the year ended December 31, 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola"), Transition Networks, Inc. ("Transition Networks") and GarretCom, Inc.  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On January 25, 2013, certain defendants in the aforementioned litigation filed a motion to stay the litigation pending completion or termination of the Inter Partes review proceedings at the United States Patent and Trademark Office (see below and Note D(5) to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  On March 5, 2012, the Court granted certain defendants’ motion and stayed the litigation pending the disposition of the Inter Partes review proceedings.

As a result of a settlement in July, 2010 of certain patent litigation we had initiated against Cisco Systems, Inc. and Cisco-Linksys, LLC (collectively “Cisco”), we entered into non-exclusive licenses for our Remote Power Patent with Cisco and the other defendants.  For the six month periods ended June 30, 2013 and June 30, 2012, our royalty revenue from Cisco constituted 84% and 81% of our revenue, respectively.  For the years ended 2012 and 2011, our royalty revenue from Cisco constituted 77% and 87% of our revenue, respectively.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, royalties from Cisco are anticipated to be highest in the first quarter of the calendar year and decline for each of the remaining calendar quarters of the year.

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of our Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The request for reexamination was stayed by the USPTO on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings (described below) at the USPTO involving our Remote Power Patent.  There are currently pending Inter Partes Review petitions filed at the USPTO pertaining to our Remote Power Patent (See “Legal Proceedings on pages 29-31 of this Prospectus).  Petitioners in each Inter-Partes review seek to cancel certain claims of the Remote Power Patent as unpatentable.  In the event that the USPTO reaches a final determination in the Inter Partes Review proceedings or the ex parte reexamination (referenced above) that certain of our claims related to the Remote Power Patent are unpatentable, such a determination (unless overturned) would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of our Remote Power Patent.

At June 30, 2013, we had net operating loss carryforwards (NOLs) totaling approximately $23,954,000 expiring through 2029, with a future tax benefit of approximately $8,144,000.  At December 31, 2012 we had net operating loss carryforwards (NOLs) totaling approximately $25,255,000 expiring through 2029, with a future tax benefit of approximately $8,840,000.  During the second quarter of 2011, as a result of the Company’s recent results and projected future operating results, management determined that a portion of the NOL was more likely than not to be utilized resulting in the recording of a one-time, non-cash, income tax benefit of $7,000,000 (income) or $0.29 per share (basic) for the three month period ended June 30, 2011.  During the year ended December 31, 2012 as a result of income (before taxes) for the period of $3,372,000, $37,000 was recorded as income tax expense and the deferred tax asset was reduced by $709,000 to $6,194,000.  At December 31, 2012 and June 30, 2013, $6,194,000 and $5,878,000 were recorded as a deferred tax asset on our balance sheet.  During the three month period ended June 30, 2013, as a result of the exercise of options to purchase an aggregate of 1,177,500 shares of our common stock by our Chairman and Chief Executive Officer and another employee (see Note A(3) to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus), we realized a tax deduction of $1,472,000 which after giving effect to income before taxes of $461,000 for the three months ended June 30, 2013 increased our deferred tax asset by $299,000 to $5,878,000 at June 30, 2013.  To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2013 Compared To Three Months Ended June 30, 2012

Revenue.  We had revenue of $1,907,000 for the three months ended June 30, 2013 as compared to revenue of $1,966,000 for the three months ended June 30, 2012, which was related to the receipt of royalties pursuant to license agreements for our Remote Power Patent.  The decrease in revenue of $59,000 for the three months ended June 30, 2013 was due to a decrease in revenue from our existing licensees which was offset in part by revenue from new licensees for the three months ended June 30, 2013.

Cost of Revenue.  We had a cost of revenue of $547,000 and $562,000 for the three months ended June 30, 2013 and June 30, 2012, respectively.  Included in the cost of revenue for the three months ended June 30, 2013 were contingent legal fees of $452,000 payable to our patent litigation counsel (See Note B[1] to our financial statements included herein) and $95,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement (See Note C[1] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  Included in the cost of revenue for the three months ended June 30, 2012 were contingent legal fees of $464,000 payable to our patent litigation counsel and $98,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement.

Gross Profit.  The gross profit for the three months ended June 30, 2013 was $1,360,000 as compared to $1,404,000 for the three months ended June 30, 2012.  The decreased gross profit of $44,000 or 3% for the three months ended June 30, 2013 was primarily due to decreased royalty revenue.

Operating Expenses.  Operating expenses for the three months ended June 30, 2013 were $911,000 as compared to $520,000 for the three month period ended June 30, 2012.  General and administrative expenses include overhead expenses, amortization of patents, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $321,000 from $446,000 for the three months ended June 30, 2012 to $767,000 for the three months ended June 30, 2013, due primarily to increased amortization of the thirteen (13) patents acquired during 2013 and increased legal fees.  Non-cash compensation expense related to the issuance of stock options was $144,000 for the three months ended June 30, 2013 as compared to $74,000 for the three months ended June 30, 2012.

Interest Income.  Interest income for the three months ended June 30, 2013 was $12,000 as compared to interest income of $10,000 for the three months ended June 30, 2012.

Operating Income. We had operating income of $449,000 for the three months ended June 30, 2013 compared with an operating income of $884,000 for the three months ended June 30, 2012.  The decrease in operating income of $435,000 was primarily due to increased patent amortization expense, increased non-cash compensation expenses and legal costs and a decrease in revenue.

Income Taxes (Benefit).  A provision (benefit) for federal, state and local income taxes of $(321,000) and $157,000 which included a $299,000 increase and $148,000 reduction in our deferred tax asset were recorded for the three months ended June 30, 2013 and June 30, 2012, respectively.

Deferred Tax Benefit/NOLs.  At June 30, 2013, we had net operating loss carryforwards (NOLs) totaling approximately $23,954,000 expiring through 2029, with a future tax benefit of approximately $8,144,000.  During the second quarter of 2011, as a result of the Company’s recent results and projected future operating results, management determined that a portion of the NOL was more likely than not to be utilized resulting in the recording of a one-time, non-cash, income tax benefit of $7,000,000 (income) or $.29 per share (basic) for the three month period ended June 30, 2011 (See Note A[5] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  At June 30, 2013 and June 30, 2012, $5,878,000 and $6,335,000, respectively, has been recorded as a deferred tax benefit on our balance sheet.  During the three month period ended June 30, 2013, as a result of the exercise of options to purchase an aggregate of 1,177,500 shares of our common stock by our Chairman and Chief Executive Officer and another employee (see Note A[3] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus), we realized a tax deduction of $1,472,000 which after giving effect to income before taxes of $461,000 for the three months ended June 30, 2013 increased our deferred tax asset by $299,000 to $5,878,000 at June 30, 2013.  To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

Net Income.  As a result of the foregoing, we realized net income of $782,000 or $0.03 per share (basic) and $0.03 per share (diluted) for the three months ended June 30, 2013 compared with net income of $737,000 or $0.03 per share (basic) and $0.02 per share (diluted) for the three months ended June 30, 2012.

Six Months Ended June 30, 2013 Compared To Six Months Ended June 30, 2012

Revenue.  We had revenue of $5,971,000 for the six months ended June 30, 2013 as compared to revenue of $6,391,000 for the six months ended June 30, 2012, which was related to the receipt of royalties pursuant to license agreements for our Remote Power Patent.  The decrease in revenue of $420,000 or 6.6% for the six months ended June 30, 2013 was primarily due to reduced license initiation fees and decreased royalties pursuant to license agreements for our Remote Power Patent.

Cost of Revenue.  We had a cost of revenue of $1,772,000 and $1,948,000 for the six months ended June 30, 2013 and June 30, 2012, respectively.  Included in the cost of revenue for the six months ended June 30, 2013 were contingent legal fees of $1,474,000 payable to our patent litigation counsel (See Note B[1] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus) and $299,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement (See Note C[1] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  Included in the cost of revenue for the six months ended June 30, 2012 were contingent legal fees of $1,629,000 payable to our patent litigation counsel and $320,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement.

Gross Profit.  The gross profit for the six months ended June 30, 2013 was $4,199,000 as compared to $4,443,000 for the six months ended June 30, 2012.  The decreased gross profit of $244,000 or 5.5% for the six months ended June 30, 2013 was primarily due to decreased revenue.

Operating Expenses.  Operating Expenses for the six month period ended June 30, 2013 were $1,701,000 as compared to $1,201,000 the six month period ended June 30, 2012.  General and administrative expenses include overhead expenses, amortization of patents and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $409,000 from $1,036,000 for the six months ended June 30, 2012 to $1,445,000 for the six months ended June 30, 2013, due primarily to increased patent amortization costs with respect to the acquisition of thirteen (13) patents and increased legal fees.  Non-cash compensation expense related to the issuance of stock options was $256,000 for the six months ended June 30, 2013 as compared to $165,000 for the six months ended June 30, 2012.

Interest Income.  Interest income for the six months ended June 30, 2013 was $18,000 as compared to interest income of $19,000 for the six months ended June 30, 2012.

Operating Income. We had an operating income of $2,498,000 for the six months ended June 30, 2013 compared with operating income of $3,242,000 for the six months ended June 30, 2012.  The decrease in operating income of $744,000 was due to increased patent amortization expense, increased non-cash compensation expenses and increased legal fees and decreased revenue.

Income Taxes (Benefit).  A provision for federal, state and local income taxes of $342,000 and $601,000 which included a $316,000 and $568,000 reduction in our deferred tax asset were recorded for the six months ended June 30, 2013 and June 30, 2012, respectively.

Deferred Tax Benefit/NOLs. At June 30, 2013, we had net operating loss  carryforwards (NOLs) totaling approximately $23,954,000 expiring through 2029, with a future tax benefit of approximately $8,144,000.  During the second quarter of 2011, as a result of the company’s recent results and projected future operating results, management determined that a portion of the NOL was more likely than not to be utilized resulting in the recording of a one-time, non-cash, income tax benefit of $7,000,000 (income) or $.29 per share (basic) for the six month period ended June 30, 2011 (See Note A[5] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).  At June 30, 2013 and June 30, 2012, $5,878,000 and $6,335,000 and were recorded as a deferred tax asset on our balance sheet.  During the six month period ended June 30, 2013 as a result of income (before taxes) for the period of $2,516,000, the deferred tax asset was reduced by $316,000 to $5,878,000.  To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

Net Income.  As a result of the foregoing, we realized net income of $2,174,000 or $0.09 per share (basic) and $0.08 per share (diluted) for the six months ended June 30, 2013 compared with net income of $2,660,000 or $0.10 per share (basic) and $0.09 per share (diluted) for the six months ended June 30, 2012.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations primarily from royalty revenue from licensing our Remote Power Patent.  In accordance with our patent litigation settlement achieved in July 2010, we received aggregate upfront payments of approximately $32 million (net proceeds of $22 million after payment of legal fees, expenses and bonus compensation) and Cisco agreed to pay us quarterly royalties (which began for the first quarter of 2011) (See Note D[3] to our June 30, 2013 Quarterly Financial Statements  (unaudited) included in this Prospectus).  At June 30, 2013 our principal sources of liquidity consisted of cash and cash equivalents of approximately $18,103,000 and working capital of approximately $19,924,000.  We believe based on our current cash position and projected licensing revenue from our existing license agreements that we will have sufficient cash to fund our operations for the foreseeable future, although this may not be the case.

Working capital decreased by $2,778,000 to $19,924,000 at June 30, 2013 as compared to working capital of $22,702,000 at December 31, 2012.  The decrease in working capital was primarily due to the cost of patent acquisitions which included cash payments to the sellers of an aggregate of $4,000,000 (See Note B[2] to our June 30, 2013 Quarterly Financial Statements (unaudited) included in this Prospectus).

We maintain our cash primarily in money market accounts.  We do not have any derivative financial instruments.  Accordingly, we do not believe that our investments have significant exposure to interest rate risk.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities except for the lease obligations set forth in Note B[4] to our financial statements included in this Prospectus.

Critical Accounting Policies:

Patents:

We own patents that relate to various technologies.  We capitalize the costs associated with acquisition, registration and maintenance of the patents and amortize these assets over their remaining useful lives on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life for the patents.

Revenue Recognition:

We recognize revenue received from the licensing of our intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

Income Taxes:

We utilize the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

RESULTS OF OPERATIONS:

Year Ended December 31, 2012 Compared To Year Ended December 31, 2011

Revenue.  We had revenue of $8,698,000 or a 17.6% increase for the year ended December 31, 2012 (“2012”) as compared to revenue of $7,398,000 for the year ended December 31, 2011 (“2011”), which was related to the receipt of royalties pursuant to license agreements for our Remote Power Patent.  The increase in revenue of $1,300,000 or 17.6% for 2012 was primarily due to increased royalties from our existing licenses and the addition of license initiation fees and royalties from 3 new licensees achieved from settlements with respect to our pending patent infringement litigation (See Note J[1] to our audited financial statements for 2012 and 2011 included in this Prospectus).

Cost of Revenue.  We had a cost of revenue of $2,602,000 and $2,160,000 for 2012 and 2011, respectively.  Included in the cost of revenue for 2012 were contingent legal fees of $2,070,000 payable to our patent litigation counsel (See Note E[1] to our audited financial statements for 2012 and 2011 included in this Prospectus) and $435,000 of royalty incentive compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement (See Note I[1] to our audited financial statements for 2012 and 2011 included in this Prospectus).  Included in the cost of revenue for 2011 were contingent legal fees of $1,651,000 payable to our patent litigation counsel and $370,000 of royalty incentive compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement.

Gross Profit.  The gross profit for 2012 was $6,096,000 as compared to $5,292,000 for 2011.  The increased gross profit of $804,000 or 15.2% for 2012 was primarily due to increased royalty revenue.

Operating Expenses.  Operating expenses for 2012 were $2,763,000 as compared to $3,759,000 for 2011 which includes additional patent expense of $1,000,000 for 2011 paid to a third party pursuant to an amended patent purchase agreement (See Note C to our audited financial statements for 2012 and 2011 included in the Prospectus).  General and administrative expenses include overhead expenses, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses decreased by $9,000 from $2,456,000 for 2011 to $2,447,000 for 2012.  Non-cash compensation expense related to the issuance of stock options was $316,000 for 2012 as compared to $303,000 for 2011.

Interest Income.  Interest income for 2012 was $39,000 as compared to interest income of $48,000 for 2011.

Operating Income. We had operating income of $3,333,000 for 2012 compared with operating income of $1,533,000 for 2011.  The increase in operating income of $1,800,000 was due primarily to increased royalty revenue of $1,300,000 and decreased operating expenses of $996,000 which was primarily attributable to the additional patent expense of $1,000,000 for 2011.

Income Taxes (Benefit).  A provision for federal, state and local income taxes was recorded for 2012 of $746,000 which included a $709,000 reduction in our deferred tax asset to $6,194,000.  A federal, state and local income tax benefit of $9,000 and a deferred tax benefit of $(6,903,000) were recorded for 2011.

Deferred Tax Benefit/NOLs.  At December 31, 2012, we had net operating loss carryforwards (NOLs) totaling approximately $25,255,000 expiring through 2029, with a future tax benefit of approximately $8,840,000.  During the second quarter of 2011, as a result of the company’s recent results and projected future operating results, management determined that a portion of the NOL was more likely than not to be utilized resulting in the recording of a one-time, non-cash, income tax benefit of $7,000,000 (income) or $.29 per share (basic) (See Note A[5] to our audited financial statements for 2012 and 2011 included in this Prospectus).  At December 31, 2012, $6,194,000 was recorded as a deferred tax benefit on our balance sheet.  During 2012 as a result of income (before taxes) for the period of $3,372,000, the deferred tax asset was reduced by $709,000 to $6,194,000.  To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

Net Income.  As a result of the foregoing, we realized net income of $2,626,000 or $0.10 per share (basic) and $0.09 per share (diluted) for 2012 compared with net income of $8,493,000 or $0.33 per share (basic) and $0.27 per share (diluted) for 2011.  Net income for 2011 included $6,903,000 or $0.29 per share (basic) from the recording of a one-time, non-cash deferred income tax benefit (See Note F to our financial statements included in this Prospectus).

LIQUIDITY AND CAPITAL RESOURCES:

We have financed our operations primarily from royalty revenue from licensing our Remote Power Patent.  In accordance with our patent litigation settlement achieved in July 2010, we received aggregate upfront payments of approximately $32 million (net proceeds of $22 million after payment of legal fees, expenses and bonus compensation) and Cisco agreed to pay us quarterly royalties (which began for the first quarter of 2011).  (See Note J[2] to our audited financial statements for 2012 and 2011 included in this Prospectus).  During 2012 our licensees generated licensee royalties (including license initiation fees from litigation settlements) of $8,698,000.  As of December 31, 2012 our principal sources of liquidity consisted of cash and cash equivalents of approximately $21,983,000 and working capital of approximately $22,702,000.  We believe based on our current cash position and projected licensing revenue from our existing license agreements that we will have sufficient cash to fund our operations for the foreseeable future, although this may not be the case.

Working capital increased by $2,300,000 to $22,702,000 at December 31, 2012 as compared to working capital of $20,402,000 at December 31, 2011.  The increase in working capital was primarily due to increased cash and cash equivalents of $1,322,000, and decreased current liabilities of $906,000.

We maintain our cash primarily in money market accounts.  We do not have any derivative financial instruments.  Accordingly, we do not believe that our investments have significant exposure to interest rate risk.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities except for the lease obligations set forth in Note E[4] to our audited financial statements for 2012 and 2011 included in this Prospectus.

Critical Accounting Policies:

Patents:

We own patents that relate to various telecommunications, and data networking and Internet related technologies.  We capitalize the costs associated with acquisition, registration and maintenance of the patents and amortize these assets over their remaining useful lives on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life for the patents.

Revenue Recognition:

We recognize revenue received from the licensing of our intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

Income Taxes:

We utilize the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

Effect of New Accounting Pronouncements.

See Note B[14] to our audited financial statements for 2012 and 2011 included in this Prospectus.

MANAGEMENT

The following information includes information each director and executive officer has given us about his age, all positions he holds, his principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past 5 years.  In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Network-1 and our Board.

Information about the number of shares of common stock beneficially owned by each executive officer and director appears in this Prospectus under the heading “Security Ownership of Certain Beneficial Owners and Management.”  There are no family relationships among any of our directors and executive officers.

NAME	AGE	POSITION
Corey M. Horowitz	58	Chairman, Chief Executive Officer and Chairman of the Board of Directors
David C. Kahn	61	Chief Financial Officer, Secretary and a Director
Emanuel Pearlman	53	Director
Niv Harizman	49	Director
Allison Hoffman	42	Director

Corey M. Horowitz became our Chairman and Chief Executive Officer in December 2003.  Mr. Horowitz has also served as Chairman of our Board of Directors since January 1996 and has been a member of our Board of Directors since April 1994.  Mr. Horowitz is also President and sole shareholder of CMH Capital Management Corp. (“CMH”), a New York investment advisory and private equity firm, which he founded in September 1991. During the period June 2001 through December 2003, CMH rendered financial advisory services to us.  From January 1986 to February 1991, Mr. Horowitz was a general partner in charge of mergers and acquisitions at Plaza Securities Co., a New York investment partnership.  We believe Mr. Horowitz’s qualifications to serve on our Board of Directors include his significant experience and expertise as an executive in the intellectual property field and his understanding of our intellectual property and the patent acquisition, licensing and enforcement business combined with his private equity and corporate transactional experience.

David C. Kahn, CPA, became our Chief Financial Officer in January 2004 and our Secretary in August 2012.  Mr. Kahn was elected to our Board in April 2012.  Since December 1989, Mr. Kahn has provided accounting and tax services on a consulting basis to private and public companies.  From August 2000 until August 2012, Mr. Kahn served as a full-time faculty member of Yeshiva University in New York.  We believe Mr. Kahn’s qualifications to serve on our Board include his background and expertise in accounting and tax matters.

Emanuel Pearlman became a director of our company in January 2012.  Mr. Pearlman currently serves as Chairman and CEO of Liberation Investment Group, LLC, a New York based investment management and financial consulting firm, a position he has held since January 2003.  From December 2009 to the present, Mr. Pearlman has served on the board of directors of Fontainebleau Miami JV, LLC as Chairman of the Audit and Compensation committee.  From September 2010 to the present he served as Chairman of the Board of Empire Resorts, Inc. (NASDAQ: NYNY).  From January 2012 to January 2013, he served on the board of directors of Dune Energy, Inc. (OTCBB: DUNR.OB) as Chairman of the Nominating and Governance Committee.  From October 2006 to March 2010, Mr. Pearlman served on the board of directors of Multimedia Games, Inc. (NASDAQ: MGAM).  Mr. Pearlman was previously a director of our company from December 1999 to December 2002.  We believe Mr. Pearlman’s qualifications to serve on our Board include his significant investment and financial experience and expertise combined with his Board experience.

Niv Harizman became a director of our company in December 2012.  Mr. Harizman is a Managing Member of Tyto Capital Partners LLC, a private investment firm specializing in debt and equity investments in middle market companies and special situations, a position he has held since August 2010.  Since March 2010, Mr. Harizman has also been the Managing Member of NHK Partners LLC, an entity that makes private investments and provides financial services.  From May 2005 to March 2010, Mr. Harizman was a Founding Partner and Head of Corporate Finance at Plainfield Asset Management LLC, which was a privately held registered investment adviser focused on alternative investments.  From May 2000 until May 2005, Mr. Harizman was a member of the Mergers & Acquisitions Group of Credit Suisse First Boston LLC where he was a Managing Director from 2001-2005 and a Director from 2000 to 2001. From 1995 until 2000, Mr. Harizman was employed by Bankers Trust and its successors including BT Alex. Brown Incorporated and Deutsche Bank in various investment banking positions in the Mergers & Acquisitions Group and Leveraged Finance Group.  We believe Mr. Harizman’s qualifications to serve on our Board include his significant investment and financial transactional experience and expertise.

Allison Hoffman became a director of our company in December 2012.   Since September 2013, Ms. Hoffman has served as Executive Vice President, General Counsel and Corporate Secretary at Martha Stewart Living Omnimedia, Inc. (NYSE:MSO), a media and merchandising company providing consumers with high quality life style content and products. From December 2012 until September 2013, she was in-house counsel at Martha Stewart Living Omnimedia, Inc.   From June 1999 to September 2012, Ms. Hoffman was employed by ALM Media LLC, a leading provider of specialized news and information for the legal and commercial real estate sectors, as Senior Vice President, Chief Legal Officer and Secretary (January 2007 – September 2012), Vice President, General Counsel and Secretary (August 2001 to December 2006) and Assistant General Counsel (June 1999 – July 2001).  From 1995 to 1999, Ms. Hoffman was an associate in the corporate finance department of Skadden, Arps, Slate, Meagher and Flom LLP.  We believe that Ms. Hoffman’s qualifications to serve on our Board include her extensive legal background and transactional experience.

Key Employee

Jonathan Greene served as a consultant to the Company from December 2004 until March 2013, providing technical and marketing analysis for our intellectual property portfolio.  Mr. Greene became an employee of the Company in March 2013.  Mr. Greene also serves as a member of our Technical Advisory Board.  From April 2006 to February 2009, Mr. Greene served as a marketing consultant for Avatier Corporation, a developer of identity management software.  From August 2003 until December 2004, he served as a consultant to Neartek, Inc., a storage management software company (August 2003 until October 2003) and Kavado Inc., a security software company (November 2003 until December 2004).  From January 2003 until July 2003, Mr. Greene served as Director of Product Management for FalconStor Software, Inc. (NASDAQ:FALC), a storage management software company.  From December 2001 through December 2002, Mr. Greene served as our Senior Vice President of Marketing and Business Development, at a time when we were engaged in the development, marketing and licensing of security software.  From December 1999 until September 2001, he served as Senior Vice President of Marketing for Panacya Inc., a vendor of service management software.  Mr. Greene has also held positions at System Management ARTS (SMARTS), Computer Associates, Cheyenne Software and Data General.

Committees of the Board of Directors

The Board of Directors currently has four committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee (which committees were established in January 2013) and a Strategic Development Committee (established in June 2013).  Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a charter.  These charters are available on the Company’s website at: http://www.Network-1.com/sec/sec.htm.  Each member of each committee is, and Robert Pons while serving as a director during 2012 and a member of our Compensation Committee (until September 2012) was, an “independent” director under the standards of the NYSE MKT LLC.  While we are not listed on the NYSE MKT LLC or Nasdaq, our Board of Directors has adopted the independence rules of the NYSE in making its determination of director independence.  Three of our current five directors, Emanuel Pearlman, Allison Hoffman and Niv Harizman, are considered independent directors based upon the standard of independence adopted by the Board of Directors as promulgated under Rule 803A of the NYSE MKT LLC Company Guide of the NYSE.  Laurent Ohana, who was considered an independent director, resigned as director of the Company on August 9, 2013.

Audit Committee

During 2012 we did not have a separate Audit Committee.  Our Board of Directors functioned as our audit committee in accordance with Section 3(a)58(3) of the Securities Exchange Act of 1934 as amended.  In January 2013 the Board of Directors established a separate standing audit committee in accordance with Section 3(a)59(A) of the Securities Exchange Act of 1934, as amended, consisting of Emanuel Pearlman (Chairman) and Laurent Ohana.  Mr. Ohana resigned from the Board and Audit Committee on August 9, 2013.  On August 7, 2013, Allison Hoffman became a member of the Audit Committee.  Emanuel Pearlman qualifies as an audit committee financial expert under applicable SEC rules.  Mr. Pearlman and Mr. Ohana also qualify as “independent” as independence for audit committee members is defined in the NYSE MKT LLC Company Guide.

The Audit Committee is appointed by our Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility with respect to, among other things, (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) selecting and evaluating the qualifications and independence of the Company’s independent registered public accounting firm, (iv) evaluating the performance of the Company’s internal audit function and independent registered public accounting firm, and (v) the Company’s internal controls and procedures.

Compensation Committee

During 2012, Robert Pons served as the sole member of our Compensation Committee until his resignation from the committee in September 2012.  Thereafter, for the balance of 2012 our Board of Directors functioned as our Compensation Committee.  In January 2013, the Board re-established the Compensation Committee consisting of Allison Hoffman (Chairperson) and Niv Harizman.  The Compensation Committee is appointed by the Board of Directors to assist the Board in carrying out the Board’s responsibilities relating to compensation of the Company’s executive officers and directors.  The Committee has overall responsibility for evaluating and approving the officer and director compensation plans, policies and programs of the Company.

Nominating and Corporate Governance Committee

In 2012, we did not have a separate Nominating and Corporate Governance Committee.  Our Board of Directors functioned as our Nominating and Corporate Governance Committee.  In January 2013, our Board established a Nominating and Corporate Governance Committee consisting of Niv Harizman (Chairman) and Emanuel Pearlman.  The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board a set of corporate governance policies for the Company, establishing criteria for selecting new directors, and identifying, screening and recruiting new directors.  The Committee will also recommend to the Board nominees for directors and recommend directors for committee membership to the Board.

Strategic Development – Committee

In June 2013, the Company established a Strategic Development Committee to assist our Chairman and Chief Executive Officer in strategic development and planning of the Company’s business relating to identifying potential strategic partners and the development of new IP acquisition opportunities.  The Committee will also assist in capital markets related activities.  Niv Harizman is the sole member of the Strategic Development Committee.

EXECUTIVE COMPENSATION

The following table summarizes compensation, for the years ended December 31, 2012 and December 31, 2011, awarded to, earned by or paid to our Chief Executive Officer (“CEO”) and to each of our executive officers who received total compensation in excess of $100,000 for the year ended December 31, 2012 for services rendered in all capacities to us (collectively, the “Named Executive Officers”).

Summary Compensation Table
		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards($)(3)	All Other Compensation($)(1)	Total($)
Corey M. Horowitz Chairman and Chief Executive Officer	2012 2011	$414,000 $409,000	$ 585,000(2) $ 520,000(2)	$328,000 $176,000	— $ 250,000(4)	$1,327,000 $1,355,000
David C. Kahn Chief Financial Officer	2012 2011	$126,000(5) $108,000(5)	$ 30,000 $ 30,000	$43,000 $32,000	$ 5,000(6) $ 5,000(6)	$204,000 $175,000
_______________________

(1)	We have concluded that the aggregate amount of perquisites and other personal benefits paid in 2012 and 2011 to either Mr. Horowitz or Mr. Kahn did not exceed $10,000.

(2)
Mr. Horowitz received the following cash incentive bonus payments for 2012: (i) an annual discretionary bonus of $150,000 for 2012 and (ii) royalty incentive compensation of $435,000 pursuant to his employment agreement (See “Employment Agreements, Termination of Employment and Change-In-Control Arrangements” as set forth below in this Prospectus).  Mr. Horowitz received the following bonus compensation for 2011: (i) an annual bonus of $150,000 and (ii) royalty bonus compensation of $370,000 pursuant to his employment agreement.

(3)
The amounts in the “Option Awards” column represent the aggregate grant date fair value of the stock option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718.  See Note D[1] to our financial statements included in this Prospectus for a discussion of the assumptions made by the Company in determining the grant date fair value.

(4)
Includes $250,000 paid to Mr. Horowitz in consideration of his agreement to reduce his bonus compensation payable to him pursuant to his employment agreement with respect to proceeds from patents other than the Remote Power Patent from 12.5% to 10% (See "Executive Compensation – Employment Agreement, Termination of Employment and Change-In-Control Arrangements as set forth below in this Prospectus).

(5)	Consists of consulting fees paid to Mr. Kahn for his services as Chief Financial Officer.

(6)	$5,000 representing Mr. Kahn’s portion of a fee for tax services paid to an entity which is owned 50% by Mr. Kahn.

Narrative Disclosure to Summary Compensation Table

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

On November 1, 2012, we entered into a new employment agreement (the “Agreement”) with Corey M. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for a one year term (which shall automatically be extended for two successive one year periods unless terminated by the Company) at an annual base salary of $415,000.  The Agreement established an annual target bonus of $150,000 for Mr. Horowitz based on performance criteria to be established on an annual basis by the Compensation Committee.  For the year ended December 31, 2012, Mr. Horowitz received the target bonus of $150,000.  In connection with the Agreement, Mr. Horowitz was issued a ten year option to purchase 500,000 shares of our common stock at an exercise price of $1.19 per share (the closing price on the date of grant), which vests in equal quarterly amounts of 41,667 shares beginning November 30, 2012 through August 31, 2015, subject to acceleration upon a change of control.  Mr. Horowitz shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or without "Good Reason" (as defined) by him.

Under the terms of the Agreement, Mr. Horowitz also receives incentive compensation in an amount equal to 5% of our gross royalties or other payments or proceeds (without deduction of legal fees or any other expenses) with respect to our Remote Power Patent (U.S. Patent No. 6,218,930), and a 10% net interest (gross royalties and other payments or proceeds after deduction of all legal fees and litigation expenses related to licensing of and enforcement activities, but in no event shall Mr. Horowitz receive less than 6.25% of the gross recovery) of our royalties and other payments with respect to our other patents besides the Remote Power Patent (the “Additional Patents”) actually received from licensing our patented technologies including patents owned as of the date of the Agreement and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of our company (the “Incentive Compensation”).  For the year ended December 31, 2012, Mr. Horowitz earned Incentive Compensation of $435,000.  The Incentive Compensation shall continue to be paid to Mr. Horowitz for the life of each of the Company’s patents with respect to licenses entered into with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by the Company or not; provided, that, Mr. Horowitz’s employment has not been terminated by us “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by us “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) a pro-rated portion of the $150,000 target bonus provided bonus criteria have been satisfied on a pro-rated basis through the calendar quarter in which the termination occurs and (iii) accelerated vesting of all unvested options and warrants.

In the event we enter into a definitive agreement with respect to an acquisition transaction (either a merger or sale of substantially all of our assets) (an “Acquisition Transaction”), at our option exercisable at any time prior to five days before the closing of the Acquisition Transaction, upon notice to Mr. Horowitz we may elect to extinguish the right of Mr. Horowitz to receive Incentive Compensation (effective upon consummation of the Acquisition Transaction) by a lump sum payment to him at the closing of the Acquisition Transaction of an amount equal to the fair market value of such future compensation to be mutually agreed upon by us and Mr. Horowitz or, if no such mutual agreement is reached within 15 days after execution of a definitive agreement with respect to an Acquisition Transaction, an amount equal to the fair market value of such Incentive Compensation as determined by a qualified independent third party expert chosen by us which valuation shall be binding upon parties and the cost of which will be paid by us.

In connection with the Agreement, Mr. Horowitz has also agreed not to compete with the Company as follows: (i) during the term of the agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by Mr. Horowitz.

On April 12, 2012, we entered into a letter agreement with David Kahn which amended his agreement, dated February 3, 2011, pursuant to which he continues to serve as Chief Financial Officer of the Company.  The amendment (the "Amendment") provided as follows: (i) the term of Mr. Kahn's service as Chief Financial Officer shall be extended until December 31, 2013; (ii) Mr. Kahn's monthly compensation shall be increased to $11,000 per month; and (iii) Mr. Kahn was granted a 5-year option to purchase 75,000 shares of our common stock at an exercise price of $1.40 per share (the closing price on the date of grant), which option vests over a one year period in equal quarterly amounts of 18,750 shares.

Profit Sharing 401(k) Plan

We offer all employees who have completed a year of service (as defined) participation in a 401(k) retirement savings plan.  401(k) plans provide a tax-advantaged method of saving for retirement.  We expensed matching contributions of $33,000 and $32,500 under the 401(k) plan for the years ended December 31, 2012 and December 31, 2011, respectively.

Director Compensation

We compensate each non-management director of our company by granting to each such outside director 5-year stock options to purchase 50,000 shares of our common stock upon joining our Board and options to purchase 25,000 shares of our common stock on an annual basis.  All such options are issued at an exercise price equal to the closing price of our common stock on the date of grant.  In addition, we pay our non-management directors cash director fees of $40,000 per annum ($10,000 per quarter).  Non-management directors also receive additional cash compensation on an annual basis for serving on Board committees:  Audit Committee – Chairperson ($7,500) and member ($5,000) and the Chairperson and member of each of the Compensation Committee and Nominating and Corporate Governance Committee receive annual fees of $3,750 and $2,500, respectively.  The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were established in January 2013.

In April 2012, Robert Pons was appointed as the sole member of a special committee of the Board of Directors to assist the Chairman and Chief Executive Officer and Mr. Pons was issued a 5-year option to purchase 125,000 shares of our common stock at an exercise price of $1.40 per share for such committee service, which option shares vested in full in December 2012 upon his resignation from the Board.

In consideration for serving on the Strategic Development Committee, Niv Harizman was issued a 5-year option to purchase 300,000 shares of our common stock, which option vested 100,000 shares on the date of grant and will vest 100,000 shares on the first and second anniversary from the grant date.

The Board of Directors or the Compensation Committee may review and determine the form and amount of directors compensation, including cash, equity based awards and other director compensation to maintain a transparent and readily understandable director compensation which ensures that the directors continue to receive fair and appropriate compensation for the time commitment required to discharge their duties for a company of our size.

The following table sets forth the compensation paid to all persons who served as members of our board of directors (other than our Named Executive Officers) during the year ended December 31, 2012.  No director who is also a Named Executive Officer received any compensation for services as a director in 2012.

Name	Option Awards(2) (3) ($)	Fees Earned or Paid in Cash ($)(1)	Total ($)
Emanuel Pearlman	$38,000	$40,000	$ 78,000(1)
Laurent Ohana	$13,000	$40,000	$ 53,000(1)
Robert Pons	$84,000	$40,000	$124,000
Niv Harizman	$22,000	$ 1,538	$ 23,538
Allison Hoffman	$22,000	$ 1,538	$ 23,538
___________________________

(1)	Represents director's fees payable in cash to each non-management director of $10,000 per quarter (or $40,000 per annum) for 2012.

(2)
The amounts included in the “Option Awards” column represent the grant date fair value of stock option awards to directors, computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions see Note D[1] to our audited financial statements for the year ended December 31, 2012 and 2011 included in this Prospectus.

(3)
The aggregate grant date fair values for 2012 calculated in accordance with FASB ASC Topic 718 reflect the following: (i) 5- year options to purchase 50,000 shares granted to Emanuel Pearlman on January 27, 2012, (ii) 5- year options to purchase 10,000 shares and 15,000 shares of our common stock granted to each of Emanuel Pearlman, Laurent Ohana and Robert Pons on January 31, 2012 and February 24, 2012 at exercise prices of $1.21 and $1.35 per share, respectively, which options vest over a one year period in equal quarterly amounts, (iii) a 5- year option to purchase 125,000 shares of our common stock granted to Robert Pons on April 11, 2012, at an exercise price of $1.40 per share, which option shares vested in full upon Mr. Pons’ resignation from the Board in December 2012, and (iv) a 5- year option to purchase 50,000 shares of our common stock granted to each of Niv Harizman and Allison Hoffman on December 19, 2012, at an exercise price of $1.14 per share, which options vest over a one year period in equal quarterly amounts.  The aggregate number of option awards outstanding at December 31, 2012 for each director was as follows: Mr. Pearlman – options to purchase 75,000 shares; Mr. Ohana – options to purchase 25,000 shares; Mr. Pons – options to purchase 225,000 shares; Mr. Harizman – options to purchase 50,000 shares and Ms. Hoffman options to purchase 50,000 shares.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information relating to unexercised and outstanding options for each Named Executive Officer as of December 31, 2012:

Number of Securities Underlying Unexercised Options
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Corey M. Horowitz Chairman and CEO	41,667 750,000	458,333(1) —	$ 1.19 $ 0.83	11/1/22 6/08/19
	400,000	—	$ 0.68	11/26/14
	1,100,000	—	$ 0.25	11/26/14
	750,000	—	$ 0.68	4/18/13
	250,000	—	$ 0.68	10/08/13
	10,000	—	$ 0.68	6/22/14
	7,500	—	$ 0.68	10/25/14
	5,000	—	$ 0.68	9/19/13
	375,000	—	$ 0.68	2/28/13
David Kahn Chief Financial Officer	56,250(2) 100,000	18,750(2) —	$ 1.40 $ 1.59	4/12/17 2/03/16
	75,000	—	$ 0.68	08/04/13
	100,000(3)	—	$ 0.54	12/18/13

____________________
(1)	41,667 shares vest on a quarterly basis beginning November 30, 2012 through August 31, 2015.

(2)	18,750 shares vest on January 12, 2013 and 18,750 shares on April 12, 2013.

(3)	Includes options to purchase an aggregate of 51,000 shares of our common stock transferred to Mr. Kahn’s children by gift.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 1, 2013 for (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our executive officers and directors as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENTAGE OF COMMON STOCK BENEFICIALLY OWNED(2)

Corey M. Horowitz(3)	7,987,819	27.8%
MH Capital Management Corp(4)	2,171,372	8.3%
Steven D. Heinemann (5)	2,578,835	9.9%
Barry Rubenstein(6)	2,041,396	7.8%
Woodland Services Corp.(7)	1,376,209	5.3%
Looking Glass LLC(8)	1,750,000	6.7%
Jonathan Auerbach(9)	1,503,813	5.8%
Hound Partners Offshore Fund, L.P.(10)	1,366,230	5.2%
Emigrant Capital Corporation (11)	1,312,500	5.0%
David C. Kahn(12)	348,118	1.3%
Emanuel Pearlman(13)	87,500	*
Niv Harizman(14)	155,043	*
Allison Hoffman(15)	50,000	*
All officers and directors as a group (5 Persons)	8,628,480	29.4%
_____________________

  *           Less than 1%.

(1)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  Unless otherwise indicated the address for each listed beneficial owner is c/o Network-1 Technologies , Inc., 445 Park Avenue, Suite 1020, New York, New York 10022.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from August 1, 2013 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from August 1, 2013 have been exercised and converted.  Assumes a base of 26,047,683 shares of our common stock outstanding.

(3)
Includes (i) 2,735,017 shares of common stock held by Mr. Horowitz, (ii) 2,439,168 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,171,372 shares of common stock held by CMH Capital Management Corp., an entity solely owned by Mr. Horowitz, (iv) 250,000 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz, (v) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vi) an aggregate of 322,500 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.  Does not include 333,332 shares of common stock subject to options which are not currently exercisable within 60 days of the date hereof.

(4)
Includes 2,171,372 shares of common stock.  Corey M. Horowitz, by virtue of being the sole officer, director and shareholder of CMH Capital Management Corp., has the sole power to vote and dispose of the shares of common stock owned by CMH Capital Management Corp.

(5)
Includes 2,578,835 shares of common stock owned by Mr. Heinemann.  The aforementioned beneficial ownership is based upon a Form 4 filed by Mr. Heinemann with the Securities and Exchange Commission on June 13, 2011.  The address for Mr. Heinemann is 106 Goose Hill Road, Cold Spring Harbor, New York 11724.

(6)
Includes (i) 150,012 shares of common stock held by Mr. Rubenstein, (ii) 10,000 shares of common stock subject to currently exercisable stock options held by Mr. Rubenstein, and (iii) 792,726, 583,483, 309,316, 194,810 and 1,049 shares of common stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Brookwood Partners, L.P. and Marilyn Rubenstein, respectively.  The aforementioned beneficial ownership by Mr. Rubenstein is based upon Amendment No. 7 to Schedule 13D jointly filed by Mr. Rubenstein and related parties with the Securities and Exchange Commission on November 14, 2007 and a Form 4 filed by Mr. Rubenstein with the Securities and Exchange Commission on October 26, 2007.  Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the general partner of Brookwood Partners, L.P..  Barry Rubenstein is the President and sole director of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.  Barry Rubenstein, by virtue of being a General Partner of Woodland Venture Fund, Seneca Ventures and Brookwood Partners, L.P. and the President and sole director of Woodland Services Corp., may be deemed to have the sole power to vote and dispose of the securities held by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Brookwood Partners, L.P.  The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545.

(7)
Includes (i) 792,726 shares of common stock owned by Woodland Venture Fund and (ii) 583,483 shares of common stock owned by Seneca Ventures.  Woodland Services Corp. and Barry Rubenstein are the general partners of Woodland Venture Fund and Seneca Ventures.  The aforementioned beneficial ownership of Woodland Services Corp. is based upon Amendment No. 7 to Schedule 13D jointly filed by Woodland Services Corp. and related parties with the Securities and Exchange Commission on November 14, 2007.  Barry Rubenstein, by virtue of being President and the sole director of Woodland Services Corp., may be deemed to have the sole power to vote and dispose of the shares owned by Woodland Services Corp.  The address of Woodland Services Corp. is 68 Wheatley Road, Brookville, New York 11545.

(8)
Includes 1,750,000 shares of common stock subject to currently exercisable warrants held by Looking Glass LLC (formerly Mirror Worlds, LLC).  Plainfield Special Situations Master Fund Limited, is the sole member of Looking Glass LLC and therefore may be deemed to have beneficial ownership of, and the power to vote and dispose of, the shares of common stock beneficially owned by Looking Glass LLC.  Max Holmes, by virtue of his position as the manager of Plainfield Special Situations Master Fund Limited, may also be deemed to beneficially own, and have the power to vote and dispose of such shares of common stock.  The aforementioned information is based upon Amendment No. 1 to Schedule 13D jointly filed by Looking Glass LLC, Plainfield Special Situations Master Fund Limited and Max Holmes with the Securities and Exchange Commission on July 31, 2013.  The address of Looking Glass LLC is 60 Arch Street, 2nd floor, Greenwich, Connecticut 06830.

(9)
Includes (i) 137,583 shares of common stock owned by Blackwell Partners LLC, and (ii) 1,366,230 shares of common stock held by Hound Partners Offshore Fund, LP.  Jonathan Auerbach is the managing member of Hound Performance, LLC and Hound Partners, LLC.  Hound Performance, LLC is the general partner of Hound Partners Offshore Fund, L.P.  Hound Partners, LLC is the investment manager of Hound Partners Offshore Fund, L.P. and Blackwell Partners LLC.  The securities may be deemed to be beneficially owned by Hound Performance, LLC, Hound Partners LLC and Jonathan Auerbach.  The aforementioned beneficial ownership is based in part upon Amendment No. 4 to Schedule 13G jointly filed by Hound Partners, LLC, Hound Performance, LLC, Jonathan Auerbach, Hound Partners, L.P. and Hound Partners Offshore Fund, LP, with the Securities and Exchange Commission on February 13, 2013.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, has the power to vote and dispose of the securities held by Hound Partners, LP, Hound Partners Offshore Fund, L.P. and Blackwell Partners, LLP.

(10)
Includes 1,366,230 shares of common stock owned by Hound Partners Offshore Fund, LP.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC has the power to vote and dispose of securities held by Hound Partners Offshore Fund, L.P.

(11)
Includes 1,312,500 shares of common stock owned by Emigrant Capital Corporation.  Emigrant Capital Corporation (“Emigrant Capital”) is a wholly owned subsidiary of Emigrant Savings Bank (“ESB”), which is a wholly-owned subsidiary of Emigrant Bancorp, Inc. (“EBI”) which is a wholly-owned subsidiary of New York Private Bank & Trust Corporation (“NYPBTC”).  The Paul Milstein Revocable 1998 Trust (the “Trust”) owns 100% of the voting stock of NYPBTC.  ESB, EBI, NYPBTC and the Trust each may be deemed to be the beneficial owner of the shares of common stock held by Emigrant Capital.  The aforementioned is based upon a Schedule 13G/A filed jointly by Emigrant Capital, ESB, EBI, NYPBTC, the Trust and others with the Securities and Exchange Commission on January 12, 2005.  Howard Milstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation.  The address of Emigrant Capital Corporation is 6 East 43rd Street, 8th Floor, New York, New York 10017.

(12)
Includes (i) 299,000 shares of common stock subject to currently exercisable stock options owned by Mr. Kahn, (ii) 15,118 shares of common stock and 17,000  shares of common stock subject to currently exercised options owned by Stephanie Kahn, a daughter of David Kahn, and (iii) 17,000 shares of common stock subject to currently exercisable stock options owned by Rebecca Kahn, also a daughter of David Kahn.

(13)	Includes 87,500 shares of common stock subject to currently exercisable stock options issued to Mr. Pearlman. Does not include options to purchase 12,500 shares that are not currently exercisable.

(14)
Includes 5,043 shares of common stock and 150,000 shares of common stock subject to currently exercisable options issued to Mr. Harizman.  Does not include options to purchase 225,000 shares of common stock which are not currently exercisable.

(15)	Includes 50,000 shares of common stock subject to currently exercisable options issued to Ms. Hoffman. Does not include options to purchase 25,000 shares which are not currently exercisable.

The Equity Compensation Plan information presented on page 19 of this Prospectus is incorporated herein in its entirety.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

On October 17, 2011, we repurchased 114,815 shares of our common stock from Laurent Ohana, a member of our Board of Directors at the time, at an aggregate purchase price of $155,000 or $1.35 per share (the fair market value at the date of purchase).

On March 16, 2011 we amended our employment agreement, dated June 8, 2009, with Corey M. Horowitz, our Chairman and Chief Executive Officer, pursuant to which, in consideration of a payment of $250,000, Mr. Horowitz agreed to reduce certain incentive compensation payable to him from the proceeds of patents other than our Remote Power Patent from 12.5% to 10%.  (See “Executive Compensation – Employment Agreements, Termination of Employment and Change-In-Control Arrangements” as set forth on pages 50-51 of this Prospectus).

Review, Approval or Ratification of Transactions with Related Persons

During 2012 our Board of Directors was responsible for reviewing and approving related-persons transactions.  Upon establishment of an Audit Committee in January 2013, the Audit Committee assumed responsibility for reviewing and approving related-persons transactions in accordance with its charter.  A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including immediate family members, and any entity owned or controlled by such persons.  In addition, pursuant to our Code of Ethics, all of our officers, directors and employees are to avoid conflicts of interest and to refrain from taking part or exercising influence in any transaction in which such party’s personal interest may conflict with the best interest of the Company.  Except for provisions of the Audit Committee Charter, there are no written procedures governing review of related-persons transactions.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per shares, and 10,000,000 shares of preferred stock, par value $.01 per share.  As of the date of this Prospectus, we have outstanding 26,097,138 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors standing for election.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, holders of common stock are entitled to receive dividends as and when declared by our Board of Directors out of funds legally available therefor.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, in the event of the liquidation, dissolution or winding up of our company, the holder of each share of common stock is entitled to share equally in the balance of any of the assets of our company available for distribution to stockholders.  Outstanding shares of common stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto.  Holders of common stock have no preemptive rights to purchase pro-rata portions of newly issued common stock or preferred stock.

The 6,324,661 shares of our common stock being registered for resale by the selling stockholders (listed on pages 32-33 of this Prospectus) consist of the following shares:

•
1,750,000 shares of common stock subject to currently exercisable 5-year warrants held by Looking Glass LLC (formerly Mirror Worlds, LLC).   On May 21, 2013 we issued to Looking Glass LLC such warrants (to purchase 875,000 shares of common stock at an exercise price of $2.10 per share and 875,000 shares of common stock at an exercise price of $1.40 per share) in connection with our acquisition of the patent portfolio and certain other assets of Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC).

•
750,000 shares of common stock subject to currently exercisable warrants issued to Recognition Interface, LLC (“Recognition”) in connection with our acquisition of the patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013.    The warrants were issued to Recognition in accordance with our Agreement, dated May 21, 2013, with Recognition, as follows:

•	On May 21, 2013, a 5-year warrant to purchase 250,000 shares of common stock at an exercise price of $1.40 per share;

•	On May 21, 2013, a 5-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.10 per share;

•	Only July 26, 2013, a 5-year warrant to purchase 125,000 shares of common stock at an exercise price of $1.40 per share; and

•	On July 26, 2013, a 5-year warrant to purchase 125,000 shares of common stock at an exercise price of $2.10 per share.

•
440,000 shares of common stock owned by Sucaba LLC, acquired pursuant to exercise on July 22, 2013 of 60-day warrants to purchase 500,000 shares of common stock, at an exercise price of $2.05 per share, by Abacus & Associates, Inc. (“Abacus”).  At the time of exercise of the warrants, Abacus directed us to issue the 440,000 shares to Sucaba LLC, an affiliate of Abacus.  The warrants were issued to Abacus on May 21, 2013 in connection with our acquisition of the patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) and our agreement, dated May 21, 2013, with Recognition.

•	60,000 shares of common stock owned by Sucaba CRUT, representing the balance of the shares issued as a result of the aforementioned warrant exercise by Abacus on July 22, 2013.

•	761,027 shares of common stock owned by Corey M. Horowitz, our Chairman and Chief Executive Officer, comprised of:

•
511,027 shares of common stock acquired in private transactions, as follows (i) 24,832 on March 14, 1996 as a result of conversion of outstanding debt, (ii) 117,138 on July 8, 1998 in exchange for cancellation of outstanding warrants and options to purchase an aggregate of 133,471 shares of common stock, (iii) 44,333 shares in other private transactions prior to the Company’s completion of its initial public offering in October 1998, and (iv) 324,724 shares in June 2013 as a result of a cashless exercise of options to purchase 750,000 shares at an exercise price of $0.68 per share originally issued to CMH Capital Management Corp. in April 2002 for financial advisory services, and reissued to Mr. Horowitz in April 2010.  Mr. Horowitz is the sole officer, director and shareholder of CMH Capital Management Corp.

•
250,000 shares of common stock underlying warrants, exercisable at $0.68 per share, originally issued to CMH Capital Management Corp. in October 2001 in consideration of financial advisory services.  The warrants were reissued to Mr. Horowitz in April 2010.

•
2,171,372 shares of common stock owned by CMH Capital Management Corp. (“CMH”), an entity in which Mr. Horowitz is the sole shareholder, officer and director.  CMH acquired the shares in April 2004 pursuant to an exchange of 1,084,935 shares of our Series E convertible preferred stock as part of an exchange agreement between the Company and its preferred stockholders.  In November 2003 CMH purchased the Series E convertible preferred shares from an unaffiliated third party for a purchase price of $35,000.

•
67,471 shares of common stock owned by Donna M. Slavitt, the wife of Corey M. Horowitz, our Chairman and Chief Executive Officer.  Ms. Slavitt acquired the shares in April 2004, pursuant to an exchange of shares of our Series E convertible preferred stock (which she purchased as part of a private offering of common stock completed in October 2001).

•
An aggregate of 322,500 shares of common stock, 107,500 shares each, owned by the Logan Zev Horowitz 1999 Trust, the Dylan Max Horowitz 1999 Trust and Corey M. Horowitz as custodian for Zachary Jordon Horowitz.  The trusts and the custodian account acquired the shares by gifts on an annual basis from Mr. Horowitz for the benefit of his three children from 2004 to 2011.

•	2,291 shares of common stock owned by Horowitz Partners. Horowitz Partners received the shares in 2000 as a result of a distribution of the shares by Security Partners, L.P., an entity of which Corey Horowitz was the general partner. Mr. Horowitz is a partner of Horowitz Partners, a general partnership.

Preferred Stock

Our Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders.  Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.  Our company has no current plan to issue any shares of preferred stock.

Warrants and Options

As of August 1, 2013, there were outstanding options and warrants to purchase an aggregate of 7,337,500 shares of our common stock at exercise prices ranging from $0.21 to $2.10.  To the extent that outstanding options and warrants are exercised, stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options and warrants may adversely affect prevailing market prices for our common stock.

In connection with our acquisition of the patent portfolio and certain other assets of Mirror Worlds, LLC completed on May 21, 2013, we issued to Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) 5-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.40 per share and 5-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $2.10 per share.  The shares underlying the aforementioned warrants are being registered for resale in this Prospectus pursuant to a Registration Rights Agreement, dated May 21, 2013 with Mirror Worlds, LLC.  Also in connection with the acquisition, we issued to Recognition Interface, LLC (“Recognition”) (i) 5-year warrants to purchase 250,000 shares of our common  stock  at  $1.40  per  share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share.  In addition, we issued to Abacus and Associates, Inc., (“Abacus”) an investment entity affiliated with Recognition, a 60-day warrant to purchase 500,000 shares of our common stock at $2.05 per share.  On July 22, 2013, Abacus exercised the 60 Day warrant and, in accordance with our agreement with Recognition, we issued additional 5-year warrants to Recognition consisting of (i) warrants to purchase 125,000 shares at an exercise price of $1.40 per share, and (ii) warrants to purchase 125,000 shares at an exercise price of $2.10 per share.  The shares underlying the warrants issued to Recognition and the shares issued as a result of the exercise of the Abacus warrant are being registered for resale in this Prospectus pursuant to a Registration Rights Agreement, dated May 21, 2013, with Recognition.

Transfer Agent

The Transfer Agent for our common stock is American Stock Transfer and Trust Company LLC, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by the law firm of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York.  Sam Schwartz, a member of such firm, owns 25,584 shares of our common stock.

EXPERTS

Our financial statements as of December 31, 2012 and 2011 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Radin, Glass Co., LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. – 3:00 p.m.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains in Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov and are also accessible through our own website, http://www.network-1.com.

This Prospectus constitutes part of a Registration Statement on Form S-1 filed by us with the SEC under the Securities Act and therefore omits certain information in the Registration Statement. We have also filed exhibits with the Registration Statement that are not included in this Prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document.  You can inspect a copy of the Registration Statement and its exhibits, without charge, at the SEC’s Public Reference Room, and can copy such material upon paying the SEC’s prescribed rates.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Network-1 Technologies , Inc.
445 Park Avenue, Suite 1020
New York, New York  10022
Attention: Corey M. Horowitz, Chairman and
Chief Executive Officer
(212) 829-5770

NETWORK-1 SECURITY SOLUTIONS, INC.
INDEX TO FINANCIAL STATEMENTS

NETWORK-1 SECURITY SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	JUNE 30, 2013	DECEMBER 31, 2012
	(UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents	$18,103,000	$21,983,000
Marketable securities	533,000	547,000
Royalty receivables	1,867,000	775,000
Other current assets	232,000	222,000

Total Current Assets	$20,735,000	23,527,000

OTHER ASSETS:
Deferred tax asset	$5,878,000	6,194,000
Patent, net of accumulated amortization	5,675,000	65,000
Security deposits	19,000	19,000

Total Other Assets	11,572,000	6,278,000

TOTAL ASSETS	$32,307,000	$29,805,000

LIABILITIES:

CURRENT LIABILITIES:
Accounts payable	$160,000	$232,000
Accrued expenses	651,000	593,000

TOTAL LIABILITIES	811,000	825,000

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY

Common stock - $0.01 par value; authorized 50,000,000 shares;
25,597,183 and 25,392,269 shares issued and outstanding at
June 30,2013 and December 31,2012, respectively	256,000	254,000

Additional paid-in capital	$59,728,000	$58,046,000
Accumulated deficit	(28,460,000)	(29,306,000)
Other comprehensive income(loss)	(28,000)	(14,000)

TOTAL STOCKHOLDERS' EQUITY	31,496,000	28,980,000

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$32,307,000	$29,805,000

See notes to condensed financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

ROYALTY REVENUE	$1,907,000	$1,966,000	$5,971,000	$6,391,000
COST OF REVENUE	547,000	562,000	1,772,000	1,948,000
GROSS PROFIT	1,360,000	1,404,000	4,199,000	4,443,000
OPERATING EXPENSES:
General and Administrative	767,000	446,000	1,445,000	1,036,000

Non-Cash compensation	144,000	74,000	256,000	165,000

TOTAL OPERATING EXPENSES	911,000	520,000	1,701,000	1,201,000

OPERATING INCOME	449,000	884,000	2,498,000	3,242,000

OTHER INCOME (EXPENSES):
Interest income, net	12,000	10,000	18,000	19,000

INCOME BEFORE INCOME TAXES	461,000	894,000	2,516,000	3,261,000

INCOME TAXES (BENEFIT)
Current	(22,000)	9,000	26,000	33,000
Deferred	(299,000)	148,000	316,000	568,000
Total Income Taxes (Benefits)	(321,000)	157,000	342,000	601,000
NET INCOME	$782,000	$737,000	$2,174,000	$2,660,000

Net Income per share - Basic	$0.03	$0.03	$0.09	$0.10
- Diluted	$0.03	$0.02	$0.08	$0.09

Weighted average number of common shares outstanding:
- Basic	25,181,736	26,192,920	25,098,074	25,595,913
- Diluted	27,087,061	28,819,929	27,396,414	28,729,256

NET INCOME	$782,000	$737,000	$2,174,000	$2,660,000

OTHER COMPREHENSIVE INCOME NET OF TAX: Unrealized gain (loss) arising during period	(9,000)	3,000	(14,000)	2,000

COMPREHENSIVE INCOME	$773,000	$740,000	$2,160,000	$2,662,000

See notes to condensed financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.
CONDENSED STATEMENTS OF CASH FLOW
UNAUDITED

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,174,000	$2,660,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	249,000	5,000
Stock based compensation	256,000	165,000
Source (use) of cash from changes in operating assets and liabilities:
Royalty receivables and other current assets	(1,051,000)	(1,162,000)
Accounts payable and accrued expenses	(5,000)	(1,012,000)
Income Taxes Payable	(62,000)	(67,000)
Deferred tax asset	316,000	568,000
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,877,000	1,157,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Patents	(4,420,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Value of shares delivered to fund withholding taxes	(486,000)	(487,000)
Repurchase of treasury stock	(851,000)	(52,000)

NET CASH PROVIDED (USED IN) FINANCING ACTIVITIES	(1,337,000)	(539,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,880,000)	618,000

CASH AND CASH EQUIVALENTS, beginning of period	21,983,000	20,661,000

CASH AND CASH EQUIVALENTS, end of period	$18,103,000	$21,279,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$—	$—
Taxes	$93,000	$127,000

NON-CASH INVESTING AND FINANCING ACTIVITIES: Value of shares and warrants issued to purchase patents	$1,438,000	$—

See notes to condensed financial statements

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] BASIS OF PRESENTATION:

The accompanying condensed financial statements as of June 30, 2013 and for the three and six month periods ended June 30, 2013 and June 30, 2012 are unaudited, but, in the opinion of the management of Network-1 Security Solutions, Inc. (the "Company"), contain all adjustments consisting only of normal recurring items which the Company considers necessary for the fair presentation of the Company's financial position as of June 30, 2013, and the results of its operations for the three and six month periods ended June 30, 2013 and June 30, 2012 and its cash flows for the six month periods then ended. The condensed financial statements included herein have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q. Accordingly, certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2012 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of the results of operations to be expected for the full year.

[2] BUSINESS:

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own nineteen (19) patents issued by the U.S. Patent and Trademark Office that relate to various technologies including patents covering (i) the delivery of power over Ethernet (“PoE”) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras, over Ethernet networks; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet, and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.  Our strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.  To date, our licensing efforts have largely focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  At June 30, 2013, we had entered into a total of sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco-Linksys, Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other major data networking equipment manufacturers.  We have a pending patent infringement litigation against eleven (11) data network equipment manufacturers for infringement of our Remote Power Patent (See Note D[1] to our financial

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

statements included in this quarterly report).  As part of our patent acquisition strategy, in February 2013 we acquired four (4) patents and one (1) pending patent application and in May 2013 we acquired nine (9) patents and five (5) pending patent applications (See Note B[2] to our financial statement included in this quarterly report).  In May 2013, the Company’s newly formed subsidiary (Mirror Worlds Technologies, LLC) initiated patent litigation against Apple, Inc., Microsoft, Inc. and several other major vendors of operating system software and computer systems for infringement of one of the patents acquired in May 2013 (See Note D[2] hereof).

(b)  As reflected in the accompanying financial statements, the Company had revenue of $1,907,000 and $1,966,000 for the three month period ended June 30, 2013 and June 30, 2012, respectively, and revenue of $5,971,000 and $6,391,000 for the six month period ended June 30, 2013 and June 30, 2012, respectively.  The Company has been dependent upon royalty revenue from license of its Remote Power Patent to fund its operations.  The Company had cash and cash equivalents of $18,103,000 as of June 30, 2013.

[3] STOCK-BASED COMPENSATION:

On June 19, 2013, the Company issued to a director a 5-year option to purchase 300,000 shares of its common stock, at an exercise price of $1.88 per share, for service as the sole member of the Company’s Strategic Development Committee.  The shares underlying such option vested 100,000 shares on the date of grant and will vest 100,000 shares on June 19, 2014 and 100,000 shares on June 19, 2015.  The Company recorded $75,000 in non-cash compensation in connection with the vested portion of the option for the six month period ended June 30, 2013.

On January 24, 2013, the Company issued stock options to each of its four (4) non-management directors to purchase 25,000 shares of common stock at an exercise price of $1.19 per share.  Such options vest over a one year period in equal quarterly amounts, subject to continued service on the Board.  The Company recorded $24,000 in non-cash compensation in connection with the vested portion of these options for the six month period ended June 30, 2013.

During the six  month periods ended June 30, 2013 and 2012, the Company recorded non-cash compensation expense of $54,000 and $74,000 for the vested portion of options to purchase 500,000 and 750,000 shares issued to the Company’s Chairman and Chief Executive Officer in November 2012 and June 2009, respectively.  In addition, during the six month periods ended June 30, 2013 and June 30, 2012, the Company recorded non-cash compensation expense of $101,000 and $54,000, respectively, for the vested portion of options granted to its Chief Financial Officer, directors and consultants in prior years.

On April 11, 2012, the Company issued a 5-year option to purchase 125,000 shares of its common stock to one of its directors, at an exercise price of $1.40 per share, in consideration of serving on a special committee of the Board of Directors, and such option was to vest over a one year period in equal quarterly amounts of 31,250 shares (the vesting was accelerated following the resignation of the director in December 2012).  On April 12, 2012, the Company issued to its Chief Financial Officer, in consideration of extension of his consulting

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

agreement with the Company (See Note C[4]), a 5-year option to purchase 75,000 shares of its common stock, at an exercise price of $1.40 per share.  Such option vests over a one year period in equal installments of 18,750 shares.

On January 27, 2012, the Company issued a 5-year option to purchase 50,000 shares of its common stock, at an exercise price of $1.21 per share, to a director for joining the Board of Directors, which option vests in equal quarterly installments over a one year period.  On January 31, 2012 and February 24, 2012, the Company issued 5-year options to purchase an aggregate of 25,000 shares to each of its three non-management directors, at exercise prices of $1.21 and $1.35 per share.  These options vest over a one year period in equal quarterly installments.

During the three month period ended June 30, 2013, the Company’s Chairman and Chief Executive Officer and an employee exercised options to purchase an aggregate of 1,125,000 and 52,500 shares, respectively, of the Company’s common stock at an exercise price of $0.68 per share.  All such options were exercised on a cashless basis by delivery of an aggregate of 396,373 and 18,497 shares of common stock, respectively, and 241,540 and 10,201 shares of common stock were delivered with an aggregate value of $466,617 and $19,688 to fund payroll withholding taxes on exercise, resulting in aggregate net shares of 487,087 and 23,802 issued to the Chairman and Chief Executive Officer and the employee, respectively, with respect to such option exercises.

During the six month period ended June 30, 2012, the Company's Chairman and Chief Executive Officer and an affiliate exercised options and warrants to purchase an aggregate of 2,623,070 shares of the Company's common stock at an exercise price of $0.68 per share.  All such options were exercised on a cashless basis by delivery of 1,306,979 shares of common stock and 350,160 shares of common stock were delivered with an aggregate value of $486,951 to fund payroll withholding taxes on exercise, resulting in aggregate net shares of 965,933 issued to the Chairman and Chief Executive Officer with respect to such option and warrant exercises.

The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing utilizing the following weighted average assumptions:

	SIX MONTHS ENDED JUNE 30,
	2013	2012
Risk-free interest rates Expected option life in years Expected stock price volatility Expected dividend yield	0.78-1.24% 5 years 43.54%-44.31% -0-	0.71-0.89% 5 years 45.86% - 0 -

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

[4] REVENUE RECOGNITION:

The Company recognizes revenue received from the licensing of its intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable, and (iv) collectibility of amounts is reasonably assured.  One licensee (Cisco Systems) constituted approximately 84% and 81% of the Company’s revenue, respectively, for the six month periods ended June 30, 2013 and June 30, 2012.

[5] INCOME TAXES:

At June 30, 2013, the Company had net operating loss carryforwards (NOLs) totaling approximately $23,954,000 expiring 2029, with a future tax benefit of approximately $8,144,000.  During the second quarter of 2011, as a result of the Company's financial results and projected future operating results, management determined that a portion of the NOL was more likely than not to be utilized resulting in the recording of a one-time, non-cash income tax benefit of $7,000,000 (income) or $0.29 per share (basic) for the three and six month periods ended June 30, 2011.  At June 30, 2013 and December 31, 2012, $5,878,000 and $6,194,000, respectively, were recorded as a deferred tax asset on the Company's balance sheet.  During the six month period ended June 30, 2013 as a result of income (before taxes) for the period of $2,516,000, $342,000 was recorded as income tax expense and the deferred tax asset was reduced by $316,000 to $5,878,000.  To the extent that the Company earns income in the future, it will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax benefit asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

[6] EARNINGS (LOSS) PER SHARE:

Basic Earnings (loss) per share is calculated by dividing the net income (loss) by the weighted average number of outstanding common shares during the period. Diluted per share data includes the dilutive effects of options, warrants and convertible securities. Potential shares of 7,587,500 and 5,460,000 at June 30, 2013 and 2012, respectively, consisted of options and warrants.  Computations of basic and diluted weighted average common shares outstanding are as follows:

	Six Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012

Weighted-average common shares outstanding – basic	25,098,074	25,595,913	25,181,736	26,192,920
Dilutive effect of options and warrants	2,298,340	3,133,343	1,905,325	2,627,009
Weighted-average common shares outstanding – diluted	27,396,414	28,729,256	27,087,061	28,819,929
Options and Warrants excluded from the computation of diluted income (loss) per share because the effect of inclusion would have been anti-dilutive	5,289,160	2,326,657	5,682,175	2,832,991

[7] CASH EQUIVALENTS:

The Company places cash investments in high quality financial institutions insured by the Federal Deposit Insurance Corporation ("FDIC").  At June 30, 2013, the Company maintained cash balance of $17,583,000 in excess of FDIC limits.

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and cash equivalents as of June 30, 2013 and December 31, 2012 are composed of:

	June 30, 2013	December 31, 2012

Cash	$1,456,000	$1,346,000
Money market fund	16,647,000	20,637,000
Total	$18,103,000	$21,983,000

[8] MARKETABLE SECURITIES

Marketable securities are classified as available-for-sale and are recorded as fair market value.  Unrealized gain and losses are reported as other comprehensive income.  Realized gains and losses are included in income in the period they are realized.  The Company's marketable securities consist of a corporate bond (face value $500,000) with a 5% coupon and a maturity date of June 2015.

Note B - COMMITMENTS AND CONTINGENCIES

[1] Legal Fees:

Dovel & Luner, LLP provides legal services to us with respect to our patent litigation commenced in May 2013 against Apple, Inc., Microsoft, Inc. and other major vendors of document system software and computer systems in the United States District Court of Texas, Tyler Division for infringement of U.S. Patent No. 6,006,227.  The terms of our agreement with Dovel & Luner LLP provide for legal fees on a contingency basis ranging from 25% to 40% of the net recovery (after deduction of expenses) depending upon the stage of proceeding in which a result (settlement or judgment) is achieved, subject to certain agreed upon contingency fee caps depending upon the amount of the net recovery.  The Company is responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provides legal services to the Company with respect to the Company’s pending patent litigation filed in September 2011 against eleven (11) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler (See Note D[1]).  The terms of the Company’s agreement with Dovel & Luner LLP essentially provides for legal fees on a full contingency basis ranging from 12.5% to 35% (with certain exceptions) of the net recovery (after deduction for expenses) depending on the stage of the preceding in which a result (settlement or judgment) is achieved.  For the six month period ended June 30, 2013 and June 30, 2012, the Company accrued aggregate legal fees with respect to the litigation of $155,000 and $268,000, respectively, to Dovel & Luner.  The Company is responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provided legal services to the Company with respect to the litigation settled in July 2010 against several major data networking equipment manufacturers (See Note D[2]).  The terms of the Company’s agreement with Dovel & Luner, LLP with respect to this litigation provided for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of 24% (based on the settlement being achieved at the trial stage).  Because of the royalty payments payable quarterly by Cisco in accordance with the Company’s settlement and license agreement with Cisco (See Note D[3]), the Company has an obligation to pay Dovel & Luner 24% of such royalties received.  During the six months ended June 30, 2013 and 2012, the Company incurred aggregate legal fees to Dovel & Luner, LLP of approximately $1,264,000 and $1,296,000, respectively, with respect to the aforementioned litigation.

With respect to the Company’s litigation against D-Link, which was settled in May 2007, the Company utilized the services of Blank Rome, LLP on a full contingency basis.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, once the Company recovers its expenses related to the litigation (which have not yet been recovered), the Company is obligated to pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link.  During the first quarter of 2013 the Company recovered its expenses related to the litigation and accrued legal fees to Blank Rome of $6,000 for the six months ended June 30, 2013.

Note B - COMMITMENTS AND CONTINGENCIES (continued)

[2] Patent Acquisitions:

On February 28, 2013, the Company completed the acquisition of four (4) patents (as well as a pending patent application) from Dr. Ingemar Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, for a purchase price of $1,000,000 in cash and 403,226 shares of the Company’s common stock.  In addition, the Company is obligated to pay Dr. Cox 12.5% of the net proceeds (after deduction of expenses) generated by the Company from licensing, sale or enforcement of the patents.  Since the acquisition the Company has filed seven (7) additional related patent applications with the United States Patent and Trademark Office seeking patent protection based upon the original patent application filed in 2000.

On May 21, 2013, the Company’s newly formed subsidiary, Mirror Worlds Technologies, LLC, acquired all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.  As consideration for the patent acquisition, the Company paid Looking Glass LLC $3,000,000 in cash, and issued 5-year warrants to purchase an aggregate of 1,750,000 shares of our common stock (875,000 shares of common stock at an exercise price of $1.40 per share and 875,000 shares of our common stock at an exercise price of $2.10 per share).  As part of the acquisition, the Company also entered into an agreement with Recognition Interface, LLC (“Recognition”), an entity that financed the commercialization of the patent portfolio prior to its sale to Mirror Worlds, LLC and also retained an interest in the licensing proceeds of the patent portfolio held by Mirror Worlds, LLC.  Pursuant to the terms of the Company’s agreement with Recognition, Recognition received (i) 5-year warrants to purchase 250,000 shares of the Company’s common  stock  at  $1.40  per  share,  and  (ii)  5-year  warrants  to  purchase 250,000 shares of common stock at $2.10 per share.  Recognition also received from the Company an interest in the net proceeds realized from the monetization of the patent portfolio as follows: (i) 10% of the first $125 million of net proceeds, (ii) 15% of the next $125 million of net proceeds, (iii) and 20% of any portion of the net proceeds in excess of $250 million.  In addition, Abacus and Associates, Inc., an investment entity affiliated with Recognition,  received  a  60-day  warrant  to  purchase  500,000  shares  of  the Company’s common stock at $2.05 per share.  In accordance with the Company’s agreement with Recognition, if Abacus exercises the 60-day warrant an additional warrant to purchase an aggregate of 250,000 shares of the Company will be issued to Recognition.

[3] Services Agreement:

Pursuant to an agreement, dated November 30, 2004, between the Company and ThinkFire Services USA, Ltd. (“ThinkFire”), the Company is obligated to pay ThinkFire fees from royalty payments received from certain licensees in consideration for services performed on behalf of the Company.  During the six month periods ended June 30, 2013 and 2012, the Company accrued fees of approximately $50,000 and $47,000, respectively, with respect to its obligation to ThinkFire.

Note B - COMMITMENTS AND CONTINGENCIES (continued)

[4] Lease Agreement:

The Company currently leases office space in New York City at a cost of $3,300 which lease expires on November 30, 2013.

On June 16, 2011, the Company entered into a four-year lease agreement commencing July 18, 2011 to rent office space, consisting of approximately 2,400 square feet, for offices in New Canaan, Connecticut.  In accordance with the lease, the Company will pay a base rent of $6,400 per month for the first two years, $6,800 per month for the third year and $7,000 per month for the fourth year.  The base rent is subject to annual adjustments to reflect increases in real estate taxes and operating expenses.  The Company also entered into a one year sublease (expiring July 2012) at a base rent of $3,700 per month to sublet approximately 50% of the space to a third party.

Note C - EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS

[1] On November 1, 2012, the Company entered into a new employment agreement (the “Agreement”) with its Chairman and Chief Executive Officer for a one year term (which shall automatically be extended for two successive one year periods unless terminated by the Company) at an annual base salary of $415,000.  The Agreement established an annual target bonus of $150,000 for the Chairman and Chief Executive Officer based on performance criteria to be established on an annual basis by the Board of Directors (or compensation committee).  For the year ended December 31, 2012, the Chairman and Chief Executive Officer received the target bonus of $150,000.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a ten year option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share, which vests in equal quarterly amounts of 41,667 shares beginning November 1, 2012 through August 31, 2015, subject to acceleration upon a change of control.  The Chairman and Chief Executive Officer shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or by him without "Good Reason" (as defined).  Under the terms of the Agreement, the Chairman and Chief Executive Officer also receives incentive compensation in an amount equal to 5% of the Company’s gross royalties or other payments or proceeds (without deduction of legal fees or any other expenses) with respect to its Remote Power Patent and a 10% net interest (gross royalties and other payments or proceeds after deduction of all legal fees and litigation expenses related to licensing, enforcement and sale activities, but in no event shall he receive less than 6.25% of the gross recovery) of the Company’s royalties and other payments with respect to its other patents besides the Remote Power Patent (the “Additional Patents”) (the “Incentive Compensation”).  During the six  months ended June 30, 2013 and June 30, 2012 the Chairman and Chief Executive Officer earned Incentive Compensation of $299,000 and $320,000, respectively.  The Incentive Compensation shall continue to be paid to the Chairman and Chief Executive Officer for the life of each of the Company’s patents with respect to licenses entered into with third parties during the term of his employment or at anytime thereafter, whether he is employed by the Company or not; provided, that, the Chairman and Chief Executive Officer’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by him without “Good Reason” (as defined).  In the event of a merger or sale of substantially all of the assets of the Company, the Company has the option to extinguish the right of Chairman and Chief Executive Officer to receive future Incentive Compensation by payment to him of a lump sum payment, in an amount equal to the fair market value of such

Note C - EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS (continued)

future interest as determined by an independent third party expert if the parties do not reach agreement as to such value.  In the event that the Chairman and Chief Executive Officer’s employment is terminated by the Company “Other Than For Cause” (as defined) or by him for “Good Reason” (as defined), the Chairman and Chief Executive Officer shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) a pro-rated portion of the $150,000 target bonus provided bonus criteria have been satisfied on a pro-rated basis through the calendar quarter in which the termination occurs and (iii) accelerated vesting of all unvested options and warrants.

In connection with the Agreement, the Chairman and Chief Executive Officer has also agreed not to compete with the Company as follows: (i) during the term of the Agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by the Chairman and Chief Executive Officer.

[2] On June 8, 2009, the Company entered into an Employment Agreement (the “Agreement”) with the Chairman and Chief Executive Officer for a three year term (which expired in June 2012) at an annual base salary of $375,000 (retroactive to April 1, 2009) for the first year and increasing 5% on each of April 1, 2010 and April 1, 2011.  During the term of the Agreement, the Chairman and Chief Executive Officer received a cash bonus in an amount no less than $150,000 on an annual basis.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a ten year option to purchase 750,000 shares of common stock at an exercise price of $0.83 per share, which vested in equal quarterly amounts of 62,500 shares beginning June 30, 2010 through March 31, 2012.  In addition to the aforementioned option grant, the Company extended for an additional 5 years the expiration dates of all options (an aggregate of 417,500 shares) expiring in the calendar year 2009 owned by the Chairman and Chief Executive Officer. Under the terms of the Agreement, the Chairman and Chief Executive Officer also received additional bonus compensation in an amount equal to 5% of the Company’s royalties or other payments with respect to the Company’s Remote Power Patent (before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees).

[3] On February 3, 2011, the Company entered into an agreement with its Chief Financial Officer for his continued service through December 31, 2012.  In consideration for his services, the Chief Financial Officer was compensated at the rate of $9,000 per month for the year ending December 31, 2011 and was to be compensated at the rate of $9,450 per month for the year ending December 31, 2012.  In connection with the agreement, the Chief Financial Officer was also issued a five year option to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.59 per share.  The option vested 50,000 shares on the date of grant and the balance of the shares (50,000) vested on the one year anniversary date (February 3, 2012) from the date of grant.

[4] On April 12, 2012, the Company entered into an agreement, with its Chief Financial Officer which amended the agreement, dated February 3, 2011 (See Note C[3] above), pursuant to which he continued to serve the Company.  The amendment (the "Amendment") provided as follows: (i) the term of service of the Chief Financial Officer shall be extended until December 31, 2013; (ii) monthly compensation shall be increased to $11,000 per month; and (iii) the Chief Financial Officer was granted a five year option to purchase 75,000

Note C - EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS (continued)

shares of the Company’s common stock at an exercise price of $1.40 per share, which option vests over a one year period in equal quarterly amounts of 18,750 shares.  Except as provided in the Amendment, all other terms of the Agreement, dated February 3, 2011, remain in full force and effect.

NOTE D - LITIGATION

[1] In September 2011, the Company initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.  The Company seeks monetary damages based upon reasonable royalties.  During the year ended December 31, 2012, the Company reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola"), Transition Networks, Inc. ("Transition Networks") and GarretCom, Inc. (“GarretCom”).  In February 2013, the Company reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for the Company’s Remote Power Patent pursuant to which each such defendant agreed to license the Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On January 25, 2013, certain defendants filed a motion to stay the litigation pending completion or termination of the Inter Partes review proceedings pending at the United States Patent and Trademark Office (see Note D(5) below).  On March 5, 2013, the Court granted defendants’ motion and stayed the litigation pending the disposition of the Inter Partes review proceedings.

[2] On May 23, 2013, the Company’s newly formed subsidiary (Mirror Worlds Technologies, LLC) initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent (one of the patents the Company acquired as part of the Mirror Worlds patent portfolio – See Note B[2] to our financial statements included in this quarterly report).  The Company seeks, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the Defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.

[3] In July 2010, the Company settled its patent litigation pending in the United States District Court for the Eastern District of Texas, Tyler Division, against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered

NOTE D - LITIGATION (continued)

into a settlement agreement with the Company and entered into non-exclusive licenses for our Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid the Company aggregate upfront payments of approximately $32 million and also agreed to license the Remote Power Patent for its full term, which expires in March 2020.  In accordance with the Settlement and License Agreement, dated May 25, 2011, which expanded upon the July 2010 agreement, Cisco is obliged to pay the Company royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of the Company’s Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above, as was the case in 2012 and 2011.  Under the terms of the Agreement, if the Company grants other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, the Company has certain obligations to Cisco and if it materially breaches such terms, Cisco will be entitled to stop paying royalties to the Company.  This would have a material adverse effect on the Company’s business, financial condition and results of operations.

[4] On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (USPTO) a request for an Ex Parte Reexamination, requesting that our Remote Power Patent be reexamined by the USPTO.  The request for reexamination was stayed on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings described in Note D[4] below.  The initial grant of the reexamination by USPTO is not unusual as the majority of such applications are initially granted by USPTO.  While the Company believes that the reexamination proceeding will further validate and strengthen the Remote Power Patent, should the USPTO reach a final determination that the Remote Power Patent is invalid (unless overturned by the Board of Patent Appeals and Interference or the United States Court of Appeals for the Federal Circuit), such a determination would have a material adverse effect on the Company as its entire current revenue stream is dependent upon the continued validity of our Remote Power Patent.

[5] There have been four Inter Partes Review petitions filed in the USPTO pertaining to our Remote Power Patent.  On December 5, 2012, Avaya Inc. filed a petition to institute an Inter Partes Review of the Remote Power Patent.  On December 19, 2012, Sony Corporation of America (“Sony”), Axis Communications AB, and Axis Communications, Inc. filed a separate petition to also institute an Inter Partes Review of the Remote Power Patent.  On May 24, 2013, the Patent Trial and Appeal Board (“Patent Board”) determined to institute an Inter Partes Review of the ‘930 Patent on two of the five grounds requested in the proceeding initiated by Avaya, Inc. (IPR2013-0071).  Also on May 24, 2013, the Patent Board determined not to institute an Inter Partes Review of the ‘930 Patent in the Inter Partes Review proceeding initiated by Sony Corporation and Axis Communications, Inc. (IPR 2013-0092). On July 2, 2013, the Board denied Sony and Axis’s Request for Rehearing. On June 24, 2013, Dell, Inc. filed a Petition for Inter Partes Review of the ‘930 Patent (IPR 2013-00385). On July 12, 2013, the Company filed a Preliminary Response to Dell’s Petition. On July 29, 2013, the Patent Board instituted this Inter Partes Review proceeding (based on the same grounds as the Avaya proceeding) and joined it with the Avaya proceeding (IPR 2013-0071).  On June 24, 2013, Sony, Axis and Hewlett-Packard filed a Petition for Inter Partes Review of the ‘930 Patent (IPR 2013-000386).  Petitioners in each

NOTE D - LITIGATION (continued)

Inter Partes review seek to cancel certain claims of the Remote Power Patent as unpatentable.  In the event that the USPTO reaches a final determination in any of the Inter Partes Review proceedings or the ex parte reexamination that certain of our claims related to the Remote Power Patent are unpatentable, such a determination (unless overturned) would have a material adverse effect on the Company’s business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of the Company’s Remote Power Patent.

NOTE E – STOCK REPURCHASE

On August 22, 2011, the Company announced that its Board of Directors approved a share repurchase program to repurchase up to $2,000,000 of shares of its common stock over the next 12 months ("Share Repurchase Program").  The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company’s discretion.  The timing and amount of the shares repurchased is determined by management based on its evaluation of market conditions and other factors.  The Share Repurchase Program may be increased, suspended or discontinued at any time.  On January 31, 2012, the Board of Directors increased the Share Repurchase Program to purchase up to an additional $2,000,000 (or an aggregate of $4,000,000) of the Company's common stock for the next 12 months.  On January 24, 2013, the Board of Directors increased the Share Repurchase Program to purchase up to an additional $1,000,000 (or an aggregate of $5,000,000) of the Company’s common stock over the next 12 months.  During the three month period ended June 30, 2013, the Company did not repurchase any of its shares of common stock as part of its Share Repurchase Program.

NOTE F – SUBSEQUENT EVENTS

[1] On July 22, 2013, Abacus & Associates, Inc. (“Abacus”) exercised a warrant to purchase 500,000 shares of the Company’s common stock at an exercise price of $2.05 per share resulting in proceeds to the Company of $1,025,000.  In accordance with the Agreement, dated May 21, 2013, between the Company and Recognition Interface, LLC (“Recognition”), an affiliate of Abacus, entered into in connection with the Company’s acquisition of patents from Mirror Worlds, LLC, as a result of the warrant exercised by Abacus the Company issued to Recognition on July 26, 2013 additional five (5) year warrants to purchase an aggregate of 250,000 shares of the Company’s common stock consisting of (i) warrants to purchase 125,000 shares at an exercise price of $2.10 per share and (ii) warrants to purchase 125,000 shares at an exercise price of $1.40 per share (See Note B[2] hereof].

[2] On July 29, 2013, the Patent Trial and Appeal Board (United States Patent and Trademark Office) determined not to institute an Inter Partes review of the ‘930 Patent in the proceeding filed by Sony Corporation of America, Axis Communications and Hewlett-Packard (IPR 2013-000386) (See Note D[4] hereof).  On August 7, 2013, Sony and Hewlett-Packard filed another Petition for Inter Partes Review of the ‘930 Patent (Case IPR to be assigned).  The grounds in this Petition are the same as the grounds in the Avaya IPR (IPR 2013-0071) and Sony and HP moved to join this potential Inter Partes review with the IPR filed by Avaya Inc. (IPR 2013-0071) (See Note D(5) hereof).  On August 13, 2013, the Company filed its opposition to joinder with respect to the additional filing by Sony and HP.

NETWORK-1 SECURITY SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Network-1 Security Solutions, Inc.

We have audited the accompanying balance sheets of Network-1 Security Solutions, Inc. as of December 31, 2012 and 2011 and the related statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network-1 Security Solutions, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Radin, Glass & Co., LLP

New York, New York

March 22, 2013

NETWORK-1 SECURITY SOLUTIONS, INC.

Balance Sheets

	December 31,
	2012	2011

CURRENT ASSETS:
Cash and cash equivalents	$21,983,000	$20,661,000
Marketable securities	547,000	556,000
Royalty receivables	775,000	760,000
Other current assets	222,000	156,000

Total Current Assets	23,527,000	22,133,000

OTHER ASSETS:
Deferred tax asset	6,194,000	6,903,000
Patent, net of accumulated amortization	65,000	74,000
Security deposits	19,000	19,000
Total Other Assets	6,278,000	6,996,000
TOTAL ASSETS	$29,805,000	$29,129,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$232,000	$180,000
Accrued expenses	593,000	1,551,000

TOTAL LIABILITIES	825,000	1,731,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, $0.01 par value; authorized 50,000,000 shares; 25,392,269 and 25,037,518 issued and outstanding at December 31, 2012 and December 31, 2011, respectively	254,000	250,000
Additional paid-in capital	58,046,000	57,728,000
Accumulated deficit	(29,306,000)	(30,575,000)
Other comprehensive income (loss)	(14,000)	(5,000)

TOTAL STOCKHOLDERS’ EQUITY	28,980,000	27,398,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,805,000	$29,129,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Income and Comprehensive Income

	Years Ended December 31,
	2012	2011
ROYALTY REVENUE	$8,698,000	$7,398,000
COST OF REVENUE	2,602,000	2,106,000
GROSS PROFIT	6,096,000	5,292,000

OPERATING EXPENSES:
General and administrative	2,447,000	2,456,000
Additional patent expense	—	1,000,000
Non-cash compensation	316,000	303,000
TOTAL OPERATING EXPENSES	2,763,000	3,759,000

OPERATING INCOME	3,333,000	1,533,000
OTHER INCOME (EXPENSES):
Interest income, net	39,000	48,000

INCOME BEFORE INCOME TAXES	3,372,000	$1,581,000

INCOME TAXES (BENEFIT):
Current	37,000	(9,000)
Deferred	709,000	(6,903,000)
Total Income Taxes (Benefits)	746,000	(6,912,000)

NET INCOME	$2,626,000	$8,493,000

Net Income Per Share
Basic	$.10	$0.33
Diluted	$.09	$0.27

Weighted average common shares outstanding Basic	25,744,330	25,813,038
Diluted	28,472,753	30,930,483

NET INCOME	$2,626,000	$8,493,000

OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gain (loss) arising during the period	(9,000)	(5,000)

COMPREHENSIVE INCOME	$2,617,000	$8,488,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2012 and 2011

	Common Stock Shares Amount		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity

Balance – December 31, 2010	25,931,879	$259,000	$57,266,000	$(36,830,000)	$—	$20,695,000
Granting of options	—	—	268,000	—	—	268,000
Proceeds from exercise of options and warrants	875,972	9,000	154,000	—	—	163,000
Extensions of expiration dates of options and warrants	—	—	59,000	—	—	59,000
Cancellation of options and warrants extensions	—	—	(19,000)	—	—	(19,000)
Value of shares delivered to fund withholding taxes	(230,234)	(2,000)	—	(281,000)	—	(283,000)
Treasury stock purchased and retired	(1,540,099)	(16,000)	—	(1,957,000)	—	(1,973,000)
Unrealized gain (loss) on bonds	—	—	—	—	(5,000)	(5,000)
Net income	—	—	—	8,493,000	—	8,493,000
Balance – December 31, 2011	25,037,518	250,000	57,728,000	(30,575,000)	5,000	27,398,000
Granting of options	—	—	316,000	—	—	298,000
Proceeds from exercise of options and warrants	1, 441,268	14,000	2,000	—	—	16,000
Value of shares delivered to fund withholding taxes	(350,160)	(3,000)	—	(484,000)	—	(487,000)
Treasury stock purchased and retired	(736,357)	(7,000)	—	(873,000)	—	(880,000)
Unrealized gain (loss) on bonds	—	—	—	—	(9,000)	(9,000)
Net income	—	—	—	2,626,000	—	2,626,000
Balance – December 31, 2012	25,392,269	$254,000	$58,046,000	$(29,306,000)	$(14,000)	$28,980,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Cash Flows

	Years Ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,626,000	$8,493,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,000	9,000
Stock-based compensation	316,000	303,000
Non-cash consulting fee	—	5,000
Source (use) of cash from changes in operating assets and liabilities:
Royalty receivables	(15,000)	579,000
Other current assets	(16,000)	21,000
Security deposits	—	(13,000)
Deferred tax asset	709,000	(6,903,000)
Accounts payable and accrued expenses	(956,000)	(527,000)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,673,000	1,967,000

CASH FLOWS USED IN INVESTING ACTIVITIES:	—	(561,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Value of shares delivered to fund withholding taxes	(487,000)	(283,000)
Repurchase of treasury stock	(880,000)	(1,973,000)
Proceeds from exercises of options and warrants	16,000	163,000

NET CASH (USED IN) FINANCING ACTIVITIES	(1,351,000)	(2,093,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,322,000	(687,000)

CASH AND CASH EQUIVALENTS, Beginning	20,661,000	21,348,000

CASH AND CASH EQUIVALENTS, Ending	$21,983,000	$20,661,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the years for:
Interest	—	—
Taxes	$266,000	$123,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.
Notes to Financial Statements
December 31, 2012 and 2011

Note A - The Company

Network-1 Security Solutions, Inc. (the “Company”) is engaged in the acquisition, development, licensing and protection of its intellectual property.  The Company presently owns ten patents that relate to various telecommunications, data networking and Internet technologies as well as the [identification of media content] and include, among other things, patents covering (i) the delivery of power over Ethernet ("PoE") cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras, over PoE networks, (ii) enabling technology for identifying media content on the Internet such as audio and video (purchased in 2013 see Note L[3]) and (iii) systems and methods of transmission of audio, video and data over computer and telephony networks.  The Company’s strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying the Company’s intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.  To date, the Company’s licensing efforts have focused on its remote power patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  The Company has entered into sixteen (16) license agreements with respect to its Remote Power Patent.  The Company’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent from vendors of PoE equipment in order to resolve possible infringement of its Remote Patent by such vendors.  In addition, the Company seeks to acquire, develop and license additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  The Company continually reviews opportunities to acquire or license additional intellectual property.  In addition, the Company may enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.

Note B –Summary of Significant Accounting Policies

[1]	Cash and cash equivalents:

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and cash equivalents as of December 31 are composed of:
	2012	2011
Cash	$1,444,000	$1,134,974
Money market fund	20,539,000	19,525,868
Total	$21,983,000	$20,660,842

[2]	Marketable securities

Marketable securities are classified as available-for-sale and are recorded as fair market value.  Unrealized gain and losses are reported as other comprehensive income.  Realized gains and losses are included in income in the period they are realized.  The Company's marketable securities consist of a corporate bond (face value $500,000) with a 5% coupon and a maturity date of June 2015.

[3]	Revenue recognition:

The Company recognizes revenue received from the licensing of its intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

[4]	Patents:

The Company owns patents that relate to various telecommunications and data networking technologies as well as the identification of media content.  The Company capitalizes the costs associated with acquisition, registration and maintenance of the patents and amortizes these assets over their remaining useful lives on a straight-line basis.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note B – Summary of Significant Accounting Policies  (continued)

[5]	Impairment of long-lived assets:

Intangible assets with finite lives are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.  Accordingly, the Company records impairment losses on long-lived assets used in operations or expected to be disposed of when indicators of impairment exist and the undiscounted cash flows expected to be derived from those assets are less than carrying amounts of those assets.  During the years ended December 31, 2012 and 2011, there was no impairment to the Company's patents.

[6]	Income taxes:

The Company utilizes the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

[7]	Earnings (Loss) Per Share

Basic Earnings (loss) per share is calculated by dividing the net income (loss) by the weighted average number of outstanding common shares during the period.  Diluted per share data included the dilutive effects of options, warrants and convertible securities.  Potential shares of 5,832,500 and 9,779,697 at December 31, 2012 and 2011, respectively, consisted of options and warrants.  Computations of basic and diluted weighted average common shares outstanding are as follows:

	2012	2011

Weighted-average common shares outstanding - basic	25,744,330	25,813,038

Dilutive effect of options and warrants	2,728,423	5,117,445

Weighted-average common shares outstanding - diluted	28,472,753	30,930,483

Options and Warrants excluded from the computation of diluted income (loss) per share because the effect of inclusion would have been anti-dilutive	3,104,077	4,662,252

[8]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note B – Summary of Significant Accounting Policies  (continued)

[9]	Financial instruments:

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.  The investment in a corporate bond is reported at the closing price reported on the active market on which the bond is traded.

[10]	Stock-based compensation:

The Company accounts for its stock-based compensation at fair value estimated on the grant date using the Black-Scholes option pricing model. See Note D[1] for further discussion of the Company’s stock-based compensation.

[11]	Allowance for Doubtful Accounts:

The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to their expected net realizable value.  There was no allowance for doubtful accounts at December 31, 2012 and 2011.

[12]	Fair Value Measurements:

Accounting Standard Codification (“ASC”) Topic 820 (“ASC 820”) utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

●	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
●
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

●	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s financial assets subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value as of	Fair Value Measurements at December 31, 2012 Using Fair Value Hierarchy
	December 31, 2012	Level 1	Level 2	Level 3
Cash and cash equivalents	$21,983,000	$21,983,000	$—	$—
Corporate bond	547,000	—	547,000	—
Total	$22,530,000	$21,983,000	$547,000	$—

	Fair Value as of	Fair Value Measurements at December 31, 2011 Using Fair Value Hierarchy
	December 31, 2011	Level 1	Level 2	Level 3
Cash and cash equivalents	$20,660,842	$20,660,842	$—	$—
Corporate bond	556,376	—	556,376	—
Total	$21,217,218	$20,660,842	$556,376	$—

NETWORK-1 SECURITY SOLUTIONS, INC.

Note B – Summary of Significant Accounting Policies  (continued)

[13]	Subsequent event evaluation:

The Company has evaluated subsequent events from the balance sheet date through the issuance date of the financial statements and has determined that there are no such events that would have a material impact on the financial statements (See Note L).

[14]	Recently issued accounting standards:

In February 2013, the FASB issued updated guidance that amends the reporting of amounts reclassified out of accumulated other comprehensive income (“AOCI”). These amendments do not change the current requirements for reporting net income or other comprehensive income in the financial statements. However, the guidance requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component, either on the face of the financial statement where net income is presented or in the notes to the financial statements. This guidance is effective for fiscal periods beginning after December 15, 2012, and is to be applied prospectively. We will comply with this guidance as of January 1, 2013, and the adoption of the guidance will not have a material impact on our financial statements.

In October 2012, the FASB issued updated guidance on technical corrections and other revisions to various FASB codification topics. The guidance represents changes to clarify the codification, correct unintended application of the guidance or make minor improvements to the codification. The guidance also amends various codification topics to reflect the measurement and disclosure requirements of Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Certain amendments in this guidance are effective for fiscal periods beginning after December 15, 2012, while the remainder of the amendments is effective immediately. We previously adopted the guidance that was effective immediately and it did not have a material impact on our financial statements. We will comply with the remainder of the guidance as of January 1, 2013, and it will not have a material impact on our financial statements.

In August 2012, the FASB issued updated guidance on technical corrections to the U.S. Securities and Exchange Commission (“SEC”) guidance in the U.S. GAAP hierarchy. The SEC guidance was updated to make it more consistent with U.S. GAAP issued by the FASB. The principal changes of the guidance involve revision or removal of accounting guidance references and other conforming changes to ensure consistent referencing throughout the SEC’s Staff Accounting Bulletins. This guidance was effective immediately and it did not have a material impact on our financial statements.

In July 2012, the FASB issued updated guidance on the annual testing of indefinite-lived intangible assets for impairment. The amendments allow an entity to first assess qualitative factors to determine whether it is more likely than not that the indefinite-lived intangible asset is impaired. If, based on its qualitative assessment, an entity concludes it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. We will comply with this guidance as of January 1, 2013, and it will not have a material impact on our financial statements.

In December 2011, the FASB issued updated guidance which amends the disclosure requirements regarding the nature of an entity’s rights of offset and related arrangements associated with its financial instruments and derivative instruments. Under the guidance, an entity must disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued updated guidance which clarified that the 2011 amendment to the balance sheet offsetting standard does not cover transactions that are not considered part of the guidance for derivatives and hedge accounting. This guidance is effective for fiscal periods beginning on or after January 1, 2013.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note B - Summary of Significant Accounting Policies  (continued)

We will comply with this guidance as of January 1, 2013, and it will not have a material impact on our financial statements.

Note C - Patents

In November 2003, the Company acquired a portfolio of telecommunications and data networking patents (six patents) from Merlot Communications, Inc., the successor of which is BAXL Technologies, Inc. (the "Seller").  The purchase price for the patent portfolio was $100,000.  As additional consideration for the purchase, the Company granted the Seller a nonexclusive, royalty free, perpetual license for the term of each patent to use the patents for the development, manufacture or sale of its own branded products to end users.  The cash price has been capitalized and is being amortized over the remaining useful life of each patent.  The Company had agreed to pay the Seller 20% of the net income, as defined, after the first $4,000,000 of net income realized by the Company on a per patent basis from the sale or licensing of the patents.  On January 18, 2005, the Company and Seller amended the Patent Purchase Agreement "Amendment") pursuant to which the Company paid additional purchase price of $500,000 to Seller in consideration for the restructuring of future contingent payments to Seller from the licensing or sale of the Patents.  Such $500,000 has been recorded as an expense in 2005. The Amendment provides for future contingent payments by the Company to Seller of $1.0 million upon achievement of $25 million of Net Royalties (as defined), an additional $1.0 million upon achievement of $50 million of Net Royalties and an additional $500,000 upon achievement of $62.5 million of Net Royalties from licensing or sale of the patents acquired from the Seller.  Amortization expense amounted to $9,000 for both years ended December 31, 2012 and 2011.  At December 31, 2011, a payment of $1.0 million was payable to Seller since Net Royalties of $25 million was achieved.  This amount has been recorded as additional patent expense for the year ended December 31, 2011 and has been paid to Seller.

Note D - Stockholders' Equity

[1]	Stock options:

During 1996, the Board of Directors and stockholders approved the adoption of the 1996 Stock Option Plan (the "1996 Plan").  The 1996 Plan, as amended, provided for the granting of both incentive and non-qualified options to purchase common stock of the Company.  A total of 4,000,000 were eligible to be issued under the 1996 Plan.  As of March 2006, in accordance with the terms of the plan, no further options were eligible to be issued under the Plan.

The term of options granted under the 1996 Plan may not exceed ten years (five years in the case of an incentive stock option granted to an employee/director owning more than 10% of the voting stock of the Company) ("10% stockholder").  The option price for incentive stock options cannot be less than 100% of the fair market value of the shares of common stock at the time the option is granted (110% for a 10% stockholder).  Option terms and vesting periods were set by the Compensation Committee (or the Board of Directors) in its discretion.

The fair value of options on the date of grant is estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

	Year Ended
	December 31,
	2012	2011

Risk-free interest rates	0.71% - 1.75%	2.05% - 2.18%
Expected option life in years	5 years – 10 years	5 years
Expected stock price volatility	43.54% - 45.86%	42.04%
Expected dividend yield	0.00%	0.00%

The weighted average fair value on the option grant date during the years ended December 31, 2012 and 2011 was $0.59 and $0.63 per option, respectively.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note D - Stockholders' Equity (continued)

The following table summarizes stock option activity for the years ended December 31:

	2012		2011
		Weighted		Weighted
		Average		Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price

Options outstanding at beginning of year	7,208,070	$0.69	7,947,613	$0.62
Granted	925,000	$1.24	430,000	$1.60
Cancelled/expired/exercised	(2,550,570)	$0.66	(1,169,531)	$0.55

Options outstanding at end of year	5,582,500	$0.78	7,208,070	$0.69

Options exercisable at end of year	4,826,250	$0.71	6,853,903	$0.65

During the years ended December 31, 2012 and 2011, the Company granted an aggregate of 925,000 and 430,000 options to its officers, directors and consultants, respectively.  The fair value of these options based on the Black-Scholes option-pricing model amounted to $549,000 and $271,000, respectively, for the 2012 and 2011 grants.  The Company recorded non-cash compensation of $141,000 and $104,000 for the vesting portion of these options for the years ended December 31, 2012 and 2011, respectively.  The Company also recognized non-cash compensation of $157,000 and $164,000 in 2012 and 2011, respectively, for the options that were granted in prior years but vested in 2012 and 2011.

During the year ended December 31, 2012, options to purchase an aggregate of 2,478,070 shares of the Company’s common stock were exercised at prices ranging from $0.14 per share to $0.68 per share, resulting in proceeds of $16,000.  As certain of these options were exercised on a cashless basis, 962,537 shares of common stock were issued.  In addition, an aggregate of 350,160 shares were delivered with a value of $487,000 to fund payroll withholding taxes on exercise.

On February 2, 2011, the Company extended for three years the expiration dates of certain outstanding options issued to a consultant to purchase an aggregate of 75,000 shares of common stock at $0.68 per share.  The Company incurred non-cash compensation charges of $5,000 with respect to this option extension.

On May 20, 2011, the Company extended the expiration dates of options (expiring in 2011) for three years to purchase an aggregate of 745,218 shares of common stock held by officers, directors and a third party.  The extensions of the expiration dates for an aggregate of 690,218 shares of such options were subsequently cancelled in December 2011 and the Company recorded non-cash compensation of $5,000 with respect to the option extensions which were not cancelled. (See Note H[3]).

During the year ended December 31, 2011, options to purchase an aggregate of 1,031,467 shares of the Company's common stock were exercised at prices of between $0.13 and $0.70 per share, for total proceeds to the Company of $163,028.  As certain of these options were exercised on a cashless basis, 851,157 shares of common stock were issued.  In addition, 230,234 shares were delivered with a value of $283,000 to fund payroll withholding taxes on exercise.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note D- Stockholders’ equity (continued)

The following table presents information relating to all stock options outstanding and exercisable at December 31, 2012:

Weighted
		Weighted	Average		Weighted
Range of		Average	Remaining		Average
Exercise	Options	Exercise	Life in	Options	Exercise
Price	Outstanding	Price	Years	Exercisable	Price

$0.21 - $1.60	5,582,500	$0.78	3.05	4,826,250	$ 0.71

[2]	Warrants:

As of December 31, 2012, the following are the outstanding warrants to purchase shares of the Company's common stock:

Number of	Exercise
Warrants	Price	Expiration Date

250,000	$0.68	October 8, 2013

On January 4, 2012, warrants to purchase 300,000 shares of the Company’s common stock were exercised (on a cashless basis) by an affiliated entity of the Company’s Chairman and Chief Executive Officer which resulted in the issuance of net shares of common stock of 128,572 shares.

During the year ended December 31, 2011, warrants to purchase an aggregate of 50,000 shares of the Company's common stock were exercised at a price of $0.68 per share, on a cashless basis resulting in the issuance of 24,815 shares.

On May 20, 2011, the Company extended for three years the expiration dates of warrants (expiring in 2011) to purchase an aggregate of 350,000 shares of common stock held by the Chief Executive Officer and a Director and the Company recorded non-cash compensation of $300,000 with respect to such extensions.

Note E - Commitments and Contingencies

[1]	Legal fees:

Dovel & Luner, LLP provides legal services to the Company with respect to the Company’s pending patent litigation filed in September 2011 against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler (See Note J[1]).  The terms of the Company’s agreement with Dovel & Luner LLP essentially provides for legal fees on a full contingency basis ranging from 12.5% to 35% (with certain exceptions) of the net recovery (after deduction for expenses) depending on the stage of the preceding in which a result (settlement or judgment) is achieved.  For the year ended December 31, 2012, the Company incurred legal fees and expenses of $344,000 with respect to the litigation.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note E - Commitments and Contingencies (continued)

Dovel & Luner, LLP provided legal services to the Company with respect to the Company’s patent litigation settled in July 2010 against several major data networking equipment manufacturers.  (See Note J[2]).  The terms of the Company’s agreement with Dovel & Luner, LLP provided for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% (based on the settlement being achieved at the trial stage) including legal fees of local counsel in Texas.  With respect to royalty payments payable quarterly by Cisco in accordance with the Company’s settlement and license agreement with Cisco (See Note J[2]),the Company has an obligation to pay Dovel & Luner 24% of such royalties received after expenses).  During the years ended December 31, 2012 and 2011, total contingency fees incurred to Dovel & Luner, LLP (including local counsel) approximated $1,726,000 and $1,651,000, respectively.

With respect to the Company’s litigation against D-Link, which was settled in May 2007, the Company utilized the services of Blank Rome, LLP, on a full contingency basis.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, once the Company recovers its expenses related to the litigation (which has not been achieved yet), the Company is obligated to pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link.

[2]	Services agreement:

On November 30, 2004, the Company entered into a master services agreement (the "Agreement") with ThinkFire Services USA, Ltd. ("ThinkFire") pursuant to which ThinkFire has been granted the exclusive worldwide rights (except for direct efforts by the Company and related companies) to negotiate license agreements for the Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either the Company or ThinkFire can terminate the Agreement upon 60 days' notice for any reason or upon 30 days' notice in the event of a material breach.  The Company agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on its behalf after the Company recovers its expenses.  For the years ended December 31, 2012 and December 31, 2011, fees incurred to ThinkFire amounted to $97,000 and $85,000, respectively.

[3]	Operating leases:

The Company leases its principal office space in New York City at a monthly base rent of approximately $3,500 which lease expires in November 2013.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note E - Commitments and Contingencies (continued)

On June 16, 2011, the Company entered into a four-year lease agreement commencing July 18, 2011 to rent office space, consisting of approximately 2,400 square feet, for offices in New Canaan, Connecticut.  In accordance with the lease, the Company pays a base rent of $6,400 per month for the first two years, $6,800 per month for the third year and $7,000 per month for the fourth year.  The base rent is subject to annual adjustments to reflect increases in real estate taxes and operating expenses.  The Company also entered into a one year sublease (which expired July 2012) at a base rent of $3,700 per month to sublet approximately 50% of the space to a third party.

Rental expense for the years ended December 31, 2012 and 2011 aggregated $99,000 and $72,000, respectively, net of sublease income of $26,000 and $18,000.

[4]	Savings and investment plan:

The Company has a Savings and Investment Plan which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986.  The Company also may make discretionary annual matching contributions in amounts determined by the Board of Directors, subject to statutory limits.  The 401(k) Plan expense for the years ended December 31, 2012 and 2011 was $33,000 and $32,500, respectively.

Note F – Income Taxes

At December 31, 2012, the Company had net operating loss carryforwards (NOLs) totaling approximately $25,255,000 expiring through 2029, with a future tax benefit of approximately $8,840,000.  During 2011, as a result of the Company’s recent results and projected future operating results, management determined that a portion of the NOL was more likely than not to be utilized resulting in the recording of a one-time, non-cash tax benefit of $7,000,000 (income) or $0.29 per share (basic) for the three and six month periods ended June 30,2011.  At December 31, 2011, $6,903,000 has been recorded as a deferred tax asset on the Company’s balance sheet and $6,903,000 (or $0.22 per share on a diluted basis) has also been recorded as deferred tax benefit on the Company’s statement of income for the year ended December 31, 2011.  At December 31, 2012, $6,194,000 has been recorded as a deferred tax asset on the Company’s balance sheet.  During the year ended December 31, 2012 as a result of income (before taxes) for the period of $3,372,000, $37,000 was recorded as income tax expense and the deferred tax asset was reduced by $709,000 to $6,194,000.  To the extent that the Company earns income in the future, it will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax benefit asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note F – Income Taxes (continued)

The principal components of the net deferred tax assets are as follows:

	Year Ended
	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$8,840,000	$9,450,000
Options and warrants not yet deducted, for tax purposes	420,000	990,000

	9,250,000	10,440,000
Valuation allowance	(3,066,000)	(3,537,000)

Net deferred tax assets	$6,194,000	$6,903,000

The reconciliation between the taxes as shown and the amount that would be computed by applying the statutory federal income tax rate to the income before income taxes is as follows:

	Year Ended
	December 31,
	2012	2011

Income tax - statutory rate	34.0%	34.0%
State and local, net	0.0%	0.0%
Valuation allowance on deferred tax assets	(12.0)%	(461.3)%
(Utilization of NOL)

While only the tax returns for the four years ended December 31, 2012 are open for examination for taxes payable for those years, tax authorities could challenge returns for earlier years to the extent that they generated loss carry forwards that are available for those or future years.

Note G - Concentrations

The Company places its cash investments in high quality financial institutions which at December 31, 2012 exceed the Federal Insurance Deposit Corporation $250,000 limit.  At December 31, 2012, the Company invested $21,733,000 in a money market fund.

Note H - Related Party Transactions

[1]	On April 25, 2012, the Company repurchased 27,757 shares of its common stock from its Chief Financial Officer at a purchase price of $1.35 per share or aggregate consideration of $37,472.

[2]
On March 16, 2011, the Company's employment agreement, dated June 8, 2009, with its Chairman and Chief Executive Officer, was amended pursuant to which, in consideration of a payment of $250,000, the Chairman and Chief Executive Officer agreed to reduce Additional Bonus Compensation and Royalty Bonus Compensation (as such terms are defined in Section 5(b)(ii) of the agreement) payable to him from the proceeds of patents other than the Remote Power Patent from 12.5% to 10%.

[3]
On May 20, 2011, the Company's Board of Directors approved three year extensions of the expiration dates (which were to expire in 2011) for certain outstanding options and warrants to purchase an aggregate of 1,095,218 shares of common stock, exercisable at $0.13 and $0.68 per share, which included options and warrants held by the Chairman and Chief Executive Officer, and an affiliated entity (aggregate of 835,218 shares), Chief Financial Officer (75,000 shares), and two directors (aggregate 150,000 shares).  The extensions of the expiration dates for the Chairman and CEO (515,218 shares), Chief Financial Officer (75,000 shares), and two directors (aggregate 100,000 shares) were subsequently cancelled in December

NETWORK-1 SECURITY SOLUTIONS, INC.

Note H - Related Party Transactions (continued)

2011 as the holders exercised such options prior to the original expiration dates of such options.

[4]
On October 15 and October 17, 2011, the Company repurchased 114,815 and 24,434 shares of its common stock from a director and a consultant, respectively, at an aggregate purchase price of $187,986 or $1.35 per share (the fair market value at the date of purchase).  The repurchase was part of the Company's stock repurchase program to repurchase up to $4,000,000 of its common stock (See Note K).

Note I - Employment Arrangements and Other Agreements

[1]
On November 1, 2012, the Company entered into a new employment agreement (the “Agreement”) with its Chairman and Chief Executive Officer for a one year term (which shall automatically be extended for two successive one year periods unless terminated by the Company) at an annual base salary of $415,000.  The Agreement established an annual target bonus of $150,000 for the Chairman and Chief Executive Officer based on performance criteria to be established on an annual basis by the Board of Directors (or compensation committee).  For the year ended December 31, 2012, the Chairman and Chief Executive Officer received the target bonus of $150,000.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a ten year option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share, which vests in equal quarterly amounts of 41,667 shares beginning November 1, 2012 through August 31, 2015, subject to acceleration upon a change of control.  The Chairman and Chief Executive Officer shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or by him without "Good Reason" (as defined).

Under the terms of the Agreement, the Chairman and Chief Executive Officer also receives incentive compensation in an amount equal to 5% of the Company’s gross royalties or other payments or proceeds (without deduction of legal fees or any other expenses) with respect to its Remote Power Patent and a 10% net interest (gross royalties and other payments or proceeds after deduction of all legal fees and litigation expenses related to licensing, enforcement and sale activities, but in no event shall he receive less than 6.25% of the gross recovery) of the Company’s royalties and other payments with respect to its other patents besides the Remote Power Patent (the “Additional Patents”) (the “Incentive Compensation”).  For the years ended December 31, 2012 and December 31, 2011, the Chairman and Chief Executive Officer earned Incentive Compensation of $434,891 and $369,922, respectively.  The Incentive Compensation shall continue to be paid to Chairman and Chief Executive Officer for the life of each of the Company’s patents with respect to licenses entered into with third parties during the term of his employment or at anytime thereafter, whether he is employed by the Company or not; provided, that, the Chairman and Chief Executive Officer’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by him without “Good Reason” (as defined).  In the event of a merger or sale of substantially of the assets of the Company, the Company has the option to extinguish the right of Chairman and Chief Executive Officer to receive future Incentive Compensation by payment to him of a lump sum payment, in an amount equal to the fair market value of such future interest as determined by an independent third party expert if the parties do not reach agreement as to such value.  In the event that Chairman and Chief Executive Officer’s employment is terminated by the Company “Other Than For Cause” (as defined) or by him for “Good Reason” (as defined), the Chairman and Chief Executive Officer shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) a pro-rated portion of the $150,000 target bonus provided bonus criteria have been satisfied on a pro-rated basis through the calendar quarter in which the termination occurs and (iii) accelerated vesting of all unvested options and warrants.

In connection with the Agreement, the Chairman and Chief Executive Officer has also agreed not to compete with the Company as follows: (i) during the term of the Agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by Chairman and Chief Executive Officer.

NETWORK-1 SECURITY SOLUTIONS, INC.

Note I - Employment Arrangements and Other Agreements (continued)

[2]
On June 8, 2009, the Company entered into an Employment Agreement (the “Agreement”) with the Chairman and Chief Executive Officer for a three year term (which expired in June 2012) at an annual base salary of $375,000 (retroactive to April 1, 2009) for the first year and increasing 5% on each of April 1, 2010 and April 1, 2011.  During the term of the Agreement, the Chairman and Chief Executive Officer received a cash bonus in an amount no less than $150,000 on an annual basis.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a ten year option to purchase 750,000 shares of common stock at an exercise price of $0.83 per share, which vested in equal quarterly amounts of 62,500 shares beginning June 30, 2010 through March 31, 2012.  In addition to the aforementioned option grant, the Company extended for an additional 5 years the expiration dates of all options (an aggregate of 417,500 shares) expiring in the calendar year 2009 owned by the Chairman and Chief Executive Officer. Under the terms of the Agreement, the Chairman and Chief Executive Officer also received additional bonus compensation in an amount equal to 5% of the Company’s royalties or other payments with respect to the Company’s Remote Power Patent (before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees).

[3]
On February 3, 2011, the Company entered into an agreement with its Chief Financial Officer for his continued service through December 31, 2012.  In consideration for his services, the Chief Financial Officer was compensated at the rate of $9,000 per month for the year ending December 31, 2011 and was to be compensated at the rate of $9,450 per month for the year ending December 31, 2012.  In connection with the agreement, the Chief Financial Officer was also issued a five year option to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.59 per share.  The option vested 50,000 shares on the date of grant and the balance of the shares (50,000) vested on the one year anniversary date (February 3, 2012) from the date of grant.

[4]
On April 12, 2012, the Company entered into an agreement, with its Chief Financial Officer which amended the agreement, dated February 3, 2011 (See Note I[3] above), pursuant to which he continued to serve the Company.  The amendment (the "Amendment") provided as follows: (i) the term of service of the Chief Financial Officer shall be extended until December 31, 2013; (ii) monthly compensation shall be increased to $11,000 per month; and (iii) the Chief Financial Officer was granted a five year option to purchase 75,000 shares of the Company’s common stock at an exercise price of $1.40 per share, which option vests over a one year period in equal quarterly amounts of 18,750 shares.  Except as provided in the Amendment, all other terms of the Agreement, dated February 3, 2011, remain in full force and effect.

Note J – Litigation

[1]
In September 2011, the Company initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inx., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transitions Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  During the year ended December 31, 2012, the Company reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola"), Transition Networks, Inc. ("Transition Networks") and GarretCom, Inc. (“GarretCom”).  In February 2013, the Company reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for the Company’s Remote Power Patent pursuant to which each such defendant agreed to license the Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.

[2]
In July 2010, the Company settled its patent litigation pending in the United States District Court for the Eastern District of Texas, Tyler Division, against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with the Company and entered into non-exclusive licenses for our Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid the Company aggregate upfront payments of approximately $32 million and also

NETWORK-1 SECURITY SOLUTIONS, INC.

Note J – Litigation (continued)

agreed to license the Remote Power Patent for its full term, which expires in March 2020.  In accordance with the Settlement and License Agreement, dated May 25, 2011, which expanded upon the July 2010 agreement, Cisco is obliged to pay the Company royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of the Company’s Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above, as was the case in 2012 and 2011.  Under the terms of the Agreement, if the Company grants other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, the Company has certain obligations to Cisco and if it materially breaches such terms, Cisco will be entitled to stop paying royalties to the Company.  This would have a material adverse effect on the Company’s business, financial condition and results of operations.

In May 2009, the Company achieved a settlement with Netgear, Inc. (“Netgear”), also a defendant in the above referenced litigation in Tyler, Texas which was settled with the other defendants in July 2010.  As part of the settlement and under its special licensing program, Netgear entered into a license agreement with the Company for the Remote Power Patent effective April 1, 2009.  Under the terms of the license, Netgear licenses the Remote Power Patent from the Company for its full term (which expires in March 2020), and pays quarterly royalties (which began as of April 1, 2009) based on its sales of Power over Ethernet products, including those Power over Ethernet products which comply with the Institute of Electrical and Electronic Engineers 802.3af and 802.3at Standards.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if the Company grants a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear made a payment of $350,000 to the Company with respect to the settlement.

[3]
On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (USPTO) a request for an Ex Parte Reexamination, requesting that our Remote Power Patent be reexamined by the USPTO.  The request for reexamination was stayed on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings described in Note J[4] below.  The initial grant of the reexamination by USPTO is not unusual as the majority of such applications are initially granted by USPTO.  While the Company believes that the reexamination proceeding will further validate and strengthen the Remote Power Patent, should the USPTO reach a final determination that the Remote Power Patent is invalid (unless overturned by the Board of Patent Appeals and Interference or the United States Court of Appeals for the Federal Circuit), such a determination would have a material adverse effect on the Company as its entire current revenue stream is dependent upon the continued validity of our Remote Power Patent.

[4]
There have been two Inter Partes Review petitions filed in the USPTO pertaining to the Company’s Remote Power Patent.  On December 5, 2012, Avaya Inc. filed a petition to institute an Inter Partes Review of the Remote Power Patent.  On December 19, 2012, Sony Corporation of America, Axis Communications AB, and Axis Communications, Inc. filed a separate petition to also institute an Inter Partes Review of the Remote Power Patent.  Petitioners in each inter-partes review seek to cancel certain claims of the Remote Power Patent as unpatentable.  The USPTO has not yet made a determination of whether a trial will proceed in either Inter Partes Review proceeding.  In the event that the USPTO reaches a final determination in the Inter Partes Review proceedings that certain of our claims related to the Remote Power Patent are unpatentable such a determination would have a material adverse effect on our business, financial condition and results of operations.

NETWORK-1 SECURITY SOLUTIONS, INC.

NOTE K – STOCK REPURCHASE PROGRAM

On August 22, 2011, the Company announced that the Board of Directors approved a share repurchase program to repurchase up to $2,000,000 of shares of its common stock over the next 12 months (“Share Repurchase Program”).  The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company’s discretion.  The timing and amount of the shares repurchased will be determined by management based on its evaluation of market conditions and other factors.  The repurchase program may be increased, suspended or discontinued at any time.  On January 31, 2012, the Board of Directors increased the Share Repurchase Program to repurchase up to an additional $2,000,000 (or an aggregate of $4,000,000) of the Company's common stock.  During the year ended December 31, 2012, the Company repurchased an aggregate of 736,357 shares of common stock pursuant to its Share Repurchase Program at a cost of $880,329 or an average price per share of $1.19.

NOTE L – SUBSEQUENT EVENTS

[1]
On January 24, 2013, the Board of Directors of the Company further increased the Company’s Share Repurchase Program (See Note [K] hereof) to repurchase up to an additional $1,000,000 (or an aggregate of $5,000,000) of the Company’s common stock over the next 12 months.

[2]
On January 24, 2013, the Company issued annual option grants to each of its four non-management directors to purchase 25,000 shares of common stock, at an exercise price of $1.19 per share, which options vest on a quarterly basis over  one year period.

[3]
On February 28, 2013, the Company completed the acquisition of 4 patents (as well as a pending patent application) pertaining to enabling technology for identification of media content for a purchase price of $1,000,000 in cash and 403,226 shares of the Company’s common stock.  In addition, the Company is obligated to pay the seller 12.5% of the net proceeds generated by the Company from licensing, sale or enforcement of the patents.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offering described in the Registration Statement, all of which will be borne by us.

SEC registration fee	$1,576.29
Legal fees and expenses*	$35,000.00
Accounting fees and expenses*	$5,000.00
Miscellaneous expenses*	$1,000.00
TOTAL	$42,576.29
* Estimated.

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company.  In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit.  This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission.  If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect.  In addition, the Bylaws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation.  At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

1.
On February 3, 2011, the Company issued to David Kahn, its Chief Financial Officer, a 5-year stock option to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.59 per share, in connection with an agreement with for his continued service as Chief Financial Officer through December 31, 2012.

2.
On March 10, 2011, the Company issued to Jonathan Maslow, a consultant of the Company, 5-year stock options to purchase 90,000 shares of common stock at an exercise price of $1.60 per share and to Jonathan Greene, a consultant of the Company, 5-year stock options to purchase 240,000 shares of common stock at an exercise price of $1.60 per share.

3.
On January 27, 2012, the Company issued to Emanuel Pearlman a 5-year stock option to purchase 50,000 shares of its common stock, at an exercise price of $1.21 per share, for joining the Board of Directors.

4.
On January 31, 2012, the Company issued to each of Robert Pons, Laurent Ohana and Emanuel Pearlman, its three non-management directors, 5-year stock options to purchase 10,000 shares of its common stock, at an exercise price of $1.21 per share, in consideration for services on the Company’s Board of Directors.

5.
On February 24, 2012, the Company issued to each of Robert Pons, Laurent Ohana and Emanuel Pearlman, its three non-management directors, 5-year stock options to purchase 15,000 shares of its common stock, at an exercise price of $1.34 per share, in consideration for services on the Company’s Board of Directors.

6.
On April 11, 2012, the Company issued to Robert Pons, a non-management director of the Company, a 5-year stock option to purchase 125,000 shares of its common stock at an exercise price of $1.40 per share, in consideration of serving on a special committee of the Company’s Board of Directors.

7.
On April 12, 2012, the Company issued to David Kahn, its Chief Financial Officer, in consideration of extension of his agreement with the Company to continue to serve as Chief Financial Officer, a 5-year stock option to purchase 75,000 shares of its common stock, at an exercise price of $1.40 per share.

8.
On November 1, 2012, the Company issued to Corey Horowitz, its Chairman and Chief Executive Officer, a 10-year stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share in connection with entering into a new employment agreement with the Company.

9.
On December 19, 2012, the Company issued to each of Niv Harizman and Allison Hoffman, 5-year options to purchase 50,000 shares of common stock at an exercise price of $1.14 per share, in consideration for joining the Board of Directors.

10.
On January 24, 2013, the Company issued 5-year stock options to each of Laurent Ohana, Emanuel Pearlman, Niv Harizman and Allison Hoffman, its four (4) non-management directors, to purchase 25,000 shares of common stock, at an exercise price of $1.19 per share, in consideration for serving on the Company’s Board of Directors.

11.
On February 28, 2013, the Company issued (i) to Dr. Ingemar Cox, 383,065 shares of common stock, and (ii) to Mark D. Lucier, 20,161 shares of common stock, priced at $1.24 per share, representing $500,000 of the purchase price paid by the Company pursuant to the Patent Purchase Agreement, dated February 28, 2013, between the Company and such individuals, pursuant to which the Company acquired four issued United States patents from Dr. Cox.

12.
On May 21, 2013, the Company issued to (i) to Looking Glass LLC (formerly Mirror Worlds, LLC), 5-year warrants to purchase 875,000 shares of common stock at an exercise price of $1.40 per share and 5-year warrants to purchase 875,000 shares of common stock at an exercise price of $2.10 per share; and (ii) to Recognition Interface, LLC (“Recognition”), 5-year warrants to purchase 250,000 shares of common stock at $1.40 per share and 5-year warrants to purchase 250,000 shares of common stock at an exercise price of $2.10 per share; and on May 24, 2013, the Company issued to  Abacus & Associates, Inc. (“Abacus”), an entity affiliated with Recognition, a 60-day warrant   to  purchase  500,000  shares  of  its common stock at an exercise price of $2.05 per share.  The foregoing warrants were all issued as part of the consideration for the Company’s acquisition, through its newly formed subsidiary, Mirror Worlds Technologies, LLC, all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications.

13.
On June 19, 2013, the Company issued to Niv Harizman, a non-management director, a 5-year option to purchase 300,000 shares of its common stock, at an exercise price of $1.88 per share, for service as the sole member of the Company’s Strategic Development Committee.

14.
On July 22, 2013, Abacus exercised its warrant to purchase 500,000 shares of the Company’s common stock and the Company (at the instructions of Abacus) issued 500,000 shares of its common stock to Sucaba LLC (440,000 shares) and Sucaba CRUT, LLC (60,000 shares) (both affiliates of Abacus).

15.
On July 26, 2013, the Company issued to Recognition Interface, LLC an additional 5-year warrant to purchase an aggregate of 250,000 shares of its common stock consisting of (i) warrants to purchase 125,000 shares at an exercise price of $2.10 per share and (ii) warrants to purchase 125,000 shares at an exercise price of $1.40 per share.  These warrants were issued, pursuant to the Company’s agreement, dated May 21, 2013, with Recognition Interface, LLC, upon Abacus’s exercise on July 22, 2013 of its warrant.

All the above issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and a legend restricting the sale, transfer, or other disposition of these shares other than in compliance with the Act was imprinted on any stock certificates evidencing the above shares.

Item 16.  Exhibits

No.             Description.

3.(i)(a)
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.(i)(b)
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3.(ii)	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1	Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company’s Proxy Statement filed on May 28, 1999, and incorporated herein by reference.

10.2
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.3
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.4
Settlement Agreement, dated as of May 25, 2007, between the Company and D-Link Corp. and D-Link Systems, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 21, 2007 and incorporated herein by reference.

10.5
Agreement, dated February 8, 2008, between the Company and Dovel & Luner, previously filed on February 13, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.6
Letter Agreement dated June 17, 2008, between the Company and Microsemi Corp-Analog Mixed Signal Group Ltd., previously filed on June 23, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.7
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation, previously filed on August 15, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.8
Settlement Agreement (including Non-Exclusive Patent License Agreement), dated May 22, 2009, between the Company and Netgear, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, fled on May 29, 2009, and incorporated herein by reference.

10.9
Employment Agreement, dated June 8, 2009, between the Company and Corey M. Horowitz, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, and incorporated herein by reference.

10.10+	Form of stock option agreement, previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on October 14, 2009 and incorporated herein by reference.

10.11
Settlement Agreement between the Company and Cisco Systems, Inc. and Cisco-Linksys, LLC.  Portions of the Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an order granting confidential treatment request under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2010 and incorporated herein by reference.

10.12	Settlement Agreement between the Company and Extreme Networks, Inc. Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.13
Settlement Agreement between the Company and Foundry Networks, Inc., Enterasys Networks, Inc. and Adtran, Inc.  Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.14	Settlement Agreement between the Company and 3Com Corporation and Hewlett Packard Corporation. Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.15
Agreement, dated February 3, 2011, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 4, 2011 and incorporated herein by reference.

10.16
Agreement, dated March 16, 2011, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on 8-K filed on March 18, 2011.

10.17
Settlement and License Agreement, dated May 25, 2011, among the Company, Corey M. Horowitz, CMH Capital Management Corp. and Cisco Systems, Inc. and Cisco Consumer Products, LLC.  Portions have been omitted pursuant to an order granting confidentiality treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2011.

10.18+
Letter Agreement, dated April 12, 2012, between the Company and David C. Kahn, Chief Financial Officer.  Previously fired as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 13, 2012.

10.19+
Employment Agreement, dated November 1, 2012, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2012.

10.20	Patent Purchase Agreement, dated February 28, 2012, between the Company and Dr. Ingemar Cox. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 5, 2013.

10.21
Asset Purchase Agreement, dated as of May 21, 2013, between the Company and Mirror Worlds, LLC.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 28, 2013.  Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14	Code of Ethics. Previously filed as Exhibit 14 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 14, 2004 and incorporated herein by reference.

23.1* **	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

24*	Power of Attorney (included in signature page).

101.1**
Interactive data files (previously filed as Exhibit 101 to the Company’s Quarterly Report on Form 10-Q/A filed on August 16, 2013): (i) Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012, (ii) Consolidated Statements of Income and Comprehensive Income for the three and six months ended June 30, 2013 and 2012, (iii) Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012, and (iv) Notes to Consolidated Financial Statements.

101.2**	Interactive data files (Previously filed as Exhibit 101 to the Company's Annual Report on Form 10-K filed on March 22, 2013):

(i)	Balance sheets as of December 31, 2012 and 2011;

(ii)	Statements of income and comprehensive income for the years ended December 31, 2012 and 2011;

(iii)	Statements of changes in stockholders' equity for the years ended December 31, 2012 and 2011;

(iv)	Statements of cash flows for the years ended December 31, 2012 and 2011; and

(v)	Notes to financial statements
____________________

*      Previously filed

+      Management contract or compensatory plan or arrangement

**
XBRL (Extensible Business Reporting Language) information is furnished and not filed or a partof a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Actof 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these sections.

***	Filed herewith

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

NETWORK-1 TECHNOLOGIES , INC.

Dated: October 15, 2013	By:	/s/ Corey M. Horowitz
Corey M. Horowitz, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief Executive	October 15, 2013
Corey M. Horowitz	Officer and Chairman of the Board of
Directors (principal executive officer)

*	Chief Financial Officer and a Director	October 15, 2013
David C. Kahn	(principal financial officer and
principal accounting officer)

*	Director	October 15, 2013
Emanuel Pearlman

*	Director	October 15, 2013
Niv Harizman

*	Director	October 15, 2013
Allison C. Hoffman

*By  /s/ Corey M. Horowitz
         Corey M. Horowitz
         Attorney-in-Fact

INDEX TO EXHIBITS

No.           Description

3.(i)(a)
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.(i)(b)
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3.(ii)	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1	Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company’s Proxy Statement filed on May 28, 1999, and incorporated herein by reference.

10.2
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.3
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.4
Settlement Agreement, dated as of May 25, 2007, between the Company and D-Link Corp. and D-Link Systems, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 21, 2007 and incorporated herein by reference.

10.5
Agreement, dated February 8, 2008, between the Company and Dovel & Luner, previously filed on February 13, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.6
Letter Agreement dated June 17, 2008, between the Company and Microsemi Corp-Analog Mixed Signal Group Ltd., previously filed on June 23, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.7
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation, previously filed on August 15, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.8
Settlement Agreement (including Non-Exclusive Patent License Agreement), dated May 22, 2009, between the Company and Netgear, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, fled on May 29, 2009, and incorporated herein by reference.

10.9
Employment Agreement, dated June 8, 2009, between the Company and Corey M. Horowitz, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, and incorporated herein by reference.

10.10+	Form of stock option agreement, previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on October 14, 2009 and incorporated herein by reference.

10.11
Settlement Agreement between the Company and Cisco Systems, Inc. and Cisco-Linksys, LLC.  Portions of the Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an order granting confidential treatment request under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2010 and incorporated herein by reference.

10.12	Settlement Agreement between the Company and Extreme Networks, Inc. Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.13
Settlement Agreement between the Company and Foundry Networks, Inc., Enterasys Networks, Inc. and Adtran, Inc.  Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.14	Settlement Agreement between the Company and 3Com Corporation and Hewlett Packard Corporation. Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.15
Agreement, dated February 3, 2011, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 4, 2011 and incorporated herein by reference.

10.16
Agreement, dated March 16, 2011, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on 8-K filed on March 18, 2011.

10.17
Settlement and License Agreement, dated May 25, 2011, among the Company, Corey M. Horowitz, CMH Capital Management Corp. and Cisco Systems, Inc. and Cisco Consumer Products, LLC.  Portions have been omitted pursuant to an order granting confidentiality treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2011.

10.18+
Letter Agreement, dated April 12, 2012, between the Company and David C. Kahn, Chief Financial Officer.  Previously fired as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 13, 2012.

10.19+
Employment Agreement, dated November 1, 2012, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2012.

10.20	Patent Purchase Agreement, dated February 28, 2012, between the Company and Dr. Ingemar Cox. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 5, 2013.

10.21
Asset Purchase Agreement, dated as of May 21, 2013, between the Company and Mirror Worlds, LLC.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 28, 2013.  Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14	Code of Ethics. Previously filed as Exhibit 14 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 14, 2004 and incorporated herein by reference.

23.1* **	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

24*	Power of Attorney (included in signature page).

101.1**
Interactive data files (previously filed as Exhibit 101 to the Company’s Quarterly Report on Form 10-Q/A filed on August 16, 2013): (i) Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012, (ii) Consolidated Statements of Income and Comprehensive Income for the three and six months ended June 30, 2013 and 2012, (iii) Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012, and (iv) Notes to Consolidated Financial Statements.

101.2**	Interactive data files (Previously filed as Exhibit 101 to the Company's Annual Report on Form 10-K filed on March 22, 2013):

(i)	Balance sheets as of December 31, 2012 and 2011;

(ii)	Statements of income and comprehensive income for the years ended December 31, 2012 and 2011;

(iii)	Statements of changes in stockholders' equity for the years ended December 31, 2012 and 2011;

(iv)	Statements of cash flows for the years ended December 31, 2012 and 2011; and

(v)	Notes to financial statements
____________________

*      Previously filed

+      Management contract or compensatory plan or arrangement

**
XBRL (Extensible Business Reporting Language) information is furnished and not filed or a partof a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Actof 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these sections.

***	Filed herewith